As filed with the Securities and Exchange Commission on December 30, 1997

                                                       Registration No. 33-38204

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                       POST-EFFECTIVE AMENDMENT NO. 13 ON
                                  FORM SB-2 TO
                             REGISTRATION STATEMENT
                                   ON FORM S-1
                                      Under
                           The Securities Act of 1933

                           --------------------------

                            BCAM INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)


    New York                        8911                        13-3228375
(State or other         (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of          Classification Code Number)      Identification Number)
incorporation or
 organization)

                             1800 Walt Whitman Road
                            Melville, New York 11747
                                 (516) 752-3550
                              (516) 752-3558 (fax)
              (Address and telephone number of principal executive
                    offices and principal place of business)

        ----------------------------------------------------------------

                     Michael Strauss, Chairman of the Board
                            BCAM International, Inc.
                             1800 Walt Whitman Road
                            Melville, New York 11747
                                 (516) 752-3550
                              (516) 752-3558 (fax)
            (Name, address and telephone number of agent for service)

                   ------------------------------------------

                                   Copies to:

                            Norman M. Friedland, Esq.
                     Ruskin Moscou Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6600
                              (516) 663-6641 (fax)

                   ------------------------------------------

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================
                                                         Proposed Maximum     Proposed Maximum
                                         Amount to be     Offering Price     Aggregate Offering       Amount of
 Title of Securities to be Registered     Registered        Per Share              Price          Registration Fee
--------------------------------------------------------------------------------------------------------------------
Redeemable Class B Warrants (a)....         807,659            1.14             1,211,489              $367.12
--------------------------------------------------------------------------------------------------------------------
Redeemable Class E Warrants (a)....         491,588            0.95               614,485              $186.21
--------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon Exercise
of Redeemable Class B Warrants (b)        1,292,254            (e)                  (e)                  (e)
--------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon Exercise
of Redeemable Class E Warrants (c)          737,382            (f)                  (f)                  (f)
--------------------------------------------------------------------------------------------------------------------
Common Stock Issued in Connection
with Stock Options Issued to
Consultants (d)                             875,000          1.00744              881,510              $267.12
--------------------------------------------------------------------------------------------------------------------
Total Registration Fee................................................................................. $820.45(g)
--------------------------------------------------------------------------------------------------------------------

(a) 2,530,000 Redeemable Class B Warrants were issuable upon the exercise of 2,530,000 Redeemable Class A Warrants and 2,530,000 Redeemable Class E Warrants were registered by the original Registration Statement declared effective February 11, 1991 and by Amendment No. 3 (November 27, 1991) thereof. As of September 30, 1997, 807,659 Redeemable Class B Warrants and 491,588 Redeemable Class E Warrants remain outstanding. Each Redeemable Class B Warrant and each Redeemable Class E Warrant entitles the holder to purchase 1.6 and 1.5, respectively, shares of Common Stock.

(b) 2,783,000 shares of Common Stock issuable upon exercise of the Redeemable Class B Warrants were originally registered by the Original Registration Statement declared. As of September 30, 1997, 1,292,254 shares of Common Stock remain issuable upon the exercise of 807,659 Redeemable Class B Warrants that are outstanding.

(c) 2,783,000 shares of Common Stock issuable upon exercise of the Redeemable Class E Warrants and such shares were originally registered by the original Registration Statement declared effective February 11, 1991, and by Amendment No. 3 (November 27, 1991) thereof. Subsequent conversion of 1,717,000 Redeemable Class A Warrants into 1,717,000 Redeemable Class E Warrants per the Discounted Warrant plan provide the issuance of 1,888,700 shares of Common Stock upon the exercise of the Redeemable Class E Warrants. As of September 30, 1997, 737,382 shares of Common Stock remain issuable upon the exercise of 491,588 Redeemable Class E Warrants that are outstanding.

(d) 875,000 shares of Common Stock issuable upon the exercise of 875,000 options issued to consultants.

(e) Common Stock issuable upon exercise of the Redeemable Class B Warrants. No separate filing fee required.

(f) Common Stock issuable upon exercise of the Redeemable Class E Warrants. No separate filing fee required.

(g) Fees relating to items (a), (b), and (c) and to Common Stock issued in connection with January 15, 1997 and July 21, 1997 private placements were paid upon filing of the Registration Statement and the SB-2 Registration Statement.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            BCAM INTERNATIONAL, INC.

                              Cross Reference Sheet

Item Number                   Caption in Form SB-2                 Location in Prospectus
-----------                   --------------------                 ----------------------
     1.       Forepart of the Registration Statement and Outside   Cover of Prospectus
              Front Cover Page of Prospectus.....................
     2.       Inside Front and Outside Back Cover Pages of         Inside Front and Outside Back Cover
              Prospectus.........................................  Page of Prospectus
     3.       Summary Information and Risk Factors...............  Prospectus Summary; Risk Factors
     4.       Use of Proceeds....................................  Use of Proceeds; Agreements
     5.       Determination of Offering Price....................  Underwriter; Agreements
     6.       Dilution...........................................  Dilution
     7.       Selling Security Holders...........................  Not Applicable
     8.       Plan of Distribution...............................  Plan of Distribution
     9.       Legal Proceedings..................................  Business - Legal Proceedings
    10.       Directors, Executive Officers, Promoters and         Management
              Control Persons....................................
    11.       Security Ownership of Certain Beneficial Owners      Principal Stockholders
              and Management.....................................
    12.       Description of Securities..........................  Description of Securities
    13.       Interest of Named Experts and Counsel..............  Not Applicable
    14.       Disclosure of Commission Position on
              Indemnification for Securities Act Liabilities.....  Not Applicable
    15.       Organization Within Last Five Years................  Business
    16.       Description of Business............................  Business
    17.       Management's Discussion and Analysis of Plan of      Management's Discussion and Analysis
              Operation..........................................
    18.       Description of Property............................  Business - Properties
    19.       Certain Relationships and Related Transactions.....  Certain Transactions
    20.       Market for Common Equity and Related Stockholder
              Matters............................................  Risk Factors
    21.       Executive Compensation.............................  Management - Executive Compensation
    22.       Financial Statements...............................  Financial Statements
    23.       Changes in and Disagreements With Accountants on
              Accounting and Financial Disclosures...............  Not Applicable

PROSPECTUS

                            BCAM INTERNATIONAL, INC.

       807,659 Redeemable Class B Warrants Expiring on January 18, 1998(a)

       491,588 Redeemable Class E Warrants Expiring on January 18, 1998(b)

      1,292,254 Shares of Common Stock Issuable Upon Exercise of Redeemable
                              Class B Warrants(c)

       737,382 Shares of Common Stock Issuable Upon Exercise of Redeemable
                               Class E Warrants(c)

          875,000 Shares of Common Stock Issuable upon the Exercise of
                            875,000 Stock Options(d)

      (a) 807,659 Redeemable Class B Warrants expiring on January 18, 1998 were issued in December 1993, upon the exercise of Redeemable Class A Warrants that were issued and sold as part of the Company's initial public offering ("IPO") in January, 1990 (Registration No. 33-31282). The expiration date of the warrants was extended from January 17, 1997 to January 18, 1998 by unanimous resolution of the Board of Directors on December 20, 1996. Each Redeemable Class B Warrant currently entitles the registered holder thereof to purchase one and six-tenths (1.6) shares of Common Stock at an exercise price of $1.14 per share (subject to adjustment upon the occurrence of certain anti-dilution events). The Redeemable Class B Warrants are subject to redemption by the Company at $.03 per Warrant, on not less than 30 days' prior written notice if the average exercise price of the Common Stock exceeds the applicable average closing bid price for any period of 30 consecutive business days ending within 15 days prior to the date of the notice of the redemption.

      (b) 491,588 Redeemable Class E Warrants (initially registered by the Company in November, 1991 [Registration No. 33-38204, Post-Effective Registration No. 3]) were issued during a 70 day period ending February 19, 1992 (the "Special Class A Exercise Period") pursuant to a Discounted Warrant Plan which provided that a holder of a Redeemable Class A Warrant who exercised his right to purchase the Common Stock during the Special Class A Exercise Period would receive a Redeemable Class E Warrant. Each Redeemable Class E Warrant currently entitles the registered holder thereof to purchase one and five-tenth (1.5) shares of Common Stock at an exercise price of $0.94 per share (subject to adjustment upon the occurrence of certain anti-dilution events) until January 18, 1998. See "Description of Securities - Redeemable Class E Warrants). The Redeemable Class E Warrants are subject to redemption by the Company at $.03 per Warrant, on not less than 30 days' prior written notice if the average exercise price of the Common Stock exceeds the applicable average closing bid price for any period of 30 consecutive business days ending within 15 days prior to the date of the notice of the redemption

      (c) 1,292,254 shares of Common Stock that are issuable upon exercise of the Redeemable Class B Warrants and 737,382 shares of Common Stock that are issuable upon exercise of the Redeemable Class E Warrants.

      (d) The Company granted an aggregate of 875,000 options to several consultants and a former joint venture partner and will issue 875,000 shares of Common Stock upon the exercise of such options at the following exercise prices
(i) 300,000 stock options at $1.0469 with an expiration date of May 7, 1999;
(ii) 100,000 stock options at $1.1719 with an expiration date of August 20, 2006; (iii) 100,000 stock options at $1.69 with an expiration date of July 21, 1999; (iv) 300,000 stock options at $.75 with an expiration date of May 7, 1999,
(v) 45,000 options at $.75 with an expiration date of May 7, 1999, (vi) 25,000 options at $.75 with an expiration of May 7, 1999, (vii) 5,000 options at $.75 with an expiration of May 7, 1999. Such shares are being registered for resale, not original issuance.

      The Company is not aware of any underwriting arrangements with respect to the sale of the securities to which this Prospectus relates. The Common Stock is traded from time to time on the Boston Stock Exchange and the Common Stock and the Redeemable Class B Warrants and the Redeemable Class E Warrants are traded in the NASDAQ Over-The-Counter market (Small Cap) at prices then prevailing.

      The Company will receive proceeds from any exercise of the options and the Warrants described (see "Use of Proceeds").

      The representative average of the high and low bid quotations of the Company's Common Stock on December 22, 1997, as reported on NASDAQ (symbol:
BCAM), is $1.141 per share. (See "Market for Company's Common Equity and Related Stockholder Matters").

      THESE SECURITIES ARE SUBJECT TO A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS AND DILUTION."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December __, 1997.

      No dealer, salesman or any other person has been authorized to give any information or to make any representation or projections of future performance other than those contained in this Prospectus, and any such other information, projections or representation if given or made must not be relied upon as being authorized by the Company. The delivery of this Prospectus or any offer or sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to the date hereof or that there has not been any change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

                              AVAILABLE INFORMATION

      The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form SB-2 under the 1933 Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Company's Common Stock, reference is made to the Registration Statement and such exhibits. Statements in the Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed, or incorporated by reference, as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits thereto and such reports and other information may be inspected by anyone without charge at the principal officer of the Commission at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and copies of all or any part of it may be obtained from the Commission upon payment of a prescribed fee. The Company's Class A Common Stock is quoted on the NASDAQ Stock Market and reports and other information concerning the Company may also be inspected and copied at the office of the NASDAQ Stock Market, Inc., NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information that may be obtained electronically by using the Commission's Web Site on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      The following summary information is qualified in its entirety by reference to the more detailed information, financial statements and notes appearing elsewhere in this Prospectus. Each prospective investor is urged to reach this Prospectus in its entirety. Unless the context requires otherwise, all references to "BCAM" and the "Company" herein include its subsidiaries. This Prospectus contains forward-looking statements that involve risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate" and "expect" and other similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. As used in this Prospectus, "fiscal year" refers to the fiscal year ending December 31 of the specifically identified calendar year.

                                   THE COMPANY

      BCAM International, Inc. (the "Company") has been primarily a software technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, major corporations and government agencies, including the National Aeronautics Space Administration ("NASA"). On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew Shoe"), a leading designer, marketer, manufacturer and distributor of medical footwear. Drew Shoe had revenues for its year ended December 31, 1996 of approximately $14.6 million and has been in business for approximately 125 years. Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through utilization of Company technology (both existing and under development) into Drew Shoe products and a platform for further possible acquisition of medical footwear and related business. See "Risk Factors; History of Operating Losses; Effect of Recent Acquisition". The Company's revenues have historically been derived primarily from consulting services. Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be largely affected by the medical footwear business. The Company's focus is on broadening and strengthening the development and accelerating the commercialization of the Company's Intelligent Surface Technology ("IST"), continuing the development of proprietary software, which consists of the intelligent part of IST, MannequinPro(TM)(TM), and the EARLY(R) process, Ergonomic Product Assessment and Redesign, and Ergonomic Workplace Assessment, as well as acquisitions in the medical footwear and related businesses.

On September 9, 1997, the Company announced that the 1998 Cadillac STS would offer, as an option, a driver and passenger seat, utilizing the Company's IST technology through a license agreement with McCord Winn Textron, Inc., a subsidiary of Textron, Inc. There can be no assurance that this commercialization of the Company's IST technology will result in material revenues.

The Company's subsidiaries consist of BCAM Technologies, Inc. (principally IST and related technologies), BCA Services, Inc.(principally human ergonomics consulting), HumanCAD Systems, Inc. (principally software development and marketing) and Drew Shoe Corporation (medical footwear).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    The Offer

Securities Offered.....................   807,659 Redeemable Class B Warrants
                                          and 1,292,254 shares of Common Stock
                                          issuable upon exercise of Redeemable
                                          Class B Warrants;

                                          491,588 Redeemable Class E Warrants
                                          and 737,382 shares of Common Stock
                                          issuable upon exercise of Redeemable
                                          Class E Warrants;

                                          875,000 shares of Common Stock
                                          issuable upon the exercise of 875,000
                                          stock options by consultants and a
                                          former joint venture partner.

                                          Each Redeemable Class B Warrant may be
                                          exercised until January 18, 1998 to
                                          purchase one and six-tenths (1.6)
                                          shares of Common Stock at $1.14 per
                                          share. Each Redeemable Class E Warrant
                                          may be exercised until January 18,
                                          1998 to purchase one and five-tenths
                                          (1.5) shares of Common Stock at a
                                          price of $0.95 per share. See
                                          "Description of Securities - Warrants"
                                          and "Recent Events - Discounted
                                          Warrant Plan." Stock options may be
                                          exercised as follows: (i) 300,000
                                          stock options at $1.0469 until May 7,
                                          1999; (ii) 100,000 stock options at
                                          $1.1719 until August 20, 2006; (iii)
                                          100,000 stock options at $1.69 until
                                          July 21, 1999; (iv) 300,000 stock
                                          options at .75 until May 7, 1999, (v)
                                          45,000 options at $.75 until May 7,
                                          1999, (vi) 25,000 options at $.75
                                          until May 7, 1999, and (vii) 5,000
                                          options at $.75 until May 7, 1999.

Shares of Common Stock Outstanding
Before Offering........................   17,231,088 (1)

Shares of Stock Outstanding After
Offering...............................   20,135,724 (1)

Use of Proceeds........................   For general working capital purposes.
                                          Working capital purposes may include
                                          acquisitions. (See "Use of Proceeds")

Risk Factors ..........................   Investment in the securities offered
                                          hereby involves a high degree of risk
                                          and immediate and substantial
                                          dilution. See "Risk Factors" and
                                          "Dilution."

NASDAQ Symbols.........................   Common Stock - BCAM Redeemable Class B
                                          Warrants - BCAML Redeemable Class E
                                          Warrants - BCAMZ

Boston Stock Exchange Symbol...........   Common Stock - BAM

--------------------------------------------------------------------------------

(1) Does not include (i) shares of Common Stock issuable under options to acquire an aggregate of 432,000 shares (net of cancellations and exercises), issued under the Company's 1989 Stock Option Plan, as amended (the "1989 Plan"), (ii) shares of Common Stock issuable upon the exercise of options granted to non-management directors under the Company's 1989 Non-Statutory Stock Option Plan (the "Non-Statutory Plan"), under which options to acquire an aggregate of 100,000 shares (net of cancellations and exercises) have been granted, (iii) shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan (the "1995 Plan"), under which options to acquire an aggregate of 5,682,500 shares (net of cancellations and exercises) have been granted, 3,682,500 shares of which are subject to shareholder approval, (iv) 7,500,000 shares of Common Stock issuable upon conversion of 10%/13% Convertible Notes due September 19, 2002, (v) 2,400,000 shares of Common Stock issuable in connection with detachable warrants issued in connection with the 10%/13% Convertible Notes, (vii) 1,075,000 shares of Common Stock issuable upon exercise of warrants issued in connection with a January 1997 private placement,
      (viii) approximately 2,453,954 shares issuable upon conversion of Preferred Stock and related warrants issued in connection with financings completed earlier in 1997 and (ix) options and warrants to purchase 825,000 shares of Common Stock in connection with the acquisition of Drew Shoe Corporation and related financing. See (A) "Management - Stock Option Plans", "Management - Director Compensation", "Principal Stockholders-Security Ownership of Certain Beneficial Owners and Management", and "Description of Securities."

--------------------------------------------------------------------------------

                             Summary Financial Data

      The summary historical financial data set forth below are derived from the audited consolidated financial statements of the Company as of December 31, 1996 and for the years ended December 31, 1996 and 1995, and the unaudited condensed consolidated financial statements as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996, appearing elsewhere in this Prospectus. On September 22, 1997 the Company acquired Drew Shoe and has accounted for Drew Shoe under the purchase method of accounting. As such, the Company's financial position at September 30, 1997 (unaudited) includes the financial position of Drew Shoe based upon a preliminary allocation (based upon estimates which are subject to change) of the purchase price of Drew Shoe. Results of operations for the nine-month period ended September 30, 1997 include the results of Drew Shoe's operations for the period since its acquisition by the Company on September 22, 1997 (see Note 2 to unaudited condensed consolidated financial statements as of and for the period ended September 30,
1997) and are, in any event, not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

      The summary pro-forma financial data set forth below shows the unaudited pro-forma results of operations assuming that the Company had purchased Drew Shoe as of the beginning of each period shown. This information is derived from the financial statements described above as well as the pro-forma information and audited financial statements of Drew Shoe (appearing elsewhere in this Prospectus) and unaudited financial information for Drew Shoe for the nine months ended September 30, 1997 (not presented herein). This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges which are discussed in Notes 3 and 5 of the unaudited condensed consolidated financial statements of the Company as of and for the period ended September 30, 1997 and in "Special Risk Factors") and the amortization of preliminary fair value adjustments principally for increased depreciation. The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses to offset anticipated profits from Drew Shoe.

      The summary historical financial data should be read in conjunction with the Company's consolidated and, condensed consolidated, financial statements and notes thereto included elsewhere in this Prospectus.

      The summary pro-forma financial data should be read in conjunction with the financial statements of the Company referred to above as well as to pro-forma information of the Company and Drew Shoe and the financial statements of Drew Shoe as of December 31, 1996 (audited), also included elsewhere in this prospectus.

                                                 Summary Financial Information
                                      (Dollar Amounts In Thousands, Except Per Share Data)

                                        Pro-Forma                                           Historical
                               -----------------------------              ------------------------------------------------
                                 Nine Months Year ended                   Year ended                     Nine Months ended
                               September 30,    December 31,              December 31,                      September 30,
                               -------------    ------------              ------------                      -------------
                                   1997             1996             1996             1995           1997(a)            1996
                                ----------       ----------       ----------       ----------       ----------       ----------
Statement of Operations
Data:
Net revenue ..............      $   11,902       $   15,214       $      605       $      752       $      771       $      384
                                ==========       ==========       ==========       ==========       ==========       ==========
Income (loss) from
operations ...............          (1,355)          (1,172)          (1,568)          (1,863)          (1,697)          (1,222)
                                ==========       ==========       ==========       ==========       ==========       ==========
Interest and financing
costs(c) .................          (1,140)          (1,421)             (15)               0             (378)              (5)
                                ==========       ==========       ==========       ==========       ==========       ==========
Minority interests (c) ...               0                0                0                0             (788)               0
                                ==========       ==========       ==========       ==========       ==========       ==========
Net loss .................          (2,441)          (2,525)          (1,514)          (1,689)          (2,842)          (1,172)
                                ==========       ==========       ==========       ==========       ==========       ==========
Weighted average number of
common and equivalent
shares ...................      16,475,000       16,600,000       14,868,000       14,818,000       15,807,000       14,865,000
                                ==========       ==========       ==========       ==========       ==========       ==========
Net loss per share .......      ($    0.15)      ($    0.15)      ($    0.10)      ($    0.11)      ($    0.18)      ($    0.08)
                                ==========       ==========       ==========       ==========       ==========       ==========


                                                        September 30, 1997
                                                   (as adjusted)(b)    (actual)
                                                   ----------------    --------
Balance Sheet Data:
Cash, cash equivalents and ...................       $    6,297       $    3,297
marketable securities ........................         ========         ========
Working capital ..............................           11,415            8,415
                                                     ==========       ==========
Total assets .................................           18,772           15,772
                                                     ==========       ==========
Long term debt ...............................            8,704            8,704
                                                     ==========       ==========
Minority interests ...........................            1,060            1,060
                                                     ==========       ==========
Stockholder's equity .........................            5.487            2,487
                                                     ==========       ==========

Notes:

(a) Financial position at September 30, 1997 (unaudited) and results of operations for the nine-month period ended September 30, 1997 includes the financial position and results of operations of Drew Shoe Corporation ("Drew Shoe") since its acquisition by the Company on September 22, 1997 (see Note 2 to the unaudited condensed consolidated financial statements) and are, in any event, not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997. At September 30, 1997, a preliminary estimate of the fair value of assets and liabilities acquired in the acquisition of Drew Shoe has been made based upon data which is preliminary and subject to change. Based upon such preliminary evaluation at September 30, 1997 (unaudited), there is not a material amount of goodwill recorded in the acquisition of Drew Shoe.

(b) Reflects estimated net proceeds of approximately $3,000,000, reflecting the issuance of approximately 2,904,636 shares of Common Stock of the Company upon the assumed exercise of the Class B Warrants, Class E Warrants and options to purchase 875,000 shares of Common Stock pursuant to the offering. Does not reflect the conversion, in November and December 1997, of shares of BCA Services, Inc. (a wholly owned subsidiary of the Company until July 1997) preferred stock into approximately 553,855 shares Common Stock of the Company. Does not reflect the conversion (with respect to 10%/13% Convertible Notes) or the exercise (with respect to outstanding warrants and options), of other securities not being registered at this time which are derivative into the Common Stock of the Company. See "Description of Securities" and Notes to Consolidated Financial Statements and Notes to Condensed Consolidated Financial Statements of the Company for a description of the terms of such derivative securities.

(c) Excludes non-recurring charges including the application of Emerging Issues Task Force pronouncement D-60 for the beneficial value of the conversion feature of certain financings completed in 1997 including $788,000 related to a convertible preferred stock of a subsidiary (charge to minority interest) and an initial amount of $180,000 related to a convertible note payable (interest and financing cost). See "Financial Statements", Notes to Condensed Consolidated Financial Statements for the period ended September 30, 1997, "Risk Factors -- Special Risk Factors, Charges to Operations from Recent Financings", and "Description of Securities" for a fuller discussion. Such charges are excluded from the summary pro-forma information above because they are non-recurring in nature.

                   RECENT ACQUISITION OF DREW SHOE CORPORATION
                        AND RELATED ACQUISITION FINANCING

      Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.7 million plus the assumption of liabilities. The purchase price was paid by delivery to the two shareholders of Drew Shoe of an aggregate of $3,882,000 in cash, promissory notes in the aggregate principal amount of $400,000 and by delivery of an aggregate of 375,000 shares of the Company's Common Stock. The promissory notes bear an interest rate of 8% per annum, are due on September 19, 1999, and are payable in twenty-four (24) equal monthly installments aggregating $8,333.34 (plus interest) with a final payment due in the twenty-fifth (25th) month aggregating $200,000.

      See "Description of Securities; 10%/13% Convertible Notes and Non Redeemable Class DD Warrants" for a description of the securities issued in order to finance the acquisition of Drew Shoe.

      Simultaneously with the acquisition, Drew Shoe closed a credit facility (guaranteed by the Company) consisting of a revolving line of credit and term loan with a commercial bank providing for total potential availability of $5.5 million, the majority of which is based upon agreed upon percentages of accounts receivable and inventory. As of the date of the acquisition, the Company believes there to be approximately $4.5 million available under this credit facility (approximately $3.75 million of which was drawn down to pay certain existing liabilities of Drew Shoe and to transfer $250,000 to the Company).

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. For its fiscal year ending December 31, 1996, Drew Shoe had revenues of approximately $14.6 million. The Company intends to continue to operate Drew Shoe as a manufacturer of medical footwear.

      Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through (i) utilization of Company technology (both existing and under development) into Drew Shoe products, (ii) a base from which to possibly acquire additional retail outlets for Drew Shoe products (iii) profit and systems improvement opportunities and (iv) a platform for possible further acquisition of medical footwear and related business. The Company believes that the medical footwear business is a fragmented business with expansion opportunities for the Company. There is no assurance that such opportunities will materialize or result in profitable operations.

      Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be largely affected by the medical footwear business. The operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future. In fact, the Company has financed the acquisition of Drew Shoe with convertible notes that will add significant cash and non-cash charges for interest and financing as well as financial covenants.

      Reference is made to "Special Risk Factors - Charges to Operations Related to Recent Financings", "Description of Securities, 10%/13% Redeemable Convertible Notes", Notes to Condensed Consolidated Financial Statements as of September 30, 1997 (unaudited), Pro-Forma financial data as well as other areas of this Prospectus for a more complete understanding of the Drew Shoe acquisition and related financing.

                                  RISK FACTORS

      The securities offered hereby are speculative in nature, involve a high degree of risk, and should only be purchased by investors who can afford the loss of their entire investment. Each prospective investor should carefully consider the following risks, as well as other information, described elsewhere in this Prospectus (see especially "Risk Factors", "Special Risk Factors" as well as the financial statements of the Company and of Drew Shoe as well as pro-forma financial data of the Company and of Drew Shoe included elsewhere in this Prospectus), before purchasing the securities offered hereby. This Prospectus contains forward-looking statements, which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expected in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in the following risk factors.

      FINANCIAL STANDARDS FOR CONTINUED NASDAQ LISTING. On August 22, 1997 the Securities and Exchange Commission approved NASDAQ proposed changes to its current listing criteria (the "new requirements"). Under the new requirements, for initial listing the Company, generally, must have (i) net tangible assets of at least $4,000,000, or a market capitalization of at least $50,000,000, or net income in two of the last three years of $750,000; (ii) a minimum of 1,000,000 shares publicly held; (iii) a minimum of $5,000,000 in market value of public float; (iv) a minimum bid price of $4.00 per share; (v) a minimum of 300 shareholders; (vi) an operating history of one year or a market capitalization of $50,000,000; and (vii) implementation of corporate governance requirements. Under the proposed rules for continued listing, the Company, generally, must have (i) net tangible assets of $2,000,000, or a market capitalization of at least $35,000,000, or net income in two of the last three years of at least $500,000; (ii) a minimum of 500,000 shares publicly held; (iii) a minimum of $1,000,000 in market value of public float; (iv) a minimum bid price of $1.00 per share; (v) a minimum of 300 shareholders; and (vi) implementation of corporate governance requirements. NASDAQ has indicated that companies failing to satisfy the new continued listing requirements will be generally allowed six months to meet this new requirement by demonstrating, among other things, compliance with the previous requirements.

      Prior to August 22, 1997, to maintain its listing on the NASDAQ SmallCap market, the Company must have total assets of at least $2,000,000; capital and surplus of at least $1,000,000 and a minimum bid price of $1 per share, provided, however, the $1.00 bid price per share is not applicable if the Company maintains a public float of $1,000,000 and capital and surplus of $2,000,000 (the "previous requirements"). Prior to September 1, 1997, the Company's Common Stock did not have a bid price of more than $1.00 per share and the Company did not have capital and surplus of $2,000,000. Further, at June 30, 1997, the Company did not report total assets of at least $2,000,000. The Company was notified by NASDAQ that it did not meet its listing requirements. Pursuant to the Company's request, the Company made a presentation to the Listing Qualifications Committee of The Nasdaq Stock Market, Inc. on September 18, 1997 to present its plan for compliance with the previous requirement and the new requirements. On October 15, 1997, the Company was notified by The Nasdaq Stock Market Inc. that its listing on the SmallCap market would be continued on the basis of compliance with the listing standards, specifically that the Company's stock had a bid price of over $1.00 per share and its total assets were more than $2,000,00. There can be no assurance that the Company will be able to maintain its listing on the Nasdaq SmallCap market.

      PENNY STOCK REGULATION. In the event that the Company is unable to satisfy the NASDAQ maintenance requirements, trading of the Common Stock will be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Company's securities being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the securities would continue to be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to individuals other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      As a result the market liquidity for such securities has been severely affected by limiting the ability of broker-dealers to sell securities. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

      While the Company currently meets the maintenance standards of the NASDAQ Small Cap Market, there is no assurance that it will be able to continue to maintain compliance with such requirements to remain listed.

      HISTORY OF OPERATING LOSSES; EFFECT OF RECENT ACQUISITION. The Company has been a software technology and consulting company specializing in ergonomic solutions for individuals, government and major corporations, and has incurred operating losses since its inception. The Company's revenues have historically been derived principally from ergonomic consulting services. The Company reported a net loss of $2,842,000 (including approximately $968,000 of non-recurring charges described in the interim condensed consolidated financial statements) for the nine-month period ended September 30, 1997, and net losses of $1,514,140 and $1,689,480 for the fiscal years ended December 31, 1996 and 1995, respectively. Since inception, the Company has accumulated deficits. As of September 30, 1997, the accumulated deficit was approximately $16,043,000.

      On September 22, 1997, the Company acquired Drew Shoe, a designer, manufacturer, marketer and distributor of medical footwear with annual revenues of approximately $14.6 million for its year ended December 31, 1996. Drew Shoe has been in business for approximately 125 years. The Company believes that the acquisition of Drew Shoe provides it with several opportunities including: (a) the possibility of incorporating its IST technology into medical footwear, (b) significant revenue and operations, (c) growth opportunities through possible acquisitions in the medical footwear and related industries. There can be no assurance that the Company will be able to capitalize on such opportunities or achieve profitable operations.

      The Company's operations are subject to numerous risks associated with the establishment and development of a business and the commercialization of new technologies. Although the Company has recently acquired Drew Shoe, the operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future. Further, the Company has financed the acquisition of Drew Shoe with Convertible Notes that will add significant cash and non-cash charges for interest and financing as well as financial covenants (See "Special Risk Factors - Charges to Operations Related to Recent Financings" and "Description of Securities, 10%/13% Redeemable Convertible Notes.") The Company's plans include: (1) building on the acquisition of Drew with cost and systems improvements; (2) acquisitions of additional retail facilities (Drew currently has 14); (3) acquisition of medical footwear companies and related businesses; and (4) aggressively pursuing its HumanCAD(R) Division through the sales of its MannequinPro(TM) software and development of other related ergonomic software products. There can be no assurance that the Company will achieve or sustain profitable operations through the Drew acquisition or through the business strategy articulated above.

      DISCRETION IN USE OF PROCEEDS DESIGNATED FOR WORKING CAPITAL. With respect to any proceeds that the Company receives from the conversion of the warrants or options, when and if that occurs, the Company will have broad discretion with respect to the application of the proceeds. While such funds are to be applied for working capital and general purposes in furtherance of the Company's business, investors will be reliant on management as to the specific applications of the proceeds.

      NO ESTABLISHED MARKETS. Although the Company believes it has the right products and services for the market place, there can be no assurance that the Company's potential clients will find the Company's services or products of the type provided or proposed by the Company to be desirable or of economic value.

      RISKS OF EXPANSION. The Company has incurred and continues to incur significant expenses to attract and retain qualified management personnel, engineers, scientists, and ergonomists, for marketing and sales, and development activities. The Company's expenses may exceed its revenues until such time as the volume and profitability of its business increase to the extent necessary to offset these expenses.

      HISTORICAL DEPENDENCE ON MAJOR CUSTOMERS. During the fiscal year ended December 31, 1996, L.A. Rumbold Ltd., The Long Island Lighting Company ("LILCO") and Stanley Tools, Inc. accounted for 38%, 18% and 18%, respectively, and 74%, in the aggregate of the Company's net revenue. No assurance can be given that the Company will continue to be retained by any of its major clients beyond the current projects or that such clients will retain the Company for any future services. During the fiscal year ended December 31, 1995, BE Aerospace, Inc., Remington Arms Company, Inc. and Reebok International, Ltd. ("Reebok") accounted for 29%, 12% and 11% respectively, and 52%, in the aggregate, of the Company's net revenues. In addition, Drew Shoe relies on the Veteran's Administration for approximately 7% of its revenues. There is no assurance that the Veteran's Administration will remain a major customer.

      EFFECT OF STATE OF ECONOMY. The market for the Company's services may be adversely affected by a recession or other economic downturn. During an economic recession, such services may be considered discretionary and delays in commencing ergonomic programs are possible. These factors are not within the control of the Company.

      GROWTH LIMITATIONS INHERENT IN SERVICE PORTION OF BUSINESS. The specialized ergonomic consulting services and software products typically provided by the Company require significant time and attention of the Company's technical personnel. Accordingly, the Company's ability to deliver such specialized services is limited by the relatively few qualified personnel employed by the Company, at any given time, to perform these services.

      FIXED PRICE CONTRACTS. The ergonomic consulting services provided by the Company are often offered to clients on a fixed price basis. Approximately two thirds of the Company's revenues in the year ended December 31, 1996 were from fixed priced contracts with a duration of more than one year. Such contracts are accounted for under the percentage of completion method. In setting its price for services, the Company seeks to estimate the technical staff's hours that will be required to provide the services. To the extent that the Company underestimates the total hours that will be required to satisfy the contract, the Company could realize a loss on any particular contract or contracts.

      LIMITED RIGHTS TO CERTAIN PRODUCTS. In certain cases, the Company may develop products for its clients in response to a specific request of such client. In such cases, the client may fund all or a significant portion of the Company's development costs. Although the Company believes that it owns the rights to develop any products derived from work performed, including certain products under development by the Company, no assurance can be given that any client which has retained the Company will not in the future assert the right to restrict the Company's activities with respect to any technology developed or claim rights to products sought to be commercialized by the Company.

      LACK OF PATENT PROTECTION; RELIANCE ON TRADE SECRET AND COPYRIGHT PROTECTION. The Company has obtained eight issued patents and has six pending patents. There can be no assurance that its technologies are entitled to patent protection or that the claims in the pending patent applications (currently six) will be issued as patents, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. Furthermore, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology or design around the patented aspects of the Company's technology or that the Company will not infringe on patents or other rights owned by third parties.

      The Company protects its proprietary written material, know-how, computer software and technology which it has or may develop, through the use of copyrights, common-law trade secret protection, trademarks and service marks, and contractual arrangements. These laws provide only limited protection, however, since they do not protect the "ideas" or "concepts" reflected in such materials or software, but only protect the expression of the "ideas" or "concepts" contained therein. While the Company enters into confidentiality arrangements with its employees, consultants and customers, and implements various measures to maintain "trade secret" protection for its products in an attempt to maintain the proprietary nature of its products, there can be no assurance that these measures will be successful. Accordingly, there is no assurance that competitors may not develop products, materials or software which perform similar or identical functions as the Company's products or proprietary software without infringing upon the Company's copyrights or violating trade secret laws. The legal and factual issues arising in copyright or trade secret litigation are often both complex and unclear and any attempt to enforce the Company's rights thereunder will face both the high cost of litigation and the uncertainty of the result.

      POSSIBLE CHARGE TO OPERATIONS FROM OPTIONS GRANTED. The Company's Board of Directors has granted, subject to shareholder approval at the next meeting of shareholders, options to purchase an aggregate of 3,682,500 shares of common stock at a weighted average exercise price of approximately $1.15 (with some options exercisable as low as $.75). Because such options are subject to shareholder approval, the measurement date for financial accounting purposes will be the later of the date of grant or approval. As a result, if the market price of the Company's common stock on the date of approval is below the exercise prices of the individual grants at the date of grant, a non-cash charge to compensation expense will be required to be recorded to the Company's consolidated financial statements. Such charge could be very material.

      The risk exists that investors may be confused by such non-cash charge or that the value of the common stock may be depressed by such charge.

      GOVERNMENT REGULATION. The Company does not believe that its present and currently proposed activities are generally subject to any material government regulation in the United States or other countries. It is possible that certain products developed by the Company in the future as an adjunct to its ergonomics business, might be deemed under new legislation or regulations to be "medical devices" or otherwise be subject to the jurisdiction of the Federal Food and Drug Administration or similar agencies. In the event that any product is subject to such governmental regulation, the Company will be required to obtain any necessary approvals, which could delay or, in certain circumstances, even prevent the introduction to the marketplace of such product and result in significant expense.

      RETENTION OF KEY PERSONNEL; LIMITED EXPERIENCE WITH COMPANY. The Company is dependent upon the services of Michael Strauss, the President and Chief Operating Officer, the Chairman of the Board of Directors and Chief Executive Officer of the Company, Robert Wong, Vice Chairman, Chief Technology Officer, (also Acting Secretary, Acting Treasurer and Acting Chief Financial Officer of the Company from September 1996 to October 1997), Norman Wright, Vice Chairman of the Company and President and Chief Executive Officer of the "HumanCAD" Systems Division of the Company and Charles Schuyler, President of Drew Shoe and Vice Chairman of the Company. Although the Company currently has employment agreements with Michael Strauss (through the end of 1999), Robert Wong (through the end of 1998), Norman Wright (through April 7, 1999), and Charles Schuyler (through September 1999), there can be no assurance that the Company will be able to retain the services of these key personnel, and the loss of the services of such personnel could have a material adverse effect on the Company's business and prospects. Currently, the Company has a $4,000,000 term key man life insurance policy on the life of Charles Schulyer, and a $1,000,000 term key man life insurance policy on the life of Michael Strauss, which policy has been increased to $4,000,000 from an amount of $1,000,000.

      COMPETITION. Although management believes that the Company's unique technologies, proprietary software, methodologies and know-how give it a competitive advantage, other companies or agencies are developing, and have developed, particular services and technologies that are competitive with the Company's services and technology and that increased competition is likely. It is certain that some competitors will have significantly greater financial, technical and other resources than the Company. Many of the large industrial companies, especially major insurance companies, that form the primary market for the Company's ergonomic consulting services may also seek to develop or have already developed their own ergonomic programs. Similar services may also be supplied by universities, hospitals, government agencies or other entities, many of which may have substantially greater financial and other resources than the Company. (See also "Special Risk Factors - Ongoing Operation of Drew Shoe; History and Profitability and Competition")

      POTENTIAL LIABILITY; INSURANCE COVERAGE. The Company may be exposed to liability claims for injuries, property damage or other losses arising out of improper provision of services. The Company currently has liability insurance for such losses, which the Company believes, is sufficient to cover all claims. However, there can be no assurance that it will be able to maintain such coverage or obtain additional coverage, at a reasonable cost or otherwise, or that the coverage that it has or that it may obtain will be sufficient to cover any and all claims. Although no claims have been asserted to date, in the event that a claim is successfully asserted against the Company, such claim could have a material adverse effect on the Company.

      SHARES ELIGIBLE FOR FUTURE SALE. As of September 30, 1997, the Company had outstanding 807,659 Redeemable Class B Warrants exercisable at $1.14 per share to purchase 1,292,254 shares of Common Stock, 491,588 Redeemable Class E Warrants exercisable at $.95 per share to purchase 737,382 shares of Common Stock and 1,075,000 Non-Redeemable Class AA Warrants exercisable at $.65 per share to purchase 1,075,000 shares of Common Stock. As of September 30, 1997, the Company also had Non-Redeemable Class BB Warrants outstanding to purchase 100,000 shares of Common Stock exercisable at $.7219 per share in connection with $1,000,000 raised from the first and second tranches of a potential financing of $1,500,000 Should the Company choose to exercise its option to utilize the third tranche of $500,000, the Company will be obligated to issue an additional 50,000 Non-Redeemable Class BB Warrants. In addition, the Company completed a separate offering of $200,000 on September 18, 1997, which resulted in the issuance of 10,000 Non-Redeemable Class CC Warrants to purchase 10,000 shares of Common Stock exercisable at $1.0264 per share. On September 19, 1997, the Company issued 2,400,000 Non-Redeemable Class DD Warrants to purchase 2,400,000 shares of Common Stock at $1.75 per share, in connection with the issuance of the 10%/13% Convertible Subordinated Notes as part of the financing for the Drew Shoe acquisition, and 500,000 Non-Redeemable Class EE Warrants to purchase 500,000 shares of Common Stock at $0.80 per share. (See Special Risk Factors - "Relative Terms and Conditions of Recent Financings")

      The Company has also granted stock options to purchase an aggregate of 7,414,500 additional shares of its Common Stock (net of exercises and cancellations) including 6,214,500 options granted as part of the 1989 and 1995 Stock Option Plans (3,682,500 of which are subject to shareholder approval), and 1,200,000 options granted to outside consultants at exercise prices ranging from $0.75 to $1.69 per share. Of these shares, the Company has granted to its non-management directors, former directors and consultants options to purchase an aggregate of 1,807,500 shares of its Common Stock at exercise prices ranging from $0.75 to $3.22 per share. Holders of options and warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such options or warrants. Further, while such options and warrants are outstanding, they may adversely affect the terms on which the Company can obtain additional capital. In addition, future sales of Common Stock could depress the market price of the Company's Common Stock (further see "Possible Charge to Operations From Options Granted").

      DILUTIVE EFFECTS OF THE SHARES BEING REGISTERED. Investors in the common shares offered hereby will be subject to immediate and substantial dilution to their investment based upon the Company's tangible book value (unaudited) of approximately $0.053 per share at September 30, 1997, upon exercise of Redeemable Class B Warrants, Redeemable Class E Warrants, and the Stock Options issued to consultants and a former joint venture partner, of $1.009, $0.859 and $0.906, respectively. See "Dilution".

      NO DIVIDENDS. The Company has paid no cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

      MARKET OVERHANG. Future sales of common stock could depress the market price of the Company's common stock. Further, the options and warrants presently outstanding (approximately 3,682,500 of which are subject to shareholder approval), convertible into a total of 13,529,136 shares, could adversely affect the market for the Common Stock, and any sale of the Common Stock acquired pursuant to such options and warrants could also depress the market price of the Common Stock.

      NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING WARRANTS AND OPTIONS. Holders of the Warrants or Options may reside in or move to jurisdictions in which the common shares underlying the securities may not be registered or otherwise qualified for sale during the period that the securities are exercisable. In this event, the Company would be unable to issue common shares unless and until the shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. The Company has no obligation to effect any such registration or qualification. If the Company elects to attempt such registration or qualification, no assurances can be given that the Company will be able to effect any required registration or qualification. Notwithstanding this, the Company intends to put forth its best efforts to cause this registration statement to be effective by approximately January 9, 1998. However, no assurances can be given that the statement will be effective on or about that date. The Company has qualified the offering in the following states: Alabama, Connecticut, Florida, Georgia, Hawaii, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, Mississippi, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas, Utah, West Virginia and Wisconsin. See "Description of Securities".

                              SPECIAL RISK FACTORS

The following are special risk factors which the Company believes are related to the acquisition of Drew Shoe and related financing transactions as well as certain pre-acquisition financing transactions.

      CHARGES TO OPERATIONS RELATED TO RECENT FINANCINGS. On July 24, 1997 a subsidiary of the Company (BCA Services, Inc.) completed the first tranche for $500,000 and on September 8, 1997 completed the second tranche for $500,000, of a potential aggregate $1,500,000 private offering of its Preferred Stock to accredited investors. The shares of Preferred Stock are convertible into the Company's Common Stock ("Common Stock") at a price equal to 70% of the average closing bid price of the Common Stock over a three day trading period ending on the day preceding the conversion date (the "Variable Conversion Price"). The Conversion Price may not be greater than 100% of the Variable Conversion Price on the first closing date (the "Fixed Conversion Price"). The Fixed Conversion Price is $0.6563. On the first anniversary of the closing date, all outstanding shares of Preferred Stock must be converted into shares of Common Stock of the Company. In addition, for each 50 shares of Preferred Stock sold, each purchaser received warrants to purchase up to 25,000 shares of Common Stock per $500,000 raised, exercisable at a rate of 110% of the Variable Conversion Price on the closing date. The warrants have a term of five years and the Common Stock underlying the warrants contain registration rights.

      On September 17, 1997, BCA Services, Inc. completed a separate private placement of $200,000 of Preferred Stock on similar terms as the $1,500,000 financing referred to above, with the exception that the Fixed Conversion Price for these shares is $.9331 per share. In addition, the purchasers received warrants to purchase, in the aggregate, up to 10,000 shares of Common Stock, exercisable at a rate of 110% of the Variable Conversion Price on the closing date. The warrants have a term of five years and the Common Stock underlying the warrants contain registration rights

      On September 19, 1997, the Company issued subordinated convertible notes (the "Convertible Notes") and warrants to eight investors for an aggregate consideration of $6,000,000. The Convertible Notes are due on September 19, 2002, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes (on the same terms), in which case the annual interest rate becomes 13% annually with semi-annual compounding. The Convertible Notes contain certain financial covenants requiring the maintenance of minimum levels of interest coverage and net worth (as defined). Warrants issued to the noteholders are for the purchase of 2,400,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002.

      In response to positions recently taken by the Securities and Exchange Commission, the Emerging Issues Task Force issued Statement D-60 which requires special accounting for securities issued which are convertible into common stock at a value which is "in the money" at the date of issuance. Such accounting requires that the beneficial value of such conversion feature be charged to operations (in the case of a convertible note) or to retained earnings as dividends (in the case of a preferred stock) over a period reflecting the shortest period in which the investor has to exercise under the most favorable terms to the investor (based upon the traded market price, without discount, compared to the conversion amount). As a result of such accounting, the Company expects to charge approximately $5,925,000 related to the Convertible Notes to interest and financing costs ratably over a one year period beginning on September 19, 1997. The Company also has charged amounts related to the issuance of $1,200,000 of the Preferred Stock of BCA Services, Inc. (approximately $788,000 for the quarter ended September 30, 1997) to minority interests immediately. These charges will be in addition to charges to amortize the estimated value of the detachable warrants issued in connection with the Convertible Notes (estimated to be approximately $1,500,000) and the related deferred financing costs (estimated to approximate $700,000) over the term of the Convertible Notes (five years).

      The risk exists that non-cash charges of the magnitude described above (for example approximately $7,000,000 over the twelve months from September 1997 to September 1998) may be confusing to investors or otherwise have a depressive effect on the valuation of the Company's common stock.

      REVOLVING LINE OF CREDIT; TERM LOAN. In conjunction with the Drew Shoe acquisition, Drew Shoe has obtained a commitment from Bank One, NA ("Bank One") for a $4,500,000 asset-based revolving line of credit (the "Line of Credit"), with an interest rate of the Prime Rate plus 1.5%, a closing fee of 1/2 of 1%, and a maturity date of September 30, 1999. Additionally, Bank One has committed to a Term Loan of $1,000,000, with an interest rate of the Prime Rate plus 1.5%, a closing fee of $5,000, and a maturity date of September 30, 2000. Both the Line of Credit and the Term Loan are secured by all of Drew Shoe's assets, including receivables and inventory, land, building, machinery and equipment, which will determine the total amount available. The Company is a guarantor of Drew Shoe's obligations under the Bank One agreement.

      As of the closing of the Drew Shoe acquisition, the Company estimated that approximately $4,500,000 was available to it under the combined Line of Credit and Term Loan. Of this available amount, Drew Shoe drew down approximately $3,750,000 which was used to satisfy certain existing liabilities and to make a transfer of $250,000 to the Company.

      There can be no assurance that the full $5,500,000 will ever be available to the Company (because the lender may disallow some portion of Drew Shoe's assets as security) or that amounts which are available will be sufficient for the operations and plans of Drew Shoe. In addition, even if the entire $5,500,000 anticipated is available, there can be no assurance that this amount is sufficient to fund all of the future working capital requirements of Drew Shoe.

      ONGOING OPERATION OF DREW SHOE; OPERATING HISTORY AND PROFITABILITY. Drew Shoe was incorporated approximately 60 years ago. The company was primarily a comfort shoe manufacturer until 1992, when it shifted its focus to medical footwear, which had previously comprised only a small portion of the company's business. Accordingly, Drew Shoe has only a five year operating history in the medical footwear business.

      In fiscal 1996, Drew Shoe had net income of approximately $26,000 on sales of approximately $14,609,000, and in fiscal 1995 Drew Shoe had net income of approximately $284,000 on sales of approximately $13,647,000. There can be no assurance that Drew Shoe will be profitable. Although Drew Shoe has experienced moderate revenue growth since it shifted its focus to medical footwear, such growth may not be sustainable and may not be indicative of future operating results. See "Management of Growth; Risks Associated with Expansion; Capital Requirements".

      Drew Shoe's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by manufacturers and, to some extent, retailers, in the process of shifting their sales and marketing efforts to new end users and, in effect, anticipating growth from a new target market. In order to address these risks, Drew Shoe must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, and continue to develop its expertise in marketing, product development and customer service as well as improve its information systems. There can be no assurance that Drew Shoe will be successful in addressing these risks. The failure of Drew Shoe to achieve significant profitability would have a material adverse effect on the Company.

      COMPETITION. The market for the wholesale distribution and retail distribution of medical footwear and comfort shoes is intensely competitive. Drew Shoe faces strong existing competition for similar products and will face significant competition from new companies or existing companies with new products. Many of these companies may be better financed, have better name recognition and good will, have more marketing expertise and capabilities, have a larger and more loyal customer base, along with other attributes, that may enable them to compete more effectively. Drew Shoe has minimal, if any, proprietary rights to prevent competitors from duplicating its footwear.

      The market for medical footwear, and for casual shoes, which may be perceived by many consumers as a substitute for medical footwear, includes a number of well-established companies with recognized brand names. Potential purchases of medical footwear are often based upon highly subjective decisions that may be influenced by numerous factors, many of which are out of Drew Shoe's control. As a result, Drew Shoe may face substantial competition from existing and new companies that market both medical and comfort shoes that are perceived to meet needs for comfort and protection, and are visually appealing. There can be no assurance as to the market acceptance of Drew shoes in relation to its competition.

      RELIANCE ON A SINGLE MAJOR PRODUCT LINE. Drew Shoe has relied to a large extent on medical footwear for sales. In addition, 80% of its sales are women's shoes. If sales of these products are less than projected, Drew Shoe's business, operating results and financial condition would be materially adversely affected. In addition, while only a minor percentage of Drew Shoe's revenue is currently related to the 1994 Federal legislation which provides for Medicare funding of shoes for diabetics, the Company has anticipated in its revenue projections that some portion of its future growth will be related to this factor as individuals become aware of this Medicare reimbursable benefit. If Drew Shoe does not properly promote this opportunity, Drew Shoe's business, operating results and financial condition would be adversely affected.

      RELIANCE ON CERTAIN DISTRIBUTION CHANNELS. Drew Shoe relies on its own specialty retail stores for approximately 15% of its distribution, the Veteran's Administration for approximately 7% of its distribution, and approximately 2,000 specialty retail stores as customers for the remainder of its distribution. Drew Shoe intends to expand distribution through its own specialty retail stores. The retail business is intensely competitive. There can be no assurance that Drew Shoe's own specialty retail stores, which also distribute competitors' products, will be profitable and will therefore, be a viable distribution mechanism. Further, there can be no assurance that Drew Shoe distribution through unaffiliated retail stores will continue to support its current pricing structure if additional competition should enter the market. Further, there can be no assurance that the Veteran's Administration will remain a major customer.

      DEPENDENCE ON CERTAIN SUPPLIERS; FOREIGN SUPPLIERS. Drew Shoe depends on various raw materials and components to manufacture its shoes, many of which are dependent on one supplier. Drew Shoe does not have binding long-term supply contracts with these suppliers. Therefore, Drew Shoe's success will depend on maintaining its relationships with these suppliers and developing relationships with new suppliers. Any significant delay or disruption in the supply of leather and other key materials caused by manufacturers' production limitations, material shortages, quality control problems, labor interruptions, shipping problems or other reasons would materially adversely affect the Company's business. The delays in receiving such supplies from alternative sources would cause Drew Shoe to sustain at least temporary shortages of materials which would have a material adverse effect on the Company's business, operating results and financial condition.

      Approximately 15% of Drew Shoe's supplies, primarily leather, are provided by Italian companies. As a result, the supply of some of the materials required to manufacture Drew's shoes is subject to additional cost and risk factors, many of which are out of the Company's control, including political instability, import duties, trade restrictions, work stoppages and foreign currency fluctuations. An interruption or material increase in the cost of supply would materially adversely affect Drew Shoe's business, operating results and financial condition.

      MANUFACTURING AND INVENTORY SYSTEMS. Drew Shoe's business is subject to inventory risk, in that its inventory turnover has been traditionally low and its lack of adequate inventory management systems has resulted in a significant writedown of inventory in 1996, which is greater than historical norms. Inventory losses are currently determined annually upon the occurrence of a physical inventory and subsequent reconciliation of the results against accounting records. The Company intends to improve, develop and implement inventory management systems to correct these problems. However, there can be no assurance that the Company will be successful in doing so. Drew Shoe's business is also subject to manufacturing risk, in that its machinery and equipment may not be as modern as that of its competitors. Inventory management systems and other manufacturing improvements including manufacturing automation may require significant funding. There can be no assurance that the Company will have sufficient funding to implement these improvements or that, even if funding is sufficient, the Company will be technically and operationally successful in implementing these improvements.

      LABOR CONTRACT. The Drew Shoe business is subject to potential increases in its labor cost, in that its union contract is up for renegotiation in May of 1998. There can be no assurance that potential increases in labor costs can be passed through to the consumer in increased pricing. Furthermore, there can be no assurance that new management will be able to maintain the quality of the labor/management relationship developed at Drew Shoe over the years.

      DEPENDENCE ON KEY PERSONNEL. Drew Shoe is dependent upon certain key personnel, including Charles Schuyler, the President of Drew Shoe and Larry Martin, the Vice President of Finance of Drew Shoe, to manage, market and operate the Company's business. There is strong competition for qualified personnel in the shoe manufacturing industry, and the loss of key personnel or an inability of Drew Shoe to attract, retain and motivate key personnel could adversely affect Drew Shoe's business, operating results and financial condition. While the Company has employment contracts with Mr. Schuyler & Mr. Martin through September 1999, there can be no assurance that Drew Shoe will be able to retain its existing key personnel or attract additional qualified personnel. Currently, the Company has a $4,000,000 key man life insurance policy on Charles Schuyler.

      NO EXPERIENCE OF MANAGEMENT IN FOOTWEAR BUSINESS. Management of the Company has no prior experience in operating a footwear business such as Drew Shoe. There can be no assurance that the Company will be able to successfully develop Drew Shoe's business.

      SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS. Because sales of shoes have historically been dependent, to some extent, on discretionary consumer spending, Drew Shoe's revenues are subject to fluctuations based upon the general economic conditions of the United States. If there is a general economic downturn or recession in the United States consumer spending on medical footwear could decline which could have a material adverse effect on Drew Shoe's business, operating results and financial condition.

      PRODUCT RETURNS FROM WARRANTY. Drew Shoe, as part of its marketing efforts, accepts product returns for 30 days from the date of sale, and charges customers a $6 restocking fee. Drew Shoe has experienced an approximately 10% return rate over the past two years. The percentage has not varied significantly over the past 5 years. If the rate of returned product increases, Drew Shoe's business, operating results and financial condition could be materially adversely affected.

      MANAGEMENT OF GROWTH; RISKS ASSOCIATED WITH EXPANSION; CAPITAL REQUIREMENTS. Drew Shoe's growth and expected growth has resulted in, and is expected to continue to result in, increased demands on Drew Shoe's management and its operating systems. This growth may require an increase in the number of employees and an increase in the responsibilities of both existing and new management personnel. This growth may result in a strain on Drew Shoe's existing operational, financial, human resource and information systems.

      Drew Shoe's financial and management controls, reporting systems and procedures have evolved with the growth of Drew Shoe and there can be no assurance that Drew Shoe's controls, systems or procedures will continue to be adequate to support its operations. The Company expects that Drew Shoe will need to further develop its management controls, reporting systems and procedures to accommodate potential future growth and enhance current efficiency. There can be no assurance that Drew Shoe will be able to do so effectively and on a timely basis, and failure to do so when necessary could have a material adverse effect upon Drew Shoe's business, operating results and financial condition.

      SEASONALITY AND QUARTERLY FLUCTUATIONS. Historically, sales of Drew Shoe products are not seasonal. However, sales revenue and profitability may vary from quarter to quarter based on the introduction of new products, opening of new stores, weather conditions, marketing and media expenditures, and certain non-recurring charges.

      DIVERSION OF COMPANY EXECUTIVE'S ATTENTION. The Drew Shoe acquisition and integration into BCAM's core business is expected to consume a significant amount of time of Michael Strauss, the Company's Chief Executive Officer, which will detract from his ability to focus on BCAM's "core business" as well as other new opportunities, which could adversely affect the future growth and development of this aspect of the Company's business.

                     MARKET FOR COMPANY'S EQUITY SECURITIES

                              COMMON STOCK - NASDAQ

1995                                High Bid                 Low Bid
----                                --------                 -------
First Quarter                        1 1/16                    3/4
Second Quarter                       1 9/32                    7/8
Third Quarter                        1 21/32                  31/32
Fourth Quarter                          2                       1

1996
----
First Quarter                         1 1/4                   29/32
Second Quarter                       1 5/16                   29/32
Third Quarter                        1 23/32                  15/16
Fourth Quarter                       1 7/16                   13/16

1997
----
First Quarter                         1 3/8                   27/32
Second Quarter                        1 1/8                   11/16
Third Quarter                         23/32                   1 7/8
Fourth Quarter, through              1 31/32                    1
December 22, 1997

                      COMMON STOCK - BOSTON STOCK EXCHANGE

1995                             High Sales Price         Low Sales Price
----                             ----------------         ---------------
First Quarter                        1 1/16                    13/16
Second Quarter                       1 9/32                    31/32
Third Quarter                         1 1/2                      1
Fourth Quarter                       1 13/16                   1 1/8

1996
----
First Quarter                          N/A                      N/A
Second Quarter                        1 1/4                   1 1/16
Third Quarter                        1 19/32                     1
Fourth Quarter                       1 7/16                     7/8

1997
----
First Quarter                         1 1/4                    27/32
Second Quarter                       1 3/32                     3/4
Third Quarter                        1 3/32                    23/32
Fouth Quarter, through                1 5/8                    1 5/8
December 22, 1997

                      REDEEMABLE CLASS B WARRANTS - NASDAQ

1995                                High Bid                 Low Bid
----                                --------                 -------
First Quarter                         1/8                      1/8
Second Quarter                        1/8                      1/8
Third Quarter                         1/8                      1/8
Fourth Quarter                       7/32                      1/8

1996
----
First Quarter                         1/8                      1/8
Second Quarter                        1/8                     1/16
Third Quarter                         1/8                      1/8
Fourth Quarter                       1/16                     1/16

1997
----
First Quarter                        1/16                     1/16
Second Quarter                        NA                       NA
Third Quarter                         1/4                      5/8
Fourth Quarter, through              9/32                      3/4
December 22,  1997

                      REDEEMABLE CLASS E WARRANTS - NASDAQ

1995                                High Bid                 Low Bid
----                                --------                 -------
First Quarter                        11/32                      1/4
Second Quarter                        3/8                      5/16
Third Quarter                         5/8                       3/8
Fourth Quarter                        7/8                       3/8

1996
----
First Quarter                        7/16                       3/8
Second Quarter                        3/8                       3/8
Third Quarter                         5/8                       3/8
Fourth Quarter                        7/8                      5/16

1997
----
First Quarter                        5/16                      5/16
Second Quarter                       5/16                       1/4
Third Quarter                        1/16                      7/16
Fourth Quarter, through              3/8                      13/16
December 22, 1997

                                    DILUTION

      As of September 30, 1997, the net tangible book value per share of the Company's Common Stock was approximately $.053. "Net tangible book value per share" represents the amount of the Company's tangible assets, less the amount of its liabilities, minority interest and redeemable stock, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the proceeds from the sale of Common Stock upon exercise of the balance of Redeemable Class B Warrants and Redeemable Class E Warrants at exercise prices per share of $1.14 and $0.95, respectively, and the exercise of the 875,000 shares under options with exercise prices of $0.75 to $1.69, the pro-forma net tangible book value per share of Common Stock as of September 30, 1997, would have been $.201. This would result in dilution to purchasers of Common Stock upon the exercise of all shares purchased pursuant to the Warrants and options of $.851. Refer to the following table for the dilution of the shares purchasable under each of the Warrants and the options as a group (based upon the weighted average exercise price per share).

                              Redeemable     Redeemable
                               Class B        Class E       875,000
                               Warrants       Warrants      Options      Total
                               --------       --------      -------      -----
Public offering price per
share of Common Stock
upon exercise of Warrants
and Stock Options              $1.140         $0.950        $0.75-       $1.052
                                                            $1.69

Net tangible book value
per share at September
30, 1997                       $0.053         $0.053        $0.053       $0.053

Net increase per share
attributable upon
exercise of the Warrants
and Stock Options              $0.078         $0.038        $0.048       $0.148

Pro forma net tangible
book value per share of
Common Stock after
exercise of the Warrants
and Stock Options              $0.131         $0.091        $0.101       $0.201

Dilution of net tangible
book value per share of
Common Stock to new            $1.009         $0.859        $0.906       $0.851
investors

                                 USE OF PROCEEDS

      The Company will derive proceeds from any exercise of the Redeemable Class B and E Warrants and from the 875,000 shares being registered hereby. The Redeemable Class B and E Warrants are exercisable no later than January 18, 1998 (formerly January 16, 1995). The options have various expiration dates ranging from May 1999 to May 2007. Assuming the exercise of the Redeemable Class B and E Warrants, the maximum aggregate amount of such proceeds is estimated at approximately $2,173,000 (before any expenses). Assuming the exercise of the options to purchase 875,000 shares of Common Stock, the Company would receive aggregate proceeds of approximately $880,000 (before any expenses). If the Company were to receive such proceeds indicated above, said proceeds would be utilized for general working capital purposes.

      The Company may also use working capital for acquisitions.

      The foregoing represents the Company's best estimate of its use of the net proceeds from any exercise of the Warrants and Stock Options offered hereby, based upon the current state of its business operations, its current plans and current economic and industry conditions. Further events, including the problems, delays, expenses and complications frequently encountered by businesses as well as changes in economic, regulatory or competitive conditions or the success or lack thereof of the Company's research and marketing activities and planned acquisitions, may require reallocation of funds or may require the delay, abandonment or reduction of the Company's efforts.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at September 30, 1997, as adjusted to reflect (a) the issuance and sale of 1,292,254 shares of Common Stock upon exercise of the Redeemable Class B Warrants at $1.14 per share; (b) the issuance and sale of 737,382 shares of Common Stock upon issuance of the Redeemable Class E Warrants at $0.95 and (c) the issuance of 875,000 shares of Common Stock upon exercise of 875,000 stock options to employees, directors, former directors, consultants, and a former joint venture partner.

                                                        September 30, 1997
                                                           (unaudited)
                                                  As Adjusted         Actual
                                                  ------------     ------------
10%/13% Convertible Notes, net of
unamortized amount allocated to warrants          $  4,195,000     $  4,195,000

Other long-term debt                                 4,513,000        4,513,000

Minority interest (a)                                1,060,000        1,060,000

----------

Acquisition Preferred Stock, par value $.01       $       --       $       --
per share, authorized 750,000 shares, no shares issued or outstanding

Common Stockholders' Equity:

Common Stock, $.01 par value; 40,000,000
shares authorized; 17,440,415 shares issued
and 16,667,233 outstanding; 20,335,051
shares issued and 19,571,869 outstanding, as
adjusted (a)                                           203,000          174,000

Paid-in surplus                                     27,972,000       25,001,000
Unamortized financing charge                        (5,746,000)      (5,746,000)

Deficit                                            (16,043,000)     (16,043,000)
                                                  ------------     ------------
                                                     6,386,000        3,386,000
  Less:
  Treasury Shares (763,182 shares)                    (899,000)        (899,000)
                                                  ------------     ------------
Common Stockholders' Equity                       $  5,487,000     $  2,487,000
                                                  ============     ============
Total Capitalization                              $ 15,255,000     $ 12,255,000
                                                  ============     ============

Notes:
(a) Does not include the effects to reduce minority interest and increase common shareholders' equity which results from the conversions, in November and December 1997, of approximately $400,000 of preferred stock of BCA Services, Inc. (a subsidiary of the Company) into approximately 553,855 shares of common stock of the Company.

                             SELECTED FINANCIAL DATA

      The selected historical financial data set forth below are derived from the audited consolidated financial statements of the Company as of December 31, 1996 and for the years ended December 31, 1996 and 1995, and the unaudited condensed consolidated financial statements as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996, appearing elsewhere in this Prospectus. On September 22, 1997 the Company acquired Drew Shoe and has accounted for Drew Shoe under the purchase method of accounting. As such, the Company's financial position at September 30, 1997 (unaudited) includes the financial position of Drew Shoe based upon a preliminary allocation (based upon estimates which are subject to change) of the purchase price of Drew Shoe. Results of operations for the nine-month period ended September 30, 1997 include the results of Drew Shoe's operations for the period since its acquisition by the Company on September 22, 1997 (see Note 2 to unaudited condensed consolidated financial statements as of and for the period ended September 30,
1997) and are, in any event, not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

      The summary pro-forma financial data set forth below shows the unaudited pro-forma results of operations assuming that the Company had purchased Drew Shoe as of the beginning of each period shown. This information is derived from the financial statements described above as well as the pro-forma information and audited financial statements of Drew Shoe (appearing elsewhere in this Prospectus) and unaudited financial information for Drew Shoe for the nine months ended September 30, 1997 (not presented herein). This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges which are discussed in Notes 3 and 5 of the unaudited condensed consolidated financial statements of the Company as of and for the period ended September 30, 1997 and in "Special Risk Factors") and the amortization of preliminary fair value adjustments principally for increased depreciation. The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses to offset anticipated profits from Drew Shoe.

      The summary historical financial data should be read in conjunction with Company's consolidated and, condensed consolidated, financial statements and notes thereto included elsewhere in this Prospectus.

      The summary pro-forma financial data should be read in conjunction with the financial statements of the Company referred to above as well as to the unaudited pro-forma information of the Company and Drew Shoe, the audited financial statements of Drew Shoe as of December 31, 1996 and the unaudited interim financial statements of Drew Shoe as of June 30, 1997, also included elsewhere in this prospectus.

                                                 Summary Financial Information
                                      (Dollar Amounts In Thousands, Except Per Share Data)

                                        Pro-Forma                                           Historical
                               -----------------------------              ------------------------------------------------
                                 Nine Months Year ended                   Year ended                     Nine Months ended
                               September 30,    December 31,              December 31,                      September 30,
                               -------------    ------------              ------------                      -------------
                                   1997             1996             1996             1995           1997(a)            1996
                                ----------       ----------       ----------       ----------       ----------       ----------
STATEMENT OF OPERATIONS
Data:
Net revenue                          11,902           15,214       $      605       $      752       $      771       $      384
                                 -------------------------------------------------------------------------------------------------
Gross margin                          4,710            5,757              273              598              329              227

Selling, general and
administrative                        5,985            7,026            1,802            1,832            1,943            1,370
Research and development                 80               98               98              186               83               79
                                 -------------------------------------------------------------------------------------------------
Loss from operations                 (1,355)          (1,172)          (1,568)          (1,864)          (1,697)          (1,222)
                                 -------------------------------------------------------------------------------------------------
Interest income                          54               68               54              175               21               55
Interest and financing cost          (1,140)          (1,421)            --               --               (378)              (5)
Minority interest                      --               --               --               --               (788)            --
                                 -------------------------------------------------------------------------------------------------
    Total financial
         charges                     (1,086)           1,353               54              175           (1,145)              50
                                 -------------------------------------------------------------------------------------------------
Net loss                         $   (2,441)      $   (2,525)      $   (1,514)      $   (1,689)      $   (2,842)      $   (1,172)
                                 ==========       ==========       ==========       ==========       ==========       ==========

Weighted average number
of common shares                 16,475,000       16,600,000       14,868,000       14,818,000       15,807,000       14,865,000

Net loss per share               $    (0.15)      $    (0.15)      $    (0.10)      $    (0.11)      $    (0.18)      $    (0.08)

                                                        September 30, 1997
                                                   (as adjusted)(b)    (actual)
                                                   ----------------    --------
BALANCE SHEET DATA:
Cash and equivalents                                 $    6,297       $    3,297
                                                     ==========       ==========
Working capital                                          11,415            8,415
                                                     ==========       ==========
Total assets                                             18,772           15,772
                                                     ==========       ==========
Long term debt                                            8,704            8,704
                                                     ==========       ==========
Minority interests                                        1,060            1,060
                                                     ==========       ==========
Stockholder's equity                                      5,487            2,487
                                                     ==========       ==========

NOTES:

(a) Includes the (unaudited) results of operations of Drew Shoe for eight days since its acquisition by the Company on September 22, 1997.

(b) Includes the financial position of Drew Shoe as of September 30, 1997 (unaudited) based upon a preliminary allocation of the purchase price to the estimated fair value of assets and liabilities acquired. Assumes the exercise of the Class B and Class E Warrants being registered hereby for a total of 2,173,683 shares and the exercise of options being registered hereby for a total of 875,000 shares. The assumed net proceeds are approximately $3,000,000 after considering estimated expenses of the offering.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      Except for the historical information contained herein, the following discussion contains forward looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in Factors That May Affect Future Results

OVERVIEW

      BCAM International, Inc. (the "Company") has been a software technology and consulting company, specializing in ergonomic (human factor) solutions for individuals, government, and for major corporations. The Company's focus since 1995 has been on (I) accelerating the development and commercialization of the Company's Intelligent Surface Technology ("IST"), (II) continuing the development of proprietary software MannequinPro(TM) and the EARLY(R) process,
(III) upgrading and marketing its proprietary software ("HumanCAD(R)") products of MannequinPro(TM) and EARLY(R), and marketing Software Based Ergonomic Consulting Services and (IV) making one or more acquisitions of existing businesses which could provide the Company with a greater revenue base and opportunity to utilize its technology. The Company also continues to provide its Traditional Ergonomic Consulting Services in Ergonomic Product Assessment and Redesign and Ergonomic Workplace Assessment.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

RESULTS OF OPERATIONS

      Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.7 million plus the assumption of liabilities. Drew Shoe is a designer, manufacturer, marketer and distributor (both wholesale and retail) of medical footwear. The Company has accounted for its acquisition of Drew Shoe under the purchase method of accounting. As such, the results of operations of Drew Shoe are consolidated with the Company's operations for the quarter and nine months for eight days beginning on September 22, 1997. Drew Shoe's revenues during that period were approximately $353,000 and it had no operating income partly because that short period of operations was interrupted by physical inventory counting necessitated by the acquisition.

      The Company expects that Drew Shoe, with revenues of over $14.5 million in calendar 1996, will be a significant contributor to revenues in future quarters. Further, the Company expects to take steps to build the revenue base and profitability of Drew Shoe.

      Revenues from non Drew Shoe business activities were approximately $43,000 (25%) lower for the quarter ended September 30, 1997 compared to 1996. The reduction in the current year reflects customer delayed starts of certain consulting projects and lower than expected software and license revenue. Revenues for the nine months ended September 30, 1997 were approximately $34,000 (9%) higher for the nine months compared to the prior year.

      Selling, general and administrative costs reflect an increase of approximately $297,000 from the sequentially preceding quarter. The increase consists principally of approximately $138,000 related to the inclusion of Drew Shoe expenses and approximately $100,000 related to executive bonus and payment of deferred compensation. The quarterly selling, general and administrative costs are higher than the prior year because of the factors described in the preceding sentence as well as marketing and other investments being made in the HumanCAD Systems business and other matters.

      Interest and financing costs for the quarter and nine months ended September 30, 1997 consisted principally of: (i) non-cash amortization of unamortized financing charge as a result of the application of EITF Statement D-60 (approximately $180,000), (ii) costs of financings which the Company chose not to complete

(approximately $130,000) as well as (iii) amortization of Deferred finance costs and accrual for interest. See Note 3 to condensed consolidated financial statements as of September 30, 1997 (unaudited) regarding the significant non cash charge which results from the accounting under EITF Statement D-60.

      Non-cash charges to minority interests of $788,000 during the quarter and nine months ended September 30, 1997 reflect the accounting for the beneficial conversion feature of subsidiary preferred stock issued during the quarter. Such accounting, in accordance with EITF Statement D-60 is described in Note 5 to the condensed consolidated financial statements as of and for the period ended September 30, 1997 included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

      The September 22, 1997 purchase of Drew Shoe results in a significant change in the financial position, working capital and liquidity of the Company. This results from: (i) the issuance of $6,000,000 of 10%/13% Convertible Notes, due 2002, and Warrants, (ii) the credit facility with a bank and (iii) the purchase of significant operating assets in Drew Shoe (principally inventory, receivables, facilities and equipment), net of expenses and liabilities associated with the transactions. The Company's financial position, working capital and liquidity was also improved during the quarter by the issuance of $1,200,000 of convertible preferred stock of a subsidiary (see Note 5 to condensed consolidated financial statements as of and for the period ended September 30, 1997 included elsewhere in this Prospectus). As a result, the Company's financial position has changed, during the quarter ended September 30, 1997 (unaudited), as follows:

                         September 30, 1997     June 30, 1997         Change
                         ------------------     -------------         ------
                            (unaudited)                             (unaudited)

Cash                       $  3,297,000          $   240,000      $  3,057,000

Working capital            $  8,415,000          $   226,000      $  8,189,000

Total Assets               $ 15,772,000          $ 1,559,000      $ 14,213,000

Shareholders equity        $  2,487,000          $ 1,161,000      $  1,326,000

      These changes are supported by increases in debt for (i) the Convertible Notes, (ii) approximately $400,000 in notes payable to the sellers of Drew Shoe,
(iii) approximately $3,700,000 of borrowings under a term loan and revolving credit facility from a bank, (iv) approximately $450,000 in a short term note payable in October 1997 and (v) approximately $225,000 in other long term debt. Subsequent to September 30, 1997, the $450,000 short term note was repaid, as was $250,000 under the revolving credit arrangement at Drew Shoe. See Notes 3, 4, 5 and 7 to Condensed Consolidated Financial Statements as of September 30, 1997 and "Description of Securities" for a description of the terms of the Convertible Notes, credit facility, convertible preferred stock and short term note payable.

      The Company believes that its liquidity and capital needs for the coming twelve months can be supported by its present cash resources. However, the Company's plans for the coming months anticipate further acquisitions, some of which could be material, and further investment in what it believes to be high potential software products. Such business development activities will likely require the Company to raise additional capital (debt or equity or convertible securities) to support its plans to grow the business over the coming twelve months.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

RESULTS OF OPERATIONS

      Software sales and Software Based Ergonomic Consulting Service contributed minimal revenue in 1996 and 1995. The Company's Traditional Ergonomic Consulting Services provided virtually all revenue to the Company from contracts providing for a fixed price or a fixed hourly rate. For the year ended December 31, 1996, revenue from long-term fixed price contracts accounted for under the percentage of completion method of accounting totaled approximately two thirds of revenues (See - Note 2 to the audited financial statements of the Company as of December 31, 1996 and for each of the two years then ended). In setting its price for services, the Company seeks to estimate the man hours that will be required to provide the services. To the extent that the Company underestimates the man hours that will be required, or the expenses it will incur in performing a contract, the Company could realize a loss on any particular contract. Net revenue decreased by $147,523 in 1996 from 1995.

Net revenue includes the following:

                                                         Year Ended December 31,
                                                         -----------------------
                                                            1996          1995
                                                          --------      --------
Intelligent Surface Technology (IST)                      $ 28,030      $ 96,473
Ergonomic Product Assessment and Redesign services         415,160       451,508
Ergonomic Workplace Assessment services                    161,364       204,096
                                                          --------      --------
                                                          $604,554      $752,077
                                                          ========      ========

      Revenue from IST includes the initial payments for licensing the IST as well as fees associated with the development of the prototypes for the specific applications. Revenue from IST in 1996 includes $15,000 connected with the Sealy option and development agreement signed in 1996. In 1996, $12,500 of revenue from the 1994 Lumex agreement was written off after the termination of that agreement. IST revenue declined $68,443 in 1996 from 1995 and accounted for 5% of net revenue in 1996 versus 13% in 1995. The majority of 1995 revenue is attributable to the licensing and development agreements with Reebok for Intelligent Footwear and Athletic Sport and Fitness Equipment and Lumex.

      Due to the one-time nature of many of the Company's consulting contracts, revenue from Ergonomic Product Assessment and Redesign services, and Ergonomic Workplace Assessment services (Traditional Ergonomic Consulting Services) fluctuates from year to year. Ergonomic Product Assessment and Redesign services revenue decreased by $36,348 in 1996 from 1995 and provided 69% of the Company's revenue in 1996 compared to 60% in 1995. Revenue from Ergonomic Workplace Assessment services decreased $42,732 in 1996 from 1995 and accounted for 26% of net revenue in 1996 versus 27% in 1995. Both of these decreases reflect a change in the strategy to focus on industries where the Company has significant expertise, and to build long-term relationships for future integration of our technology in these companys' products.

      Direct costs include salaries, equipment purchases for contracts, consulting fees and certain other costs. Gross profit may fluctuate from period to period. Factors influencing fluctuations include the nature and volume of services provided to individual customers which affect contract pricing, the Company's success in estimating contract costs (principally professional time), the timing of hiring new professionals, who may require training before gaining experience, efficiencies and meeting customer demands.

      Direct costs decreased $325,290, to $272,980 in 1996 from $598,270 in 1995 primarily due to: (i) a more favorable mix of internal versus outside resources in 1996 as compared to 1995, and (ii) the elimination in 1996 of a reserve for $149,000 for Textron development, previously recorded in 1994, representing estimated expenses for providing additional development services to Textron. Under the agreed amendment with Textron, signed in August 1996, Textron may receive a credit for $150,000 from any royalties that may be earned by the Company and will be proportional over a four-year period commencing in the first year when royalties become payable.

      Gross profit, as set forth in the table below, increased by $ 177,767 in 1996 as compared to 1995. The increase was due to the reduction in direct costs which more than offset the decline in net revenue.

                                                     Year Ended December 31,
                                                     -----------------------
                                                    1996                 1995
                                                  --------             --------
Net Revenue                                       $604,554             $752,077
Direct Costs                                       272,980              598,270
                                                  --------             --------
Gross Profit                                      $331,574             $153,807
                                                  ========             ========
Gross Profit Percentage                                 55%                  20%

      Selling, general and administrative expenses were $1,801,915 in 1996, which included approximately $355,000 in certain costs which are non-recurring in nature and reflect certain acquisition, financing and other strategic costs, as well as reductions in personnel costs for positions eliminated, among other items. Without these non-recurring expenses the selling, general and administrative costs in 1996 would have been $1,446,653. Therefore, excluding these 1996 non-recurring items, selling, general and administrative expenses would have been approximately $1,446,653 in 1996, $1,831,494 in 1995 (which includes approximately $193,000 of non-recurring expenses consisting principally of non-recurring consulting costs) and $2,339,225 in 1994.

      The Company's research and development costs decreased $87,965 to $97,854 in 1996 from $185,819 in 1995. This decrease is primarily due to the capitalization of $85,191 of development expenditures in 1996 relating to the upgrade of the Company's MannequinPro(TM) software, released in March 1997. In prior years, these costs were R&D in nature and accordingly were expensed in the period they were incurred. The remaining costs reflect the development of several components relating to certain applications of the IST. During 1996 and 1995, the Company made progress in the development of the necessary components relating to certain applications of the IST, such as a microvalve (patent filed in June 1996), a self-generating power supply and an intelligent switch.

      Net interest income decreased $119,971 to $54,055 in 1996 from $174,026 in 1995. The decrease is primarily attributable to a decrease in cash available for investment.

      Due to the net losses and the accounting rules in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes", there was no provision for income taxes in 1996 and 1995.

      As a result of all of the above, the net loss in 1996 decreased $175,340 to $1,514,140 from $1,689,480 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

      Cash, cash equivalents and held-to-maturity securities decreased by $1,682,514 to $526,344 at December 31, 1996, from $2,208,858 at December 31,
1995. Net cash used in operating activities, mainly to cover the 1996 net loss, was $1,394,584 for the year ended December 31, 1996, compared to $2,010,346 in the year ended December 31, 1995. Financing activities used $98,246 in cash for the year ended December 31, 1996, compared to $59,299 for the year ended December 31, 1995. This consisted mainly of uses of cash for stock registration and issuance costs, as well as cash paid for deferred acquisition and finance costs associated with the Drew Shoe acquisition.

      Accounts receivable, net of the allowance for doubtful accounts, decreased to $22,537 at December 31, 1996, from $135,995 at December 31, 1995. Three customers comprised 84% of gross accounts receivable at December 31, 1996.

      Unbilled receivables decreased from $173,403 at December 31, 1995 to $100,362 at December 31, 1996 due to fluctuations in volume of business and patterns of billing.

      Prepaid expenses and other current assets increased to 74,491 at December 31, 1996, from 60,182 at December 31, 1995.

      Accounts payable, accrued expenses and sundry liabilities decreased to $285,065 at December 31, 1996, from $422,671 at December 31, 1995. The decrease of $137,606 resulted primarily from the elimination of an accrual for $149,000 relating to the Textron licensing agreement.

      Consequently, working capital decreased $1,717,098 to $438,669 at December 31, 1996, from $2,155,767 at December 31, 1995.

FACTORS THAT MAY AFFECT FUTURE RESULTS

      The Company's future operating results are dependent on the Company's ability to (i) successfully further develop IST and increase the number of licensees, and the commercialization of IST by its licensees, (ii) further develop and sell its HumanCAD(R) software consisting of MannequinPro(TM), EARLY(R) process and Back-To-Work(TM) methodology, (iii) successfully market and sell its new Software Based Consulting Services and its Traditional Ergonomic Consulting Services and (iv) complete the Company's acquisition of Drew Shoe, future profitability of Drew Shoe and introduction of IST in medical footwear and orthotic products.

FORWARD-LOOKING STATEMENTS

      Information set forth in this Prospectus regarding the Company's plans for future operations constitutes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any forward-looking statements should be considered in light of the factors set forth in the "Risk Factors" section of this Prospectus.

                                    BUSINESS

      BCAM International, Inc. (the "Company") has been primarily a software technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, major corporations and government agencies, including the National Aeronautics Space Administration ("NASA"). The company's revenues have historically been derived primarily from consulting services. In early 1996, the Company refocused its efforts on (I) broadening and strengthening its patent portfolio, and accelerating the commercialization of the Company's Intelligent Surface Technology ("IST"), (II) continuing its development of proprietary software, which consists of the intelligent part of "IST", MannequinPro(TM), and the EARLY(R) process, (III) building its ergonomic consulting services business, which consists of Ergonomic Product Assessment and Redesign, and Ergonomic Workplace Assessment and (IV) pursuing acquisitions which could provide a larger base of revenues in businesses which can utilize Company technology.

      On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew Shoe"), a leading designer, marketer, manufacturer and distributor of medical footwear. Drew Shoe had revenues for its year ended December 31, 1996 of approximately $14.6 million and has been in business for approximately 125 years. Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through utilization of Company technology (both existing and under development) into Drew Shoe products and a platform for further possible acquisitions of medical footwear and related businesses. See "Risk Factors; History of Operating Losses; Effect of Recent Acquisition". The Company's revenues have historically been derived primarily from consulting services. Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be largely affected by the medical footwear business

On September 9, 1997, the Company announced that the 1998 Cadillac STS would offer, as an option, a driver and passenger seat, utilizing the Company's IST technology through a license agreement with McCord Winn Textron, Inc., a subsidiary of Textron, Inc. There can be no assurance that this commercialization of the Company's IST technology will result in material revenues.

The Company's subsidiaries consist of BCAM Technologies, Inc. (principally IST and related technologies),

BCA Services, Inc.(principally human ergonomics consulting), HumanCAD Systems, LTD. (Canada) (principally software development and marketing) and Drew Shoe Corporation (medical footwear).

      During the course of the Company's performance of ergonomic product and workplace assessment services, the Company from time to time develops certain know-how based upon data from its consulting services which it is able to embody into proprietary technologies. When this occurs, and it is believed that the technology is a significant enhancement from the existing technology, the Company files for patent protection under the laws of the United States and, if warranted, internationally.

INTELLIGENT SURFACE TECHNOLOGY

      Since 1991, the Company has been issued eight patents, and currently has six additional patent filings pending related to its Intelligent Surface Technology("IST"), which empowers surfaces to automatically measure any part of the body touching said surface and then, in real time, adjust themselves to conform to that user's body to provide the utmost comfort and fit. Such a surface is considered an intelligent surface because it is able to learn about the user and recognize patterns in the user's movements through the Company's proprietary software. The Company has identified applications for this technology in the primary areas of seating, footwear and bedding. In addition, the technology can be used for, among other things, handtools, exercise equipment and helmets.

CURRENT LICENSEES

      Textron. The Company and McCord Winn Textron, Inc., a subsidiary of Textron, Inc.("Textron"), signed a development and license agreement in March 1993 (the "Textron Agreement"), which was amended in October 1993 and August 1996. Under the Textron agreement, the Company granted an exclusive worldwide license to Textron, to use the IST patents and know-how in the manufacture, use and sale of seats and seating components in the transportation industry, wheelchairs, office furniture applications, and hospital beds. In 1993, the Company received licensing revenues of approximately $550,000 from Textron under this agreement. In 1996, Textron informed the Company that it expects a certain 1998 model automobile to be introduced in the fall of 1997, to incorporate IST in the design of the driver and passenger seat.

      The August 1996 amendment to the Textron Agreement obligated Textron to pay royalties to the Company through December 31, 1999, for any products designed by Textron using the Company's IST. The royalties average 3% of net sales after the first $150,000 of net sales. After January 1, 2000, Textron shall be obligated to pay the Company royalties only for products designed which actually incorporate IST patents and know-how transmitted to Textron by the Company after May 31, 1996. The Company has disclosed to Textron that it has received four patents and one notice of allowance after May 31, 1996.

      Reebok. In January 1994, the Company and Reebok signed a world-wide exclusive licensing and development agreement for the use of IST footwear. Generally, if the Company's technology is incorporated into Reebok's footwear, the Company expects to receive approximately $1.00 for every pair of shoes sold. In addition, Reebok has a right of first refusal to obtain exclusive licenses to use IST in athletic, sport and fitness equipment. Medical equipment and orthopedic shoes and other devices are specifically excluded from the Reebok license. In 1994 and 1995, the Company received approximately $162,000 in licensing revenue from Reebok under this agreement. The Company and Reebok are continuing to work closely in developing the application of the Company's IST, which is expected to be introduced in Reebok's footwear products in due course.

      Sealy. In August, 1996, the Company signed an agreement with Sealy, Inc. to utilize the Company's IST, computer software, know-how and expertise towards development of new Sealy products. Specifically, Sealy has an option agreement to utilize IST in its adjustable bed and a right of first refusal as applied to all bedding products (excluding medical bedding applications).

      Since 1991, when the first patent was issued in IST, the Company has recorded cumulative sales revenue of $1,009,753.

POTENTIAL NEW LICENSEES

      The Company has identified several organizations that can benefit from its technologies and ergonomic design expertise. As a result of this activity, the Company is in advanced discussions with a (1) a manufacturer of recliners, (2) an office furniture company for office seating products, (3) an airline for its first class seat, (4) a wheelchair manufacturer, (5) a hospital bedding company,
(6) a manufacturer of operating room tables and (7) a tool manufacturer. It is actively pursuing the leading companies within these fields in order to increase the number of licensees and generate additional revenue.

MARKETING STRATEGY

      The Company focuses on licensing rights to its IST technology to major corporations that meet specific criteria. Criteria include (1) size, (2) financial stability, (3) marketing presence and (4) sufficient resources to commercialize the Company's technology. The company's pricing objectives for the purchase of rights include an advance sufficient to insure the licensee's focus on commercialization of the technology and a royalty payment for each unit sold by the licensee.

TECHNOLOGY STRATEGY

      The Company's technology objectives for IST are to increase the number of users for IST, license as many organizations as possible to use its IST and commercialize its technology as rapidly as practical. The Company believes that these objectives can be accomplished by a strategy of (1) broadening and strengthening the Company's portfolio of patents in IST and (2) developing key components in the IST system, such as a microvalve, self-generating power supply and intelligent switch, (3) enhancing its application engineering development capability, and (4) developing know-how and methodologies in incorporating IST into common products such as seats, helmets, footwear and hand-tools.

IST PATENTS

      During 1995 and 1996, the Company substantially broadened and strengthened its intellectual property related to IST, both domestically and internationally. During, 1996, the United States Patent Office issued three patents and the Company received a notice of allowance from the European Patent Office. The Company now has eight issued patents and six pending patents.

      The new patents, together with the pending patents, have enabled the Company to broaden its market for licensing its technology, both domestically and internationally. The newly allowed claims cover a broad range of uses of IST, especially for medical applications.

PROPRIETARY SOFTWARE DEVELOPMENT

      In addition to the IST software, the Company's other software development efforts have always been focused in areas that support the Company's Ergonomic Consulting services. Since 1989, the Company has developed, marketed, maintained, and continuously upgraded two proprietary software packages:
MannequinPro(TM) and Mannequin On-Site(TM), and the EARLY(R) process.

MANNEQUINPRO(TM)

      The Company's HumanCAD(R) division launched the marketing of MannequinPro(TM) software for Windows in the second quarter of 1997. The software is compatible with CAD and other graphic programs, and has motion capture capabilities useful for graphical illustrations and motion analysis. The Company believes that many universities, design organizations and government agencies, including NASA, are current users of the earlier version of MannequinPro(TM). The results of a successful beta test of the new version of MannequinPro(TM), and preliminary market survey confirmed that a substantial market exists, especially among CAD users and industrial designers. The Company estimates that there are approximately 2,000,000 CAD seats in existence, which are growing at a rate of 400,000 seats per year.

      MannequinPro(TM) is a human modeling program that enables the user to render 3-dimensional scaleable humanoid figures on a personal computer (PC). These figures can be articulated into any position and then can be viewed from any angle, distance or perspective. The result of that view can be printed, plotted or exported to other graphics software for further enhancement of the image. The figures can walk, bend, reach and grasp objects. A user can test the functionality of many devices. The Company has recently upgraded a Windows(R) version that processes on all Windows(R) platforms.

EARLY(R)

      The Company's EARLY(R) process (Ergonomic Assessment of Risk and Liability) allows the ergonomist to integrate videotapes of tasks with the assistance of sophisticated software to identify risk of Cumulative Trauma Disorders and determine opportunities for ergonomic intervention. This process could facilitate a good fit between the workplace and workers' capabilities. Currently, the Company's EARLY(R) process is marketed on a retail basis to industrial companies and governments, and wholesale to insurance companies. See Marketing of Ergonomic Consulting Services.

ERGONOMIC CONSULTING SERVICES BUSINESS

      The Company believes that its ergonomic consulting services are the primary source of new product ideas and with it, the potential for royalty income, as well as new product and service offerings. During the course of the Company's performance of ergonomic product and workplace assessment services, the Company from time to time develops certain know-how based upon data from its consulting services which it is able to embody into proprietary technologies. When this occurs, and it is believed that the technology is a significant enhancement from the existing technology, the Company files for patent protection under the laws of the United States and, if warranted, internationally.

ERGONOMIC PRODUCT ASSESSMENT AND REDESIGN

      The Company performs comprehensive subjective and objective ergonomic testing of products. The tests quantify the product's relationship to the human subject in terms of comfort, fit, usability and user performance. Results of the ergonomic testing are used by product developers, manufacturers and industrial design firms to improve existing products and/or develop new ones. In essence, the Company serves as the "User's Representative", communicating user needs in terms that engineers and industrial designers can apply in the design of product. This analysis provides substantial guidance and a strong foundation for the design process.

ERGONOMIC WORKPLACE ASSESSMENT

      Workers' Compensation coverage to employees cost U.S. employers over $100 billion in 1996. It is also estimated that more than 2.5 million people developed musculoskeletal disorders in 1996, and according to OSHA, each year over $20 billion dollars are spent on repetitive stress injuries (or Cumulative Traumatic Disorders). Many of these injuries involve lost duty time for recuperation and reassignment of injured workers to other jobs, in addition to medical treatment costs, thus escalating total workers' compensation costs.

      The Company provides Ergonomic Workplace Assessment services to industrial companies, government, and insurance companies, to reduce musculoskeletal injuries, through its proprietary EARLY(R) services and custom tailored consulting services and provides benefits including (1)the potential for improved productivity and (2)enhanced product and service quality.

      EARLY(R) is a unique laboratory service for the analysis of an organization's workplace for ergonomic health using proprietary computer-assisted software for biomechanical analysis. EARLY(R) allows for the prediction of musculoskeletal injury likelihood and the development of cost-effective solutions to reduce the risk factors related to Work Related Musculoskeletal Disorders (WMSDs) with emphasis on Cumulative Trauma Disorders.

      Benefits of the EARLY(R) service to clients are that it may (1)reduce workers' compensation costs, (2) help prevent work related musculoskeletal disorders, (3) assist in compliance with OSHA, NIOSH, and ADA regulations, (4) increase productivity and improve quality of life, (5)provide practical ergonomic engineering and off-the-shelf product solutions, and/or (6)organize job rotation schedules.

      EARLY(R) consists of a three-phase process: data collection, laboratory analysis and solution(s). Data collection includes a short videotape of the task being performed, an employee musculoskeletal stress questionnaire and historical injury and illness data. Laboratory analysis is performed by ergonomists using proprietary, computerized biomechanical modeling techniques at the Company's laboratories. Recommendations are provided from a data-base of standard solutions. If no solution is available from the data-base, customized solutions are also developed.

      Customized analyses, not typically available as part of standard EARLY(R), are provided including (1)unique recommendations which are beyond EARLY(R)'s database of standard solutions, (2)implementation assistance, (3)long-term monitoring and (4)follow-up.

MARKETING OF ERGONOMIC CONSULTING SERVICES

      Ergonomics, human factors, originated in academia and was only recently popularized by industry. Because the sales process is long and complex, the Company's emphasis is on building long-term relationships with major organizations and maximizing return from each relationship. The company markets and promotes its Ergonomic Consulting Services with traditional methods including obtaining referrals from existing clients, publishing articles, speaking at seminars and conducting industry specific seminars. The Company is expanding the scope of its sales efforts to also include attending and exhibiting at trade shows, utilizing direct marketing techniques, building a highly experienced and professional sales team, advertising in selected trade publications and expanding its Internet web site.

PRICING OF ERGONOMIC CONSULTING SERVICES

      The Company's pricing formula generally includes a fixed consulting fee together with a royalty which may be earned when the Company's ergonomic product redesign recommendations are commercialized or a percentage of cost savings when major ergonomic workplace assessment recommendations are implemented.

RESEARCH AND DEVELOPMENT

      The Company's research and development is focused on enhancing and commercializing the Company's core technologies. The Company attempts to minimize spending on research. Therefore, the Company typically attempts to acquire the rights to use an existing technology, if available. The Company will, however, fund research for technology, when the needed technology is not available. For example, the Company is funding research, design and development of a microvalve which is needed in the application of its IST for hand tools and footwear.

      The Company uses its internal resources and subcontractors, as needed, in its research and development activities. For example, the Company has established a collaborative research and development relationship with the State University of New York at Stony Brook, and plans to establish additional relationships with other universities, and government laboratories, as necessary.

COMPETITION

      Management of the Company believes that its unique technologies, proprietary software, methodologies and know-how are a competitive advantage. The Company believes that MannequinPro(TM) is the only software package of its kind that will process on a PC with a minimum of resources, i.e., 8 MB of memory. Most other human modeling software requires more computing resources such as workstation hardware. Therefore, MannequinPro(TM) has significant economic advantages over other competing software of its kind. With respect to its Ergonomic Workplace Assessment, there are many competing sources for similar services to the Company's offerings. However, the Company believes its EARLY(R) process, with its accompanying proprietary software, provides significant advantages in terms of (1) cost and (2)proven database solutions for its clients.

      There are many sources of ergonomic product design services, especially internal designers of organizations. Other companies and agencies are developing, and have developed, particular services and technologies that are competitive with the Company's services and technology and management believes that increased competition is likely. Some of the Company's competitors have significantly greater financial, technical and other resources than the Company.

GOVERNMENT REGULATION

      The Company's present and anticipated activities are not generally subject to government regulation in the United States or other countries.

      While the Company cannot predict the extent to which it may be affected by legislative or other regulatory developments, it does believe that the current policies of OSHA encourage the use of the Company's services. The Company believes that if OSHA continues to focus on ergonomic issues, it will result in both industry and the general public becoming more aware of the need for ergonomic services and products. Focus is also occurring at the FDA to encourage more human factor engineering in the design of medical devices.

      The costs and effects of complying with environmental laws by the Company are not material.

PROPRIETARY INFORMATION

      The patent process is a major protection for the Company's intellectual property. As of today, the Company has obtained eight patents and has filed six additional patent applications relating to its IST. One of the six patents filed is significant because it is for a critical component needed to miniaturize the application of the IST. Such miniaturization will allow the Company to a) accelerate the commercialization of many applications, b) enter the very large and expanding medical footwear market with applications for diabetics, arthritics and the aging population, and c) provide applications to other industries, such as the hand tool industry. The Company also has five U.S. patents in fields other than IST.

      The Company protects its proprietary written material, know-how, computer software and technology which it has or may develop, through the use of United States copyrights, common-law trade secret protection, trademarks and service marks, and contractual arrangements. In addition, the Company enters into confidentiality arrangements with its employees, consultants and customers, and implements various measures to maintain "trade secret" protection for its products.

DREW SHOE ACQUISITION

      Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.6 million plus the assumption of liabilities. The purchase price was paid by delivery to the two shareholders of Drew Shoe of an aggregate of $3,882,000, promissory notes in the aggregate principal amount of $400,000 and by delivery of an aggregate of 375,000 shares of the Company's Common Stock. The promissory notes bear an interest rate of 8% per annum, are due on September 19, 1999, and are payable in twenty-four (24) equal monthly installments aggregating $8,333.34 (plus interest) with a final payment due in the twenty-fifth (25th) month aggregating $200,000.

      See "Description of Securities; 10%/13% Convertible Notes and Non Redeemable Class DD Warrants" for a description of the securities issued in order to finance the acquisition of Drew Shoe.

      Simultaneously with the acquisition, Drew Shoe closed a credit facility (guaranteed by the Company) consisting of a revolving line of credit and term loan with a commercial bank providing for total availability of $5.5 million, a portion of which is based upon agreed upon percentages of accounts receivable and inventory. As of the acquisition, the Company believes there to be approximately $4.5 million available under this credit facility (approximately $3.75 million of which was drawn down to pay certain existing liabilities of Drew Shoe and to transfer $250,000 to the Company.

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. For its fiscal year ending December 31, 1996, Drew Shoe had revenues of approximately $14.6 million. The Company intends to continue to operate Drew Shoe as a manufacturer of medical footwear.

      Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through (i) utilization of Company technology (both existing and under development) into Drew Shoe products, (ii) a base from which to possibly acquire additional retail facilities for Drew Shoe products (iii) profit and systems improvement opportunities and (iv) a platform for possible further acquisitions of medical footwear and related businesses. The Company believes that the medical footwear business is a fragmented business with expansion opportunities for the Company.

      Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be largely affected by the medical footwear business. The operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future. The Company has financed the acquisition of Drew Shoe with convertible notes that will add significant cash and non-cash charges for interest and financing as well as financial covenants.

      Reference is made to "Special Risk Factors - Charges to Operations Related to Recent Financings" and "Description of Securities, 10%/13% Redeemable Convertible Notes" and to "Financial Statements - Notes to Condensed Consolidated Financial Statements as of September 30, 1997 (unaudited)".

EMPLOYEES

      As of November 30, 1997, the Company had approximately 270 employees, including approximately 253 persons employed by Drew Shoe. Of the 253 employees at Drew Shoe, approximately 18 are employed part time and approximately 140 are covered by a collective bargaining agreement that expires in May 1998. In addition, the Company established a collaborative research & development relationship with the State University of New York at Stony Brook, with plans to establish additional relationships with other universities, government laboratories, and other sub-contractors.

PROPERTIES

      Since 1990, the Company has leased office space at 1800 Walt Whitman Road, Melville, New York. The Company's lease expires on March 31, 2000. The current annualized lease rate for this space is approximately $138,000, which is subject to annual increases. The facility, which contains approximately 8,400 square feet, includes biomechanics research laboratories and a comprehensive ergonomic library as well as offices. The laboratories are used both for testing and for the redesign of products. Drew Shoe owns a 40,000 square foot facility at 252 Quarry Road, Lancaster, Ohio which serves as the executive office as well as warehouse and certain manufacturing facilities. Drew Shoe also has a 60,000 square foot manufacturing facility on Forest Rose Avenue in Lancaster, Ohio which houses its principal manufacturing operations. Drew Shoe also leases retail space to house its 14 retail outlets. Such facilities call for aggregate annual rentals of approximately $286,000 per year. The Company's HumanCAD division has a development facility in Toronto, Canada which contains approximately 1,500 square feet and an immaterial amount of annual rent.

The facilities are believed to be adequate for the Company's operations into the foreseeable future.

LEGAL PROCEEDINGS

      There are no material legal proceedings pending against the Company.

SUPPLIERS

      The Company's traditional business involves providing services, and the materials it uses in its business may be obtained from numerous suppliers. Drew Shoe depends on various raw materials and components to manufacture its shoes, many of which are dependent on one supplier. Drew Shoe does not have binding long-term supply contracts with these suppliers. Approximately 15% of Drew Shoe's supplies, primarily leather, are provided by Italian companies. The Company believes that its relationships with its vendors are satisfactory.

FORWARD-LOOKING STATEMENTS

      Information set forth in this Prospectus regarding the Company's plans for future operations constitutes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any forward-looking statements should be considered in light of the factors set forth in the "Risk Factors" section of this Prospectus.

                                   MANAGEMENT

Directors and Executive Officers

      The current directors and executive officers of the Company are as follows:

NAME                           AGE          POSITION WITH COMPANY
----                           ---          ---------------------
Michael Strauss                55           Chairman, President, Chief Executive
                                            Officer and Director

Robert P. Wong                 56           Vice Chairman, Chief Technology
                                            Officer and Director

Norman B. Wright               61           Vice Chairman, President and Chief
                                            Executive Officer,
                                            HumanCAD(R) Systems and Director

Charles G. Schuyler            50           Vice Chairman, President and Chief
                                            Executive Officer of Drew Shoe
                                            Corporation (a Subsidiary of the
                                            Company) and Director

Kenneth C. Riscica             44           Vice President - Finance, Chief
                                            Financial Officer, Treasurer,
                                            Secretary

Joel L. Gold                   56           Director

Sandra Meyer                   60           Director

Glenn F. Santmire              54           Director

Mark L. Plaumann               42           Director

Stephen Savitsky               52           Director

      Michael Strauss became the Company's President and Chief Operating Officer effective January 2, 1995 and its Chairman of the Board and Chief Executive Officer on February 16, 1995. From 1991 to December 31, 1994, Mr. Strauss was President and Chief Operating Officer of Colorado Prime Corp., a home food service company providing home delivery of high quality, custom designed food programs to retail customers. From 1984 to 1991, he was Chairman and Chief Executive Officer of Capital Credit Corporation, a subsidiary of Union Corporation, a New York Stock Exchange Company. Capital Credit Corporation provides receivables management and consumer debt collection services to corporations in the financial services, telecommunications, health care and related businesses. Prior to his tenure at Union Corporation, Mr. Strauss was employed by American Express Company in various senior management positions including Executive Vice President of the Financial Services Division of Shearson Lehman Brothers, Executive Vice President of Travel Related Services, and President of American Express Canada, Inc. Mr. Strauss has a BBA from the City University of New York and an MBA from the Baruch School-City University of New York.

      Robert P. Wong was appointed Vice Chairman of the Board and Chief Technology Officer in February 1995, after having become a director in February of 1994. From September 1996 through October 15, 1997, Mr. Wong also served as Acting Chief Financial Officer and Treasurer. Previously, from February 1994 through February 1995, Mr. Wong worked as a representative for the Prudential Insurance Company, and was a private investor from 1989 to February 1995. Over the previous 27 years, Mr. Wong was founder and president of several technology companies and president of several subsidiaries of Coordinated Apparel, Inc. Mr. Wong has an SB in Electrical Engineering and also an SB in Industrial Management from Massachusetts Institute of Technology.

      Norman B. Wright was appointed President and Chief Executive Officer of BCAM's HumanCAD Systems division and Vice-Chairman of BCAM's Board of Directors in April of 1997. Previously, Mr. Wright was President and Chief Executive Officer of Virtek Vision International, Inc., a Canadian-based, multi-national laser-projection machine intelligence and pattern analysis systems designer and manufacturer. Prior to that he has held senior management posts in several companies and has launched and guided a number of public software technology companies through their successful development.

      Kenneth C. Riscica joined the executive officers of the Company as Vice President - Finance, Chief Financial Officer, Treasurer and Secretary effective October 16, 1997. Mr. Riscica, formerly a partner in charge of an emerging companies practice group with Arthur Andersen & Co. LLP (having been a partner from 1987 to 1992 after joining the firm in 1976), more recently served as Chief Executive Officer of Riscica Associates, Inc., a financial and management consulting firm and as Chief Financial Officer of Magna-Lab, Inc., a publicly traded medical technology company.

      Joel L. Gold was elected a Director in February 1994. Since September 1997, Mr. Gold has served as Vice Chairman of Coleman and Company Securities, Inc. and Senior Managing Director of Interbank Capital Group, LLC. From April 1996 to September 1997, Mr. Gold was Executive Vice President of L.T. Lawrence Co., an investment banking firm. From April 1995 to April 1996, Mr. Gold was a managing director and head of investment banking at Fechtor & Detwiler. From 1993 to 1995, Mr. Gold was a managing director at Furman Selz Incorporated, an investment banking firm. Prior to joining Furman Selz, from 1991 to 1993, he was a managing director at Bear Sterns & Co., an investment banking firm. Previously, Mr. Gold was a managing director at Drexel Burnham Lambert for nineteen years. He is currently a member of the Board of Directors of Concord Camera, Sterling Vision, Inc. and Life Medical Sciences. Mr. Gold has a law degree from New York University and an MBA from Columbia Business School.

      Glenn F. Santmire was appointed a director in October 1995. Since 1995 he has been employed by Unisys Corporation as Group Vice President of the Worldwide Services-Market Sector Group. From 1994 to 1995 he was President of GFS Associates, Inc., a consulting firm which he founded. From 1992 to 1994 Mr. Santmire was a Senior Vice President at Mastercard International and from 1990 to 1992 he was President of Enhanced Telephone Services, Inc., a subsidiary of Citibank. Mr. Santmire possesses both a BA and an MBA degree from New York University as well as a law degree from George Washington University School of Law.

      Sandra Meyer was appointed a director in July of 1997. Ms. Meyer has been a Senior Partner at Clark & Weinstock, a management consulting firm providing strategic advisory service to corporations and institutions, since 1993. She is retired from Citicorp where she served as a senior corporate officer, corporate affairs from 1989 to 1993. Prior to joining Citicorp, she served in increasingly senior marketing and general management positions at American Express and General Foods (now part of Kraft).

      Charles G. Schuyler was appointed a director in September of 1997. Mr. Schuyler is President and Chief Executive Officer of Drew Shoe Corporation ("Drew Shoe"). Drew Shoe was acquired by the Company on September 22, 1997. Mr. Schuyler commenced his employment with Drew Shoe in 1970 and became a 50% principal owner in 1982. Mr. Schuyler is a member of the National Shoe Retailers Association, Pedorthic Footwear Association and Two/Ten Foundation. Mr. Schuyler is a graduate of Ohio University majoring in Economics.

      Mark L. Plaumann was appointed a director in September of 1997. Mr. Plaumann has been a Senior Vice President of Wexford Management since January 1996, and since March 1995 has been a director and/or Vice President of the general partner of various public partnerships managed by Wexford Management. Mr. Plaumann joined the predecessor entities of Wexford Management in February 1995. Prior to joining Wexford Management, Mr. Plaumann was a Managing Director of Alvarez & Marsal, Inc., a crisis management consulting firm, from 1990 to 1995, and from 1985 to 1990 he was with American Healthcare Management, Inc., an owner and operator of hospitals, where he served in a variety of capacities, most recently as its President. Prior to that he was with Ernst & Young LLP in its auditing and consulting divisions for eleven years. Mr. Plaumann is a director of Wahlco Environmental Systems, Inc., a manufacturer of environmental conditioning systems.

      Stephen Savitsky was appointed a director in October of 1997. Mr. Savitsky is the Founder, Chairman of the Board of Directors and Chief Executive Officer, since 1988, of Staff Builders, Inc., a large provider of temporary services to the home healthcare industry in the United States. Mr. Savitsky has a BA in Economics from Yeshiva University and an MBA in Marketing and Finance from Baruch School of Business.

      All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships between any of the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

      The Company carries insurance providing indemnification to all of the Company's directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

      The New York Business Corporation Law permits a corporation, through its certificate of incorporation, to prospectively eliminate or limit the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends, and transactions from which the director personally gained in fact a financial profit or other advantage to anything he was not legally entitled. The Company's Restated Certificate of Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long Term
                                                  Annual Compensation                      Compensation Awards
                                                  -------------------                      -------------------
                                                            Bonus      Other Annual     Options       All Other
Name and Principal Position     Year       Salary ($)        ($)      Compensation ($)    (#)      Compensation ($)
---------------------------     ----       ----------        ---      ----------------    ---      ----------------
Michael Strauss (1)             1996      $ 200,000           --        $   8,280           --             --
Chairman, President,            1995      $ 200,000           --        $   7,743      1,000,000           --
Chief Executive                 1994           --             --             --             --             --
Officer and Chief
Operating Officer

Robert Wong (2)                 1996      $ 102,000           --        $   6,000           --             --
Vice Chairman,                  1995      $  87,000           --        $   2,000        492,500           --
Chief Technology                1994           --             --             --            7,500           --
Officer, Acting Chief
Financial Officer,
Acting Secretary, and
Acting Treasurer

(1) Mr. Strauss became employed by the Company as its President and Chief Operating Officer on January 2, 1995 at an annual salary of $200,000. He subsequently became Chairman and Chief Executive Officer on February 16, 1995. (See " " regarding the January 1997 employment contract with Mr. Strauss. In September 1997, the Board of Directors granted Mr. Strauss a cash bonus of $75,000 based upon his efforts to close and finance the acquisition of Drew Shoe.

(2) Mr. Wong was elected a Director in February 1994. He became employed by the Company as its Chief Technology Officer, and was appointed Vice Chairman, on February 16, 1995 at an annual salary of $84,000 which was subsequently raised to $102,000 and, since January 1997, to $127,000. From September 1996 to October 15, 1997 he is also served as Acting Chief Financial Officer, Acting Secretary and Acting Treasurer. (See " " regarding the January 1997 employment contract with Mr. Wong.

      Subsequent to fiscal year end, options to purchase 2,000,000 shares of Common Stock, 1,880,250 of which are subject to shareholder approval of the amendment to the 1995 Stock Option Plan described herein, were issued to Michael Strauss. Including these options, Mr. Strauss has been granted options to purchase an aggregate of 3,000,000 shares of Common Stock at prices ranging from $.75 to $1.5157 per share.

      Subsequent to fiscal year end, options to purchase 750,000 shares of Common Stock, 690,125 of which are subject to shareholder approval of the amendment to the 1995 Stock Option Plan described herein, were issued to Robert P. Wong. Including these options, Mr. Wong has been granted options to purchase an aggregate of 1,250,000 shares of Common Stock at prices ranging from $.75 to $1.68 per share.

                 Option Grants in Fiscal Year 1994 and 1995 (9)
                                Individual Grants

                         Number of    % of Total Options
                         Securities      Granted to
                         Underlying       Employees    Exercise
                          Options         in Fiscal    of Base     Expiration
Name                     Granted (#)     Year 1995(9) Price ($/SH)    Date
--------------------      -------         -------       -------      -------
Michael Strauss           300,000(1)        15.94%      $1.0313      1/03/05
Chairman, President       200,000(2)        10.63        0.9219      2/16/05
& Chief Executive         500,000(3)        26.57        1.0469      7/03/05
Officer

Robert P. Wong              7,500(4)          N/A        1.6800      7/21/04
Vice Chairman,             25,000(5)         1.33        0.9219      2/16/05
Chief Technology          175,000(6)         9.30        0.9219      2/16/05
Officer, Acting            25,000(7)         1.33        1.0313      6/22/05
Chief Financial           267,500(8)        14.22        1.0469       7/3/05
Officer, Acting
Secretary and Acting
Treasurer

----------------------------

1 Options vested are as follows: 100,000 shares on January 3, 1996; 100,000 shares on January 3, 1997; 50,000 shares on January 3, 1998; and 50,000 shares on January 3, 1999.

2 Options vested are as follows: 50,000 shares on February 16, 1996; 50,000 shares on February 16, 1997; 50,000 shares on February 16, 1998; and 50,000 shares on February 16, 1999.

3 Options vested are as follows: 125,000 shares on July 3, 1996; 125,000 shares on July 3, 1997; 125,000 shares on July 3, 1998; and 125,000 shares on July 3, 1999.

4     Options vested are as follows: 7,500 shares on July 21, 1994.

5 Options vested are as follows: 10,000 shares on August 16, 1995; 7,500 shares on February 16, 1996; and 7,500 shares on February 16, 1997.

6 Options vested are as follows: 43,750 shares on February 16, 1996; 43,750 shares on February 16, 1997; 43,750 shares on February 16, 1998 and 43,750 shares on February 16, 1999.

7 Options vested are as follows: 10,000 shares on December 22, 1995; 7,500 shares on June 22, 1996; and 7,500 shares on June 22, 1997.

8 Options vested are as follows: 66,875 shares on July 3, 1996; 66,875 shares on July 3, 1997; 66,875 shares on July 3, 1998; and 66,875 shares on July 3, 1999.

9 There were no options or stock appreciation rights granted or exercised or long term incentive plan payments during the year ending December 31, 1996 to the persons set forth in the Summary Compensation Table. See "Security Ownership of Certain Beneficial Owners and Management" for disclosure of Options granted in 1997.

Option Exercises and Holdings

      The following table sets forth information concerning the exercise of stock options by the Named Executives during the Company's fiscal year ended December 31, 1996 and the value of any in-the-money unexercised stock options as of December 31, 1996:

    Aggregated Option Exercises in Last Fiscal Year and Current Option Values

                                                             Number of Securities
                                                            Underlying Unexercised         Value of Unexercised
                                 Aggregated Option          Options at December 31,       In-the-Money Options at
                                 Exercises in 1996                  1996(#)                December 31, 1996 (9)

                            Shares Acquired    Value
Name                        on Exercise (#)   Realized     Exercisable/Unexercisable     Exercisable/Unexercisable
                                                 ($)
Michael Strauss                  ____            ____           275,000/725,000                  -0- / -0-
Chairman, President &
Chief Executive Officer

Robert P. Wong                   ____            ____           153,000/347,000                  -0- / -0-
Vice Chairman , Chief
Technology Officer

      There were no options or stock appreciation rights granted or exercised or long term incentive plan payments during the year ending December 31, 1996 to the persons set forth in the Summary Compensation Table. See "Security Ownership of Certain Beneficial Owners and Management" for disclosure of Options granted in 1997.

EMPLOYMENT AGREEMENTS

MICHAEL STRAUSS

      Mr. Michael Strauss became the President and Chief Operating Officer of the Company effective January 2, 1995 pursuant to an employment agreement dated October 13, 1994 and amended on February 16, 1995. On February 16, 1995 Mr. Strauss became the Chief Executive Officer and Chairman of the Board of Directors. Pursuant to a revised employment agreement effective January 1, 1997, and expiring December 31, 1999, unless renewed, Mr. Strauss receives a base salary at a rate of $225,000 per year. Mr. Strauss shall be entitled to receive a bonus, which amount for the period ending December 31, 1997 shall not exceed $100,000 nor be less than $25,000. The amount of the bonus for the years ending December 31, 1998 and December 31, 1999 shall be agreed to by Mr. Strauss and the Company by December 31, 1997, and be based upon mutually agreed to objectives for Mr. Strauss. Mr. Strauss is also entitled to participate in any pension plans or bonus plans of the Company or of any subsidiary, which ever is more beneficial to him, to be included in the Company's health, disability, life insurance and other benefit plans, and to receive an allowance for the cost of an automobile.

      Mr. Strauss received, in addition to his salary and any bonus, (i) options to purchase at the fair market value January 2, 1995, an aggregate of 300,000 shares of common stock of the Company, scheduled to vest and become exercisable for 100,000 shares on January 2, 1996, for 100,000 shares on January 2, 1997, and for 50,000 shares on January 2, 1998 and 1999, respectively; (ii) options to purchase at the fair market value on February 16, 1995, an aggregate of 200,000 shares of common stock of the Company, scheduled to vest and become exercisable for 50,000 shares on February 16, 1996, 1997, 1998 and 1999 respectively; and
(iii) options to purchase at the fair market value on May 7, 1997, an aggregate of 1,000,000 shares of common stock of the Company, scheduled to vest and become exercisable 33 1/3% of such shares immediately, 33 1/3% of such shares on January 2, 1998, and 33 1/3% of such shares on January 2, 1999. All options granted hereunder shall be incentive stock options to the extent they may qualify for such treatment.

      The employment agreement terminates upon death or long-term or permanent disability of Mr. Strauss. The Company may terminate Mr. Strauss' employment for "Cause" which is defined as (i) being convicted of a felony, (ii) a material breach of or failure to perform under the employment agreement, or (iii) intentional dishonesty in the performance of his duties under the employment agreement. The Company may also terminate Mr. Strauss without cause on one hundred eighty days prior written notice. Upon termination without cause, Mr. Strauss receives all salary and other compensation to date of termination, plus severance. Upon termination on death or disability, Mr. Strauss receives all salary and other compensation to date of termination. Upon termination for "Cause", Mr. Strauss receives all salary and other compensation except any earned but unpaid bonus to date of termination.

      The employment agreement contains a covenant by which Mr. Strauss agreed not to disclose any of the Company's confidential information, nor use any of its intellectual property at any time, except as required in the conduct of his duties. Mr. Strauss further agreed to assign to the Company all inventions and works of authorship made, discovered, or conceived by Mr. Strauss during the term of employment and agrees to assist the Company in perfecting its rights to such intellectual property. In addition, Mr. Strauss has agreed not to compete with the Company for a period of six months from that date of termination, or such shorter period as determined by the Company. The employment agreement also prevents Mr. Strauss during the time employed by the Company, and for six months thereafter, from (i) soliciting business from or engaging in business of the type conducted by the Company with, any person, firm or entity which was a customer of the Company at any time within two years preceding his termination,
(ii) inducing any such customers to reduce their business with the Company,
(iii) soliciting or attempting to solicit any employees of the Company to leave the employ of the Company, (iv) offering or causing to be offered employment to any person who was employed by the Company at any time during the two years prior to his termination of employment.

ROBERT P. WONG

      Mr. Robert P. Wong became Vice Chairman of the Board and Chief Technology Officer of the Company effective February 16, 1995. Pursuant to an employment agreement effective January 1, 1997, and expiring December 31, 1998, unless renewed, Mr. Wong receives a base salary at a rate of $127,000 per annum. Mr. Wong shall be entitled to receive a bonus, which amount for the period ending December 31, 1997 shall not exceed $70,000 nor be less than $25,000. The amount of the bonus for the year ending December 31, 1998 shall be agreed to by Mr. Wong and the Company by December 31, 1997, and be based upon mutually agreed to objectives for Mr. Wong. Mr. Wong is also entitled to participate in any pension plans or bonus plans of the Company or of any subsidiary, which ever is more beneficial to him, to be included in the Company's health, disability, life insurance and other benefit plans, and to receive an allowance for the cost of an automobile.

      Mr. Wong received , in addition to his salary and any bonus, options to purchase at the fair market value on May 7, 1997, an aggregate of 500,000 shares of common stock of the Company, scheduled to vest and become exercisable 50% of such shares immediately and 50% of such shares on January 2, 1998. All options granted hereunder shall be incentive stock options to the extent they may qualify for such treatment.

      The employment agreement terminates upon death or long-term or permanent disability of Mr. Wong. The Company may terminate Mr. Wong's employment for "Cause" which is defined as (i) being convicted of a felony, (ii) a material breach of or failure to perform under the employment agreement, or (iii) intentional dishonesty in the performance of his duties under the employment agreement. The Company may also terminate Mr. Wong without cause on one hundred eighty days prior written notice. Upon termination without cause, Mr. Wong receives all salary and other compensation to date of termination, plus severance. Upon termination on death or disability, Mr. Wong receives all salary and other compensation to date of termination. Upon termination for "Cause", Mr. Wong receives all salary and other compensation except any earned but unpaid bonus to date of termination.

      The employment agreement contains a covenant by which Mr. Wong agreed not to disclose any of the Company's confidential information, nor use any of its intellectual property at any time, except as required in the conduct of his duties. Mr. Wong further agreed to assign to the Company all inventions and works of authorship made, discovered, or conceived by Mr. Wong during the term of employment and agrees to assist the Company in perfecting its rights to such intellectual property. In addition, Mr. Wong has agreed not to compete with the Company for a period of six months from that date of termination, or such shorter period as determined by the Company. The employment agreement also prevents Mr. Wong, during the time employed by the Company and for six months thereafter, from (i) soliciting business from or engaging in business of the type conducted by the Company with, any person, firm or entity which was a customer of the Company at any time within two years preceding his termination,
(ii) inducing any such customers to reduce their business with the Company,
(iii) soliciting or attempting to solicit any employees of the Company to leave the employ of the Company, (iv) offering or causing to be offered employment to any person who was employed by the Company at any time during the two years prior to his termination of employment.

NORMAN B. WRIGHT

      Mr. Norman B. Wright became Vice Chairman of the Board and President and Chief Executive Officer of the HumanCAD Systems division in April 1997. Pursuant to a consulting agreement effective April 7, 1997, and expiring April 7, 1999, unless renewed, Mr. Wright receives a basic consulting fee at a rate of $125,000 per annum. Mr. Wright is entitled to receive a performance bonus on an annual basis within 30 days of the end of the Company's fiscal year. The amount of such bonus shall be fixed by the board of directors of the Company acting upon recommendations from Management and its Compensation Committee, provided that the minimum amount of incentive bonus payable to Mr. Wright in respect of each of the first two years of the engagement will be not less than $25,000.00. Mr. Wright is also entitled to receive an allowance for the cost of an automobile, and will be reimbursed for the costs of maintaining a health plan, including a term life insurance policy.

      Mr. Wright received , in addition to his salary and any bonus, options to purchase at the fair market value on May 7, 1997, an aggregate of 500,000 shares of common stock of the Company, scheduled to vest and become exercisable 50% of such shares immediately and 50% of such shares on April 7, 1998. All options granted hereunder shall be incentive stock options to the extent they may qualify for such treatment.

      Notwithstanding the fixed term of the engagement, the Company may terminate the engagement of Mr. Wright at any time for cause including but not limited to any material breach of the provisions of the agreement by Mr. Wright.

      The employment agreement contains a covenant by which Mr. Wright agreed not to disclose any of the Company's confidential information, nor use any of its intellectual property at any time, except as required in the conduct of his duties. Mr. Wright further agreed to assign to the Company all inventions and works of authorship made, discovered, or conceived by Mr. Wright during the term of employment and agrees to assist the Company in perfecting its rights to such intellectual property. In addition, Mr. Wright has agreed not to compete with the Company for a period of twelve months from that date of termination, or such shorter period as determined by the Company. The employment agreement also prevents Mr. Wright, during the time employed by the Company and for twelve months thereafter, from (i) soliciting business or engaging in business of the type conducted by the Company from any person, firm or entity which was a customer of the Company at any time within two years preceding his termination or a prospective customer, (ii) inducing any such customers to reduce their business with the Company, (iii) soliciting or attempting to solicit any employees of the Company to leave the employ of the Company, (iv) offering or causing to be offered employment to any person who was employed by the Company at any time during the two years prior to his termination of employment.

STOCK OPTION PLANS

      The Board of Directors and the Shareholders of the Company approved and adopted the 1995 Stock Option Plan(the "1995 Plan"). Pursuant to the 1995 Plan, the Company is permitted to issue ISOs and NQOs to employees, directors or consultants of the Company (ISOs and NQOs are hereinafter collectively referred to as "Options"). ISOs under the 1995 Plan are intended to qualify for the tax treatment accorded under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). NQOs are intended to be Options which do not qualify for the tax treatment accorded under Section 422 of the Code. The purpose of the 1995 Plan is to assist the Company in attracting and retaining the services of competent employees, directors and consultants. The 1995 Plan replaces all prior option plans and no further options will be granted under the prior option plans.

      Under the Code, generally, there will be no tax consequences from the grant or exercise of an ISO under the 1995 Plan. An employee holding (i) an ISO at least two years from the date of grant and (ii) the Common Stock issued on exercise for at least one year after the exercise, will have long term capital gain or loss income tax treatment for the gain or loss recognized on the sale of the Common Stock. The difference between the fair market value of the Common Stock at the time the ISO is exercised and the exercise price will be an "item of adjustment" under Code Section 56(b)(3) for purposes of the Alternative Minimum Tax under Code Section 55. If an employee disposes of the Common Stock without meeting these holding period requirements, the employee will realize ordinary income equal to the difference between the lesser of the fair market value of the Common Stock on the date of exercise and the exercise price or the amount realized over the adjusted basis and capital gain treatment for any excess realized, and the Company will be entitled to a corresponding income tax deduction, in an amount equal to the ordinary income realized by the employee. When an employee is entitled to capital gain treatment on the sale of the Common Stock, there is no taxable event to the Company. The employee also must remain a Company employee from the time the ISO was granted until three (3) months before the date of actual exercise, except that disabled employee or a deceased employee's representative may exercise an ISO twelve (12) months after termination of employment.

      Under the Code, generally, there will be no tax consequences from the grant of a NQO under the 1995 Plan. An employee, director or consultant holding a NQO shall be deemed to receive compensation upon exercise of the NQO in an amount equal to the excess, if any, of the fair market value of the Common Stock issued on exercise over the exercise price. The employee, director or consultant will realize ordinary income, and the Company will be entitled to a corresponding income tax deduction, in an amount equal to such excess. Such income constitutes "wages" subject to the withholding requirements of the Code. The basis of the Common Stock acquired pursuant to the NQO will be increased by the amount of taxable income attributable to the exercise. All gain or loss on the sale of the Common Stock will be capital gain or loss.

      The foregoing is based upon the current Federal tax laws and regulations and is not a complete description of the tax aspects of the 1995 Plan. In addition, each optionee may be subject to state and local taxes.

      All employees, directors and consultants of the Company, any subsidiary or any parent of the Company are eligible to participate in the 1995 Plan. Currently, three officers, three non-officer directors, and all other employees are eligible to participate. The Board of Directors anticipates that the number of eligible employees, directors and consultants may increase with the growth of the Company.

      The 1995 Plan is administered by the Board of Directors of the Company, which to the extent it shall determine may delegate its powers with respect to the administration of the 1995 Plan to a committee (the "Committee") consisting of not less than three members, who shall be directors of the Company. To the extent permitted under the express provisions of the 1995 Plan, the Board of Directors shall have authority to determine which employees, directors or consultants are eligible to receive Options, the number of shares covered by each grant of an Option, and otherwise to interpret and administer the 1995 Plan. The Board of Directors may at any time terminate the 1995 Plan and may, under certain circumstances, amend the 1995 Plan, provided that no amendment may materially increase the maximum number of shares subject to the 1995 Plan, materially increase the maximum benefits accruing under the 1995 Plan, materially modify the requirements for eligibility, make any change requiring shareholder approval under the Code or the 1934 Act, or change the terms of an outstanding Option without the consent of the optionee.

      Under the 1995 Plan, ISOs to purchase shares of the Company's Common Stock shall not be granted with an exercise price less than 100 percent of the fair market value of the Common Stock on the date the ISO is granted; provided, however, than an employee that owns more than ten (10%) percent of the voting power of all classes of the Company's Common Stock shall not be granted an ISO with an exercise price of less than 110% percent of the fair market value of the Common Stock on the date of the grant. The option price per share with respect to each NQO granted under the 1995 Plan shall be determined by the Board of Directors. The employee, director or consultant shall pay for the Common Stock acquired on exercise of Options under the 1995 Plan by delivering a check payable to the order of the Company, or cash, a promissory note, or shares of Common Stock having a fair market value on the date of delivery equal to aggregate exercise price for such number of Option shares and any income tax withholding due. In no event shall the optionee have any right or status as a shareholder prior to the issuance of the Option shares.

      Options under the 1995 Plan shall have a term of not more than ten (10) years; provided, however, that in no event shall any ISO granted to a person then owning more than ten (10%) percent of the voting power of all classes of the Company's Common Stock be exercisable more than five (5) years after the date the Option is granted. Except for provisions requiring acceleration of vesting, no Option shall vest or be first exercisable prior to six months from the date of grant. Any Option granted to an employee under the 1995 Plan shall terminate three (3) months after termination of employment, except as may be extended by the Board. Any Option granted to a consultant or non-employee director shall terminate twelve (12) months after he ceases to be a consultant or non-employee director, except as may be extended by the Board. Any Option granted under the 1995 Plan shall terminate (i) on the earlier of the expiration of the Option or twelve (12) months after the date on which the optionee ceases to be an employee, a non-employee director, or a consultant if such termination results from the optionee's permanent and total disability; and (ii) on the earlier of the expiration of the Option or twelve (12) months after the optionee's death, if the optionee was an employee, non-employee director or consultant at death, during which period the optionee's executors or administrators may exercise any Option not exercised by the optionee during his lifetime. If the optionee's death occurs within three (3) months after termination as an employee, a non-employee director or a consultant, the Option may be exercised until the earlier of twelve (12) months following the date of the optionee's death or the expiration of the Option. The aggregate fair market value, determined at the time the ISO is granted, of the Common Stock with respect to which ISOs are exercisable for the first time by an employee in any calendar year under the 1995 Plan may not exceed $100,000. Subject to the foregoing and to the specific limitations set out in the 1995 Plan, any Option granted pursuant to the 1995 Plan shall contain provisions established by the Board of Directors setting forth the manner of exercise of such Option.

      Pursuant to the terms of the 1995 Plan, the number of shares covered by an Option and the Option price per share (as well as the maximum number of shares as to which Options may be granted to any one individual) are subject to adjustment for stock dividends, stock splits, mergers, consolidations, and other similar events. Otherwise, the maximum number of shares that can be issued under the 1995 Plan is 2,000,000.

      In the event of a change of control, all Options become fully vested. Change of control is deemed to occur when (i) any group becomes the owner of at least 20% of the total voting power of all classes of capital stock of the Company entitled to vote in an election, (ii) the current directors shall cease to constitute a majority of the board, (iii) the shareholders approve a certain plan of liquidation or merger or consolidation of the Company where the Company's current shareholders do not hold at least a majority of common stock of the surviving corporation or the Board of Directors immediately prior to the merger or consolidation would not constitute a majority of the Board of Directors of the surviving corporation, or the shareholders approve an agreement providing for the sale or other disposition of substantially all of the Company's assets.

      Unless sooner terminated in accordance with its terms, the 1995 Plan will expire on the date ten (10) years after the date of its adoption by the Board of Directors and no Option may be granted after that date.

      In 1989, the directors of the Company adopted and the stockholders of the Company approved the adoption of the 1989 Stock Option Plan(the "1989 Plan"). In 1992, the Board of Directors adopted and the stockholders approved the adoption of an amendment to the Plan to (a) increase the total number of shares with respect to which options may be granted by 500,000 to 1,565,957, (b) permit the granting of NQOs at a price per share less than the fair market value of the Company's Common Stock on the date of grant, (c) permit options to be exercised up to two years after termination of employment under certain circumstances, and
(d) make certain other changes necessary to bring the 1989 Plan into compliance with Rule 16b-3 under Section 16 of the 1934 Act ("Rule 16b-3"). The purpose of the 1989 Plan was to enable the Company to attract and encourage key employees, including officers and consultants, to contribute to the success of the Company by granting such employees ISOs and/or NQOs and by granting NQOs to such consultants. The 1989 Plan provides for the granting of options to purchase shares of the Company's Common Stock at a price per share not less than the fair market value on the date of grant, provided that NQOs may be granted at less than the fair market value of the Common Stock on the date of grant. No option may be outstanding for more than ten years after its grant.

      The 1989 Plan has been administered by the Board of Directors or a committee of not less than two or more directors appointed by the Board of Directors (the "Committee"). Members of the Board who are not employees of the Company are not eligible to participate in the 1989 Plan. The Board (or the Committee) had determined, among other things, the recipients of grants, whether a grant consisted of ISOs or NQOs or a combination thereof, and the number of shares to be subject to such options.

      Upon exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or check or, if authorized by the Board of Directors, by promissory note or in shares of the Company's Common Stock, or in a combination of the above. Generally, options may be exercised while the recipient is an employee of the Company and within 3 months after termination of employment. In the event of a termination of employment due to the death or permanent disability of an employee, options may be exercised up to twelve months following the date of termination (but in no event after the scheduled expiration date of the option).

      The 1989 Plan was replaced by the 1995 Plan.

      Pursuant to the 1995 Plan, the Board of Directors has granted options to acquire an aggregate of 1,760,500 shares of Common Stock of the Company (net of cancellations). The Board of Directors intends such options to be ISOs to the extent such is allowable under the Code. Any such options granted as ISOs which exceed such limitation shall be characterized as NQOs. The Board of Directors has also granted NQOs to acquire an aggregate of 165,000 shares of Common Stock (net of cancellations) pursuant to the 1995 Plan to various officers and directors and consultants.

      Pursuant to the 1989 Plan, the Board of Directors granted ISOs to acquire 32,000 shares of Common Stock of the Company (net of cancellations). In addition, the Board of Directors granted NQOs to acquire an aggregate of 400,000 shares of Common Stock of the Company (net of cancellations) to a consultant. The Board of Directors had also granted NQOs to acquire an aggregate of 100,000 shares of Common Stock (net of cancellations) pursuant to the Non-Statutory Plan to various officers and directors.

      All outstanding options are exercisable at prices ranging from $0.922 to $3.219 per share. The exercise prices of all outstanding options were determined by the Board to be not less than the fair market value of the Common Stock as of the date of grant. The options all expire not more than ten years after the date of grant and by their terms become void if any of the recipients violate any restrictive covenant or confidentiality agreement executed by them with respect to the Company.

DIRECTOR COMPENSATION

      Employee-directors receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. Non-employee directors elected or appointed to the Board of Directors are paid an annual directors' fee of $5,000 plus $500 for each Board meeting attended and are reimbursed for expenses incurred in attending meetings. During the Company's fiscal year ended

December 31, 1996, no stock options were issued to any of the Company's non-employee directors.

      Subsequent to fiscal year end, options to purchase 50,000 shares of Common Stock were issued to Joel L. Gold. Including these options, Mr. Gold has been granted options to purchase an aggregate of 107,500 shares of Common Stock at prices ranging from $.75 to $1.68 per share.

      Subsequent to fiscal year end, options to purchase 50,000 shares of Common Stock were issued to Glenn F. Santmire. Including these options, Mr. Santmire has been granted options to purchase an aggregate of 75,000 shares of Common Stock at prices ranging from $.75 to $1.5156 per share.

      Subsequent to fiscal year end, options to purchase 50,000 shares of Common Stock were issued to Sandra Meyer, at an exercise price of $.7813 per share.

      Subsequent to fiscal year end, options to purchase 750,000 shares of Common Stock, 690,125 of which are subject to shareholder approval of the amendment to the 1995 Stock Option Plan described herein, were issued to Norman
B. Wright, at prices ranging from $.75 to $1.5157 per share.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of December 22, 1997 based on information obtained from the records of the Company with respect to the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to be owners of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee and certain executive officers, and (iii) all officers and directors as a group.


                                                   Common Stock
                                                   ------------
                                                              Amount and Nature             Percentage of Common
        Name and Address of Beneficial Owner             of Beneficial Ownership(1)             Stock Owned
        ------------------------------------             --------------------------             -----------
R. Weil & Associates (2)                                        1,234,500  (6)                      6.5%
Kirr, Marbach & Company LLC (2)                                 2,054,500  (7)                     10.9%
Kirr Marbach Group (2)                                          2,252,500  (8)                     11.9%
Austost Anstalt Schaau (3)                                      2,025,000  (9)                     10.8%
UFH Endowment Ltd. (3)                                          2,025,000  (9)                     10.8%
Impleo, LLC (4)                                                 2,000,000  (10)                    11.2%
Wexford Management, LLC (4)                                     2,000,000  (11)                    11.2%
Wexford Special Situations 1997, LP (4)                         1,250,600  (12)                     7.0%
Michael Strauss (5)                                             1,266,666  (13)                     7.1%
Robert P. Wong (5)                                                528,750  (14)                     3.1%
Norman B. Wright (5)                                              250,000  (15)                     1.5%
Joel L. Gold( 5)                                                  107,500  (16)                      *
Sandra Meyer (5)                                                      -0-  (17)                      *
Glenn F. Santmire (5)                                              25,000  (18)                      *
Charles Schuyler (5)                                              375,000                           2.2%
Mark Plaumann (5)                                                     -0-                            *
Stephen Savitsky (5)                                                  -0-                            *
All officers and directors as a group (9 persons)               2,552,916                          11.5%


1) The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

2)    Address is 621 Washington Street, Columbus, IN 47201.

3) Address is c/o L.H. Financial Services, 160 Central Park South, New York, NY 10019.

4)    Address is 411 West Putnam Avenue, Greenwich, CT 06830.

5) Address is c/o BCAM International, Inc., 1800 Walt Whitman Road, Melville, New York 11747

6) Includes 320,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 62,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.

7) Kirr Marbach & Company LLC, a registered investment advisor and the managing general partner of the three Limited Partnerships (621 Partners, Appleton Associates and R. Weil & Associates), has sole voting and dispositive discretion with respect to securities held by the Limited Partnerships, which include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 122,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.

8) Kirr Marbach & Co., LLC (as a general partner of the Limited Partnerships), David M. Kirr, Terry B. Marbach and Gregg T. Summerville may be deemed to constitute a group within the meaning of Regulation 13D-G. Beneficial ownership by this group include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 320,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.

9) Includes 2,000,000 shares of Common Stock issuable upon the conversion of 50 shares of BCA Services,

      Inc. Preferred Stock being registered herein and 25,000 shares issuable upon exercise of Non-Redeemable Class BB Warrants being registered herein.

10) Impleo, LLC was organized for the purpose of investing in the Registrant. The members of Impleo are Wexford Spectrum Investors, LLC, Wexford Special Situations 1997, LP and Wexford Special Situations 1997 Institutional, LP. Impleo has sole voting and dispositive discretion with respect to securities held by these entities, which include, in the aggregate, 2,000,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.

11) Wexford Management LLC, the manager of Impleo, LLC and Wexford Spectrum Investors, LLC and the investment manager of Wexford Special Situations 1997, LP and Wexford Special Situations 1997 Institutional, LP, has sole voting and dispositive discretion with respect to securities held by these entities, which include, in the aggregate, 2,000,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.

12) Include 1,250,600 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.

13) Includes options to purchase 679,833 shares of Common Stock exercisable within 60 days of the date hereof, plus options to purchase 586,833 shares of Common Stock which will be exercisable within 60 days subject to shareholder approval. Does not include options to purchase 439,917 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 1,293,417 shares of Common Stock not exercisable within 60 days and subject to shareholder approval.

14) Includes options to purchase 308,688 shares of Common Stock exercisable within 60 days of the date hereof, plus options to purchase 220,062 shares of Common Stock which will be exercisable within 60 days subject to shareholder approval. Does not include options to purchase 251,187 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 470,063 shares of Common Stock not exercisable within 60 days and subject to shareholder approval.

15) Includes options to purchase 29,938 shares of Common Stock exercisable within 60 days of the date hereof, plus options to purchase 220,062 shares of Common Stock which will be exercisable within 60 days subject to shareholder approval. Does not include options to purchase 29,937 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 470,063 shares of Common Stock not exercisable within 60 days of the date hereof and subject to shareholder approval.

16) Includes options to purchase 57,500 shares of Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof and subject to shareholder approval

17) Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof and subject to shareholder approval.

18) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof and subject to shareholder approval.

*     Less than 1.0%

----------------------------

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      In June 1995, the Company authorized an increase in its authorized Common Stock from 20,000,000 shares, $.01 par value per share, to 40,000,000 shares, $.01 par value per share, of which 17,231,088 shares of Common Stock are issued and outstanding as of December 23, 1997. In December 1997, the Board of Directors agreed to ask for shareholder approval to increase the number of authorized share of Common Stock from 40,000,000 to 65,000,000. Such shareholders' meeting is being scheduled for February 1998. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available theretofore and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." Each stockholder is entitled to one vote per share of Common Stock held by him. Under the Company's Restated Certificate of Incorporation the Common Stock is not subject to redemption. See "Certain Transactions-Redemption." Upon liquidation, dissolution or winding up of the Company and following provision for the liquidation preference of all outstanding preferred stock, the assets legally available for distribution to the holders of Common Stock are distributable ratably among the holders of the outstanding Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Warrants will upon issuance, be fully paid and non-assessable. In September 1989, the Company authorized and adopted a Restated Certificate of Incorporation which provided that the Company's Common Stock is not entitled to any preemptive rights. The Company has received from each of its Pre-IPO Stockholders waivers of any preemptive rights such stockholders may have been entitled to with respect to prior issuances of securities by the Company.

WARRANTS

The following warrants are issued and outstanding:

                                                                     Number of Shares
                                   Number of       Exercise Price    Obtained Upon
                                   Warrants        (per share, as     Exercise of          Expiration
        Warrants                  Outstanding         adjusted)       Each Warrant           Dates
        --------                  -----------         ---------       ------------           -----
   Redeemable Class B               807,659             $1.14              1.6              1/18/98
   Redeemable Class E               491,588             $0.95              1.4              1/18/98
Non-Redeemable Class AA           1,075,000             $ .65              1.0              3/31/98
Non-Redeemable Class BB              50,000          $1.03125              1.0              7/22/02

REDEEMABLE CLASS B AND  REDEEMABLE CLASS E WARRANTS.

      The Redeemable Class B and E Warrants have been issued pursuant to a warrant agreement, dated January 17, 1990 (as amended, the "Warrant Agreement"), among the Company, the Underwriter and North American Transfer Co., as assignee from American Stock Transfer & Trust Company, warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form.

WARRANT AMENDMENTS

      On December 20, 1996, the Company extended the expiration date of the Company's Redeemable Class B Warrants and Redeemable Class E Warrants to January 17, 1998 and amended the exercise price of the Redeemable Class B Warrants to $1.14/share .

      As provided initially in the Warrant Agreement, each Redeemable Class B Warrant entitled the holder thereof to purchase one share of Common Stock at exercise prices, ranging from $3.33 to $4.67 per share, subject to adjustment, at any time commencing upon issuance of the Redeemable Class B Warrants until the close of business on the expiration date (originally January 17, 1998), unless previously redeemed. The Redeemable Class B Warrants are subject to redemption by the Company at any time on not less than 30 days' prior written notice, at $.03 per Warrant, if (i) the average closing bid price of the Common Stock exceeds the applicable average closing bid price for any period of 30 consecutive business days ending within 15 days prior to the date of the notice of redemption and (ii) the Company has in effect a current prospectus covering the Common Stock issuable upon exercise of the Redeemable Class B Warrants.

      The exercise price of the Redeemable Class B and E Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon the exercise of those Warrants are subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock or sale of Common Stock at less than the market price of the Common Stock, provided that no adjustment shall be made unless and until the adjustment, or the aggregate of successive adjustments, would exceed $.25 per share. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable those Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of those Warrants.

      After giving effect to the foregoing provisions, the exercise prices for the Redeemable Class E and Redeemable Class B Warrants, have been adjusted to the prices set forth in the table below, and the number of shares to be obtained upon the exercise of the Redeemable Class B Warrants has been increased from one share to one and six-tenths (1.6) shares; provided, that, the application of the foregoing provisions for adjustment upon the issuance of Redeemable Class E Warrants has not resulted in a further adjustment in the exercise prices of the Redeemable Class B Warrants because the amount of the adjustment has not exceeded $.25 per share.

      The current exercise price per share for the Redeemable Class B Warrants are as follows:

                                                             EXERCISE PRICE
WARRANTS AND PERIOD                                     (PER SHARE, AS ADJUSTED)
Redeemable Class B (1.6 shares per warrant)                       $1.14
Redeemable Class E (1.5 shares per warrant)                       $0.95

      The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

      The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the respective expiration date (or earlier redemption date) of such Warrants at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate duly completed and executed, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

      The terms of the Redeemable Class E Warrants are identical to those of the Redeemable Class B Warrants, excluding the adjusted exercise prices set forth above and the adjusted conversion ratio, provided that, pursuant to the terms of the Company's Discounted Warrant Plan, each Redeemable Class E Warrant entitles the registered holder thereof to purchase one and five-tenths (1.5) shares of Common Stock at $0.95 per share, subject to adjustment, at any time prior to its expiration on January 17, 1998.

NON-REDEEMABLE CLASS AA WARRANTS

      1,075,000 Non-redeemable Class AA Warrants were issued in 1997 in connection with a private placement offering for $1,075,000. 1,075,000 shares of the Company's Common Stock are issuable upon the exercise of the 1,075,000 Warrants at an exercise price of $.65 per share. The Non-Redeemable Class AA Warrants are exercisable until March 31, 2002. One Warrant is convertible into one share of the Company's Common Stock. As of the date of this filing, the Common Stock Shares issuable upon conversion of the Warrants had not been registered.

      The terms of the Non-Redeemable Class AA Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above and the conversion ratio, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class AA Warrant entitles the registered holder thereof to purchase one share of Common Stock at $.65 per share, subject to adjustment, at any time prior to its expiration on March 31, 2002.

NON-REDEEMABLE CLASS BB WARRANTS

      50,000 Non-redeemable Class BB Warrants were issued on July 22, 1997 in connection with the first tranche of a potential financing of $1,500,000. In addition, the Company expects to exercise its option to utilize the second tranche of $500,000 by September 8, 1997, resulting in the issuance of an additional 50,000 Non-Redeemable Class BB Warrants. Should the Company choose to exercise its option to utilize the third tranche of $500,000, the Company will be obligated to issue an additional 50,000 Non-Redeemable Class BB Warrants. The 150,000 aggregate potential outstanding Warrants are exercisable at $1.03125 per share. One Warrant is convertible into one share of the Company's Common Stock. The Non-Redeemable Class BB Warrants are exercisable until July 22, 2002. As of the date of this filing, no Common Stock Shares had been registered in connection with the Non-Redeemable Class BB Warrants.

      The terms of the Non-Redeemable Class BB Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above and the conversion ratio, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class BB Warrant entitles the registered holder thereof to purchase one share of Common Stock at $1.03125 per share, subject to adjustment, at any time prior to its expiration on July 22, 2002.

NON-REDEEMABLE CLASS CC WARRANTS

      The Company completed an offering of $200,000 on September 17, 1997, which resulted in the issuance of 10,000 Non-Redeemable Class CC Warrants to purchase 10,000 shares of Common Stock exercisable at $1.0264 per share. One Warrant is convertible into one share of the Company's Common Stock. The Non-Redeemable Class CC Warrants are exercisable until September 17, 2002. As of the date of this filing, no Common Stock had been registered in connection with the Non-Redeemable Class CC Warrants.

      The terms of the Non-Redeemable Class CC Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class CC Warrant entitles the registered holder thereof to purchase one share of Common Stock at $1.0264 per share, subject to adjustment, at any time prior to its expiration on September 17, 2002.

NON-REDEEMABLE CLASS DD AND NON-REDEEMABLE CLASS EE WARRANTS

      On September 19, 1997, the Company issued 2,400,000 Non-Redeemable Class DD Warrants to purchase 2,400,000 shares of Common Stock at $1.75 per share, in connection with the issuance of the 10%/13% Convertible Subordinated Notes as part of the financing for the Drew Shoe acquisition, and 500,000 Non-Redeemable Class EE Warrants to purchase 500,000 shares of Common Stock at $0.80 per share

      The terms of the Non-Redeemable Class DD Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class DD Warrant entitles the registered holder thereof to purchase one share of Common Stock at $1.75 per share, subject to adjustment, at any time prior to its expiration on September 19, 2000.

      The terms of the Non-Redeemable Class EE Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class EE Warrant entitles the registered holder thereof to purchase one share of Common Stock at $.80 per share, subject to adjustment, at any time prior to its expiration on September 19, 2000.

ACQUISITION PREFERRED STOCK

      The Company is authorized to issue 750,000 shares of its Acquisition Preferred Stock, $.01 par value, none of which are presently issued and outstanding. The Acquisition Preferred Stock is only permitted to be issued as consideration pursuant to (i) a statutory merger or consolidation as to which the Company is the surviving entity, (ii) the acquisition by the Company of substantially all the assets or business of another entity or (iii) the acquisition by the Company of 50% or more of the voting securities of another entity. The Acquisition Preferred Stock is issuable from time to time in one or more series. The Board of Directors is authorized to fix, before issuance, (i) the voting powers, if any, and (ii) the designations, preferences and any other rights, qualifications, limitations and restrictions applicable to each series of Acquisition Preferred Stock, including, without limitation, dividend rates and conditions, dividend preferences, conversion and redemption rights and liquidation preferences. The Board of Directors may without approval of the holders of the Common Stock issue the Acquisition Preferred Stock with voting and conversion rights which may adversely affect the rights, including voting rights, of the holders of the Common Stock.

8% PREFERRED STOCK

      The Company is authorized to issue 15,000 shares of its 8% Preferred Stock, $10.00 par value, none of which are issued and outstanding. Holders of 8% Preferred Stock do not have any voting rights.

      Holders of shares of 8% Preferred Stock are entitled to cumulative cash dividends at an annual rate of $.80 per share, payable quarterly, as and when declared by the Board of Directors, before any dividend may be paid or declared on the Common Stock. The Company may at any time, and within five years after issuance must, redeem the 8% Preferred Stock, at $10.00 per share, together with accrued and unpaid dividends, if any. In the event of the liquidation or winding up of the Company, holders of the 8% Preferred Stock will be entitled to receive $10.00 per share, together with all accrued and unpaid dividends, before any amounts may be paid in respect of the Company's Common Stock.

PREFERRED STOCK OF BCA SERVICES

      On July 22, 1997, the Company commenced an offering of 150 shares of Series A Convertible Preferred Stock in BCA Services, Inc. (a subsidiary of BCAM International, Inc.), the proceeds of which were to be used for working capital purposes. The first tranche was in the amount of $500,000 and 50 Convertible Preferred Stock Shares were issued. The second tranche was drawn down on September 8, 1997, also in the amount of $500,000 and an additional 50 Convertible Preferred Stock Shares were issued. The Company has until November 7, 1997 (unless extended) to draw down the third tranche, presuming that the Company's registration statement has been declared effective. Such registration statement was declared effective on November 12, 1997 and the placement agent has indicated informally to the Company that it would be willing to place the third tranche. Each share of BCA Services Inc. Preferred Stock entitles the holder to convert to a number of common shares of BCAM International Inc. at any time during a one year period following the closing date and is convertible into BCAM International, Inc. Common Stock at 70% of the average closing bid price of BCAM common stock over the three day trading period ending on the day preceding the conversion date. The conversion price may in no event be greater than $.6563 ("maximum price").

      The Preferred Stock contains a penalty provision permitting redemption, together with penalties, at the option of the holder if the underlying common stock is not registered under an effective registration statement prior to approximately January 4, 1998 and certain economic penalties for if not registered prior to November 4, 1997. On November 12, 1997, the Company's registration statement with the Securities and Exchange Commission was declared effective. The preferred shareholders have waived any penalties related to the additional eight days to register the underlying stock.

      In addition, the Company completed a separate offering of $200,000 on September 17, 1997 and 20 additional shares of Series A Convertible Preferred Stock in BCA Services, Inc were issued. The proceeds were to be used for working capital purposes. Each share of BCA Services, Inc. Preferred Stock entitles the holder to convert to a number of common shares of BCAM International, Inc. at any time during a one year period following the closing date and is convertible into BCAM International, Inc. Common Stock at 70% of the average closing bid price of BCAM common stock over the three day trading period ending on the day preceding the conversion date. The conversion price may in no event be greater than $.9331 ("maximum price"). See "Special Risk Factors, Charges to Operations Related to Recent Financings."

      Through December 23, 1997, an aggregate of $400,000 of BCA Services, Inc. Preferred Stock was converted into 553,855 common shares of the Company at exercise prices of $0.6563 for the July 22, 1997 offering, and approximately $0.80 for the September 17, 1997 offering. All of the shares under the September 17, 1997 offering have been converted.

10%/13% REDEEMABLE CONVERTIBLE NOTES AND WARRANTS

      On September 22, 1997, the Company issued subordinated convertible notes (the "Convertible Notes") and warrants to purchase 2,400,000 shares of the Company's common stock to eight investors for a total consideration of $6,000,000. The Convertible Notes are due on September 19, 2002, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes (on the same terms), in which case the annual interest rate becomes 13% annually with semi-annual compounding. The Convertible Notes contain provisions requiring the maintenance of certain financial ratios over the term of the Convertible Notes principally related to interest coverage and net worth. Non compliance with such covenants could result in a default of the Convertible Notes.

      See "Non-Redeemable Class DD and Non-Redeemable Class EE Warrants" regarding the terms of the warrants to purchase 2,400,000 shares of common stock issued in connection with the Convertible Notes. See "Special Risk Factors, Charges to Operations Related to Recent Financings."

TRANSFER AGENT AND WARRANT AGENT

      North American Transfer Co., Freeport, New York is the Company's transfer and warrant agent.

BUSINESS COMBINATION PROVISIONS

      New York law regulates "business combinations," a term covering a broad range of transactions, between "resident domestic corporations" (as defined, which term would include the Company) and an interested stockholder, which is defined as any person beneficially owning, directly or indirectly, 20% or more of the outstanding voting stock of the resident domestic corporation or any affiliate or associate of such owner. However, if the interested stockholder has owned at least 5% of such outstanding voting stock at all times from October 31, 1985 to the date at which he or it first attains 20% ownership (the "Stock Acquisition Date"), the proposed business combination is exempt from this statute. Under the statute, a resident domestic corporation may not engage in any business combination with any interested stockholder unless (a) if the business combination is to occur within five years of the date the stockholder acquired 20% or more ownership, either the business combination or the stock acquisition must have been previously approved by the board of directors, or (b) the business combination is approved by a majority of outstanding voting shares (not including those shares owned by the interested stockholder), which approval may not be effectively given until approximately five years after the interested stockholder's Stock Acquisition Date, or (c) the consideration paid to the non-interested stockholders must meet certain stringent conditions imposed by the statute. The restrictions imposed by the statute will not apply to a corporation which amends its by-laws by the affirmative vote of a majority of its outstanding voting stock (not including those shares held by the interested stockholders) to "elect out" of the statute; provided that such amendment will not be effective for 18 months after such vote and will not apply to any business combination where the Stock Acquisition Date is on or prior to the date of the amendment.

      At this time, the Company will not seek to "elect out" of the statute and, therefore, the restrictions imposed by the statute will apply to the Company. The Company does not presently anticipate participating in any business combination or similar transaction covered by the "business combination" statute in the foreseeable future and is not actively considering or discussing any such transaction.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon issuance of all shares of Common Stock registered hereby, the Company will have 18,339,671 shares of Common Stock outstanding all of which are freely tradable, accept 1,075,000 shares of Common Stock which have not yet been registered. The 18,339,671 shares include 1,292,254 shares of Common Stock issuable upon exercise of Non-Redeemable Class B Warrants, 737,382 shares of Common Stock issuable upon exercise of Non-Redeemable Class E Warrants, and 875,000 shares of Common Stock issued in connection with Stock Options issued to Consultants.

      With respect to an aggregate of 2,292,500 of Common Stock under Stock Option plans that could be issued upon the exercise of options granted to employees and certain consultants, such stock is also expected to be freely tradable upon the exercise of the options, increasing total shares eligible for future sales to 20,632,171. There can, however, be no assurance that such options will be exercised on the dates on which such exercises and sales will occur.

      As of the date of this filing, the Company had 1,075,000 shares of Common Stock issuable on the exercise of 1,075,000 Non-Redeemable Class AA Warrants and 1,075,000 shares of Common Stock issued, all of which had not yet been registered, all of such Warrants and Shares issued in conjunction with a 1997 Private Placement Offering; 150,000 shares of Common Stock issuable, but not yet registered, on the exercise of 150,000 Non-Redeemable Class BB Warrants; and 6,000,000 shares of Common Stock issuable, but not yet registered, on the conversion of shares of Redeemable Convertible Preferred Stock in BCA Services Inc. Such stock is expected to be freely tradable upon the exercise of the options, and upon the conversion of the shares to the extent available under the terms of the Formula, up to, and including 6,000,000 shares, increasing maximum aggregate shares eligible for future sales to 27,857,171. There can, however, be no assurance that such options will be exercised on the dates on which such exercises and sales will occur.

                              PLAN OF DISTRIBUTION

      The securities registered hereby and described in this prospectus may be sold by the owner from time to time through dealers or brokers in transactions on NASDAQ Over-The-Counter market (Small Cap) at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Company is not aware of any agreements or arrangements on the part of any person concerning the sale of any of the securities registered hereby. The Company, at the request of any person intending to sell any of the securities registered hereby, will deliver copies of this prospectus, at no cost or charge, to such persons.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Ruskin, Moscou, Evens & Faltischek, P.C., Mineola, New York.

                                     EXPERTS

     The consolidated financial statements at December 31, 1996 and for each of the two years in the period then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is included elsewhere herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The financial statements of Drew Shoe Corporation as of December 31, 1996 and for each of the years ended December 31, 1996 and 1995 have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report thereon, which is included elsewhere herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        INDEX OF FINANCIAL STATEMENTS AND
                            UNAUDITED PRO-FORMA DATA


HISTORICAL FINANCIAL STATEMENTS OF BCAM INTERNATIONAL, INC.:

Report of Independent Auditors..................................................

Consolidated Balance Sheet - December 31, 1996..................................

Consolidated Statements of Operations -
   Years Ended December 31, 1996 and 1995.......................................

Consolidated Statements of Common Shareholders' Equity -
   Years Ended December 31, 1996 and 1995.......................................

Consolidated Statements of Cash Flows -
   Years Ended December 31, 1996 and 1995.......................................

Notes to Consolidated Financial Statements -
   December 31, 1996............................................................



Condensed Consolidated Balance Sheet--September 30, 1997 (Unaudited)............

Condensed Consolidated Statements of Operations -
   Nine Months Ended September 30, 1997 and 1996 (Unaudited)....................

Condensed Consolidated Statements of Cash Flows -
   Nine  Months Ended September 30, 1997 and 1996 (Unaudited)...................

Notes to Condensed Consolidated Financial Statements -
   September 30, 1997 (Unaudited)...............................................

HISTORICAL FINANCIAL STATEMENTS OF DREW SHOE CORPORATION:

Report of Independent Public Accountants

Balance Sheet - December 31, 1996 (audited) and June 30, 1997 (unaudited).......

Statements of Income and Retained Earnings - Years Ended December 31, 1996 and
   1995 (audited) and the Six Months Ended June 30, 1997 and 1996
   (Unaudited) .................................................................

Statements of Cash Flows - Years Ended December 31, 1996 and 1995 (audited).....
         and the Six  Months Ended June 30, 1997 and 1996 (Unaudited)...........

Notes to Financial Statements (including notes applicable to unaudited periods).

UNAUDITED PRO-FORMA DATA REFLECTING THE ACQUISITION OF DREW SHOE:

Introduction ...................................................................

Pro-forma Consolidated Statement of Operations for the year ended December 31,
   1996 reflecting the acquisition of Drew Shoe
   (unaudited) .................................................................

Pro-forma Consolidated Statement of Operations for the nine months ended
   September 30, 1997 reflecting the acquisition of Drew Shoe
   (unaudited) .................................................................

                         Report of Independent Auditors

Shareholders and Board of Directors
BCAM International, Inc.

We have audited the accompanying consolidated balance sheet of BCAM International, Inc., as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCAM International, Inc. at December 31, 1996, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                          /s/Ernst & Young LLP

Melville, New York

February 27, 1997, except for
 Note 10, as to which the date
 is March 28, 1997

                            BCAM International, Inc.
                           Consolidated Balance Sheet

                                December 31, 1996

ASSETS
Current assets:
   Cash and cash equivalents                                       $    526,344
   Accounts receivable - trade, less allowance for
     doubtful accounts
     of $11,245                                                          22,537
   Unbilled receivables                                                 100,362
   Prepaid expenses and other current assets                             74,491
                                                                   ------------
Total current assets                                                    723,734
Property, plant and equipment, at cost:
   Furniture and fixtures                                               220,318
   Equipment                                                            593,542
   Leasehold improvements                                                50,519
                                                                   ------------
                                                                        864,379
   Less accumulated depreciation and amortization                       670,591
                                                                   ------------
                                                                        193,788
Deferred finance and acquisition costs                                  158,624
Other assets, principally patents (net of
   accumulated amortizationof $263,874)                                 228,535
                                                                   ------------
Total assets                                                       $  1,304,681
                                                                   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                $    118,501
   Accrued expenses and sundry liabilities                              166,564
                                                                   ------------
Total current liabilities                                               285,065
Other liabilities                                                         4,289
Commitments and contingencies                                              --
Acquisition preferred stock, par value $.01 per
   share--authorized 750,000 shares, no shares
   issued or outstanding                                                   --
Common shareholders' equity:
   Common stock, par value $.01 per share--authorized
     40,000,000 shares, 15,642,915 shares issued
     and 14,879,733 shares outstanding                                  156,429
   Paid-in surplus                                                   14,959,288
   Deficit                                                          (13,201,290)
                                                                   ------------
                                                                      1,914,427
  Less 763,182 treasury shares                                         (899,100)
                                                                   ------------
                                                                      1,015,327
                                                                   ============
Total liabilities and shareholders' equity                         $  1,304,681
                                                                   ============

See accompanying notes.

                            BCAM International, Inc.
                      Consolidated Statements of Operations

                                                      Year ended December 31
                                                      1996              1995
                                                  -----------------------------

Net revenue                                       $    604,554     $    752,077
                                                  -----------------------------
Costs and expenses:
   Direct costs of revenue                             272,980          598,270
   Selling, general and administrative               1,801,915        1,831,494
   Research and development                             97,854          185,819
                                                  -----------------------------
                                                     2,172,749        2,615,583
                                                  -----------------------------
Net loss from operations                            (1,568,195)      (1,863,506)

Interest income, net of interest expense of
$14,579 in 1996                                         54,055          174,026
                                                  =============================
Net loss                                          $ (1,514,140)    $ (1,689,480)
                                                  =============================

Net loss per share                                $      (0.10)    $      (0.11)
                                                  =============================

Weighted average number of common shares and
   common equivalent shares outstanding             14,868,128       14,818,055
                                                  =============================

See accompanying notes.

                            BCAM International, Inc.
             Consolidated Statements of Common Shareholders' Equity

                                       Common Stock $.01 par value
                                       ---------------------------     Paid-in
                                         Shares         Amount         surplus            Deficit           Subtotal
                                       -------------------------------------------------------------------------------
Balance at January 1, 1995             15,520,415      $155,204      $ 14,994,058       $ (9,997,670)      $ 5,151,592
Shares issued in connection with
   conversion of BCA Services,
   Inc. stock                             100,000         1,000            99,000               --             100,000
Registration and issuance costs              --            --             (59,299)              --             (59,299)
Net loss                                     --            --                --           (1,689,480)       (1,689,480)

                                       -------------------------------------------------------------------------------
Balance at December 31, 1995           15,620,415       156,204        15,033,759        (11,687,150)        3,502,813
Exercise of common stock warrants          22,500           225            20,520               --              20,745
Registration and issuance costs              --            --             (94,991)              --             (94,991)
Net loss                                     --            --                --           (1,514,140)       (1,514,140)

                                       -------------------------------------------------------------------------------
Balance at December 31, 1996           15,642,915      $156,429      $ 14,959,288       $(13,201,290)      $ 1,914,427
                                       ===============================================================================

                                       Shares held in
                                          Treasury          Total
                                          ---------       -----------
Balance at January 1, 1995                $(899,100)      $ 4,252,492
Shares issued in connection with
   conversion of BCA Services,
   Inc. stock                                  --             100,000
Registration and issuance costs                --             (59,299)
Net loss                                       --          (1,689,480)
                                          ---------------------------
Balance at December 31, 1995               (899,100)        2,603,713
Exercise of common stock warrants              --              20,745
Registration and issuance costs                --             (94,991)
Net loss                                       --          (1,514,140)
                                          ---------------------------
Balance at December 31, 1996              $(899,100)      $ 1,015,327
                                          ===========================

See accompanying notes.

         BCAM International, Inc. Consolidated Statements of Cash Flows

                                                       Year ended December 31
                                                        1996            1995
                                                     ---------------------------
OPERATING ACTIVITIES
Net loss                                             $(1,514,140)   $(1,689,480)
Adjustments to reconcile net loss to net cash
   used in operating activities:
     Provision for doubtful accounts                        --           34,726
     Depreciation                                         86,220        103,479
     Amortization                                        103,895         63,648
     Interest accreted on held-to-maturity
        securities                                          --         (114,370)
     Changes in operating assets and liabilities:
        Accounts receivable, billed and unbilled         186,499       (156,769)
        Prepaid expenses and other current assets        (14,309)       102,798
        Accounts payable, accrued expenses and
          sundry liabilities (less amount accrued
          for finance and acquisition costs)            (239,195)      (277,998)
        Other liabilities                                 (3,554)       (26,888)
                                                      -------------------------
Net cash used in operating activities                 (1,394,584)    (1,960,854)
                                                      -------------------------

INVESTING ACTIVITIES
Purchases of property, plant and equipment                (6,031)        (5,188)
Investment in software technology                       (150,618)       (49,492)
Proceeds from sale of equipment                             --            1,200
Purchases of held-to-maturity securities                    --       (2,799,782)
Proceeds from sale of held-to-maturity securities      1,507,172      4,535,000
Cash paid for deferred acquisition costs                 (33,035)          --
                                                       ------------------------
Net cash provided by investing activities              1,317,488      1,681,738
                                                       ------------------------

FINANCING ACTIVITIES
Proceeds from note payable                               400,000           --
Repayment of note payable                               (400,000)          --
Net proceeds from exercise of stock options               20,745           --
Payment of stock registration and issuance costs         (94,991)       (59,299)
Cash paid for deferred finance costs                     (24,000)          --
                                                                    -----------
Net cash used in financing activities                    (98,246)       (59,299)
                                                                    -----------
Decrease in cash and cash equivalents                   (175,342)      (338,415)
Cash and cash equivalents at beginning of year           701,686      1,040,101
                                                     --------------------------
Cash and cash equivalents at end of year             $   526,344    $   701,686
                                                     ==========================

See accompanying notes.

                            BCAM International, Inc.

                          Notes to Financial Statements

                                December 31, 1996

1.    DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

BCAM International, Inc. (the "Company") is a software technology and consulting company, specializing in ergonomic (human factor) solutions for individuals, government, and for major corporations. The Company's focus since 1995 has been on (i) accelerating the development and commercialization of the Company's Intelligent Surface Technology ("IST"), (ii) continuing its development of proprietary software, which consists of IST, MannequinPro(TM), the EARLY(R) process and Back-to-Work(TM) methodology, and (iii) upgrading and marketing its proprietary software products, and marketing Software Based Ergonomic Consulting Services. The Company also provides its Traditional Ergonomic Consulting Services in Ergonomic Product Assessment and Redesign and Ergonomic Workplace Assessment, with emphasis on broadening and strengthening long-term business relationships such as joint ventures, partnerships, licensees and other alliances.

The consolidated financial statements include the accounts of BCAM International, Inc. and its subsidiaries, BCA Services, Inc., and BCAM Technologies, Inc., collectively referred to as the "Company". BCA Services, Inc. was established in December 1993 to directly focus on providing comprehensive ergonomic laboratory assessment services to U.S. manufacturing and service industries for measuring the potential risk of muscoloskeltal injury. The operations of BCAM Technologies, Inc., formed in December 1992, which were not significant, were terminated in December 1993.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at December 31, 1996 consist of demand and money market accounts with U.S. banks ($56,759) and a money market account with a U.S. investment institution ($469,585).

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ from those estimates.

REVENUE

The Company's revenues are derived primarily from ergonomic (human factor) engineering consulting services and from license of related software. The majority of engineering consulting contracts are fixed price contracts. Revenues from long term engineering fixed price contracts are recognized based on the percentage of completion method in the ratio that costs (principally labor) incurred bear to estimated total costs. Adjustments to cost estimates are made periodically and related changes reflected in operations when they become known. Losses expected to be incurred are charged to operations in the period that such losses become known. Engineering revenues for contracts of less than one year duration are accounted for under the accrual method based upon engineering labor expended utilizing calculations which are similar to percentage completion accounting (based upon labor expended). This method is used because management considers it the best available measure of progress on these contracts. The aggregate costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as a current asset and the aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized is shown as a current liability. Billings on contracts are made in accordance with the terms of the underlying contracts.

Software license fee revenue is recorded when the software has been delivered to the value added reseller. There are no significant after sale obligations on the Company for the license of its software and there is no special customization of the software necessary for the user. The Company does not presently offer maintenance contracts to customers who license its software. Through December 31, 1996, software revenues have been immaterial.

PROPERTY, PLANT AND EQUIPMENT

Depreciation is computed using the straight-line method at rates based on the estimated useful lives of the related assets. The estimated useful lives for furniture and fixtures is 10 years and equipment is 7 years. Leasehold improvements are amortized over the lease term or estimated useful life of the improvements, whichever is shorter.

OTHER ASSETS

The costs of acquiring or processing (principally professional and government fees) patents, trademarks and other intellectual properties are capitalized at cost. This amount ($143,344 at December 31, 1996) is being amortized using the straight-line method over the estimated useful lives of the underlying assets of approximately 5 years.

In 1996, the Company capitalized software development costs of $85,191 for costs incurred subsequent to establishing technological feasibility and prior to the product being available for general release to customers. These costs will be amortized over two years, the estimated life of the product, using the straight-line method commencing when the software is deemed available for sale.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations in the period incurred.

INCOME TAXES

The Company accounts for income taxes using Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." At December 31, 1996, the Company has net operating loss carryforwards of approximately $13,741,000 for income tax purposes, expiring through 2011.

At December 31, 1996 and 1995, deferred tax assets approximating $4,672,000 and $4,129,000, respectively, arising from the future availability of net operating loss carryforwards have been offset in full by valuation allowances in accordance with FASB Statement No. 109.

NET LOSS PER SHARE

Net loss per share has been computed on the basis of the weighted average number of common shares outstanding. Common stock equivalents have been excluded because their effect is antidilutive.

STOCK-BASED COMPENSATION

In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the standard, the Company elected to continue to account for its stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations (APB 25). Under APB 25, because the exercise price of the Company's stock options granted equals the market price of the underlying stock on the date of the grant, no compensation expense is required to be recognized.

ACCOUNTING CHANGE

In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the

Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. This adoption had no effect on the consolidated financial statements.

RECLASSIFICATION

Certain amounts in the 1995 financial statements have been reclassified to conform with the 1996 presentation.

3.    ACQUISITION PREFERRED STOCK

The Company is authorized to issue 750,000 shares of its acquisition preferred stock, $.01 par value, none of which are presently issued and outstanding. The acquisition preferred stock is only permitted to be issued as consideration pursuant to (i) a statutory merger or consolidation as to which the Company is the surviving entity, (ii) the acquisition by the Company of substantially all the assets or business of another entity or (iii) the acquisition by the Company of 50% or more of the voting securities of another entity. The acquisition preferred stock is issuable from time to time in one or more series. The Board of Directors is authorized to fix, before issuance, the voting powers, if any, the designations, preferences and any other rights, qualifications, limitations and restrictions applicable to each series of acquisition preferred stock, including, without limitation, dividend rates and conditions, dividend preferences, conversion and redemption rights and liquidation preferences.

4.    COMMON SHAREHOLDERS' EQUITY

On January 24, 1990, the Company issued and sold 1,100,000 units for $4.00 per unit in connection with a public offering. The net proceeds, after accounting for direct expenses of the offering, were approximately $3,397,000. On February 26, 1990, the underwriter issued and sold an additional 165,000 units at $4.00 per unit resulting from the exercise of the overallotment option and the Company received net proceeds of $574,200. Each unit consists of three shares of common stock and two Class A warrants. Each Class A warrant is exercisable to purchase one share of common stock and one Class B warrant at a price of $2.00, subject to adjustment, commencing one year from the date of the Prospectus (January 17, 1990) until January 17, 1997 (extended from January 16, 1995) subject, in certain circumstances, to earlier redemption by the Company. As a result of the dilutive effects of private placements (see Note 7) and the Discounted Warrant Plan (see below), the number of shares issuable under and the exercise price of the Company's Class B warrants, which may be exercised commencing upon issuance until January 17, 1998 (extended from January 17, 1997), have been adjusted such that each Class B warrant, as adjusted, entitles the holder to purchase one and two tenths (1.2) shares (originally one share) of Common stock at an adjusted price that varies from $2.69 to $3.23 to January 17, 1997 and $1.50 per share thereafter (originally $3.33 to $4.67). As a result of the issuance of approximately 1,717,000 Class E warrants pursuant to the Discounted Warrant Plan, each Class A warrant remaining unexercised entitles the holder thereof to purchase one and two-tenth (1.2) (originally one share) shares of common stock and one Class B warrant at an adjusted price per share, subject to further adjustment, of $1.72. Since the Company has satisfied the condition of redemption, namely the closing bid price of common stock of the Company exceeding $2.67 for a period of 30 consecutive business days, the remaining Class A Warrants were called effective November 19, 1993. The Company extended the redemption date to December 20, 1993 and 807,659 Class A Warrants were exercised resulting in the issuance of 969,191 shares of common stock and 807,659 Class B Warrants exercisable to purchase 969,191 shares of common stock and receipt by the Company of net proceeds of $1,667,008.

In connection with the public offering, the Company sold 110,000 Unit Purchase Options (the "Unit Options") to the underwriter and a finder on January 24, 1990 for a nominal consideration. The units purchasable upon exercise of the Unit Options are identical to the units sold in the public offering, except that the warrants included therein are not redeemable. The Unit Options are exercisable at 130% of the public offering price subject to certain antidilution adjustments. The Unit Options are exercisable during the five-year period (originally three-years) commencing two years from the date of the public offering, expiring January 17, 1997. As a result of the dilutive effects of the private placement, the number of Unit Options has been increased to 127,547 and the unit price adjusted to $4.35 per unit (originally $5.20 per unit). Pursuant to a settlement agreement certain Unit Purchase Option holders surrendered for exercise in full 30,369 units in a cashless transaction that provided them with 85,674 shares of common stock representing the excess of the fair market value of the common stock and Class A warrants, over the exercise price of the Unit. At December 31, 1996, there were 97,178 units (underwriter) and 1,568 units (finder) outstanding.

In October 1991, the Board of Directors of the Company approved a Discounted Warrant Plan, providing for 1) a reduction in the price of each Class A warrant which was exercised during the Class A Limited Exercise Period (expired in 1992) from $2.00 to the discounted price of $1.50 per share of common stock, and 2) the issuance to each holder who exercised a discounted Class A warrant during the Class A Limited Exercise Period, a Class E warrant, in lieu of a Class B warrant, which has the same terms and conditions as the Class B warrants, except that the price of each Class E warrant was reduced to the discounted price of $1.25 per share of common stock until the expiration date on January 17, 1998 (extended from January 16, 1995).

Pursuant to the Discounted Warrant Plan, approximately 1,717,000 Class A warrants were exercised resulting in the issuance of approximately 1,717,000 shares of common stock and 1,717,000 Class E warrants exercisable to purchase approximately 1,888,700 shares of common stock and the receipt by the Company of net proceeds of approximately $2,500,000. During the year ended December 31, 1993, 1,022,825 Class E warrants were exercised resulting in an issuance of 1,125,109 shares of common stock and receipt by the Company of net proceeds of $1,406,464. In connection with the exercise of the E warrants, options to purchase 38,508 unregistered shares of common stock exercisable at prices ranging from $3.31 through $3.44 per share were issued to two registered brokerage houses, as an inducement for their exercise of the aforementioned Class E warrants. The options were exercisable for 18 months from the dates of exercise of the Class E warrants (October 1993). In addition, through December 31, 1992, 202,588 Class E warrants were exercised resulting in the issuance of approximately 223,000 shares of common stock and the receipt by the Company of net proceeds of approximately $280,000. In connection with the Discounted Warrant Plan, the Board of Directors issued in 1992 an aggregate of 166,154 restricted shares of common stock of the Company to two registered brokers, in full payment of the compensation due them for soliciting the exercise of the Class A warrants.

In June 1991, Class D warrants exercisable over a five-year term to purchase 176,250 shares of common stock at $2.00 per share and Class C warrants exercisable over a five and one-half year term (originally five-year term) to purchase 200,000 shares of common stock at $1.00 per share were issued in connection with the private placement (see Note 7). As a result of the exercise of Class E warrants and pursuant to provisions for adjustment of the exercise price of the Company's Class D warrants, each Class D warrant entitles the holder to purchase approximately two and three-tenths (2.3) (originally one share) shares of common stock at an adjusted price per share, subject to further adjustment, of approximately $.88 per share and each Class C warrant to purchase 228,571 (originally 200,000) shares of common stock at $.88 per share. Through December 31, 1996, 173,750 Class D warrants have been exercised resulting in an issuance of 397,143 shares of common stock and the receipt by the Company of $347,500 and 63,334 Class C warrants have been exercised resulting in an issuance of 72,334 shares of common stock and the receipt by the Company of $63,344. The Class C warrants still outstanding which were to expire on January 17, 1997 were extended to March 18, 1997 and the price was reduced to $.75 per share. Such warrants expired unexercised.

Effective June 22, 1995, the Company's shareholders voted to increase the number of authorized common stock from 20 million shares to 40 million shares.

Common shares reserved for future issuance as of December 31, 1996 are approximately as follows:

Units sold in public offering in 1990:
   Class B warrants                                                     969,000
   Class E warrants                                                     541,000
Third party options (Note 5)                                            500,000
Unit Options                                                            766,000
1989 Stock Option Plan (Note 5)                                         432,000
1989 Nonstatutory Plan (Note 5)                                         100,000
1995 Stock Option Plan                                                1,761,000
Warrants issued in private placement in 1991 (Note 7):
   Class C warrants                                                     156,000
   Class D warrants                                                       6,000
                                                                 --------------
                                                                      5,231,000
                                                                 ==============

5.    STOCK OPTIONS

In June 1995, the shareholders of the Company approved the adoption of the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the granting of incentive stock options ("ISOs") and/or nonqualified stock options to employees, directors or consultants of the Company to purchase an aggregate of 2,000,000 shares of the Company's common stock. The option price per share for ISOs granted under the 1995 Plan shall not be less than the fair market value of the Company's common stock on the date of grant. Furthermore, the option price per share shall be determined by the Board of Directors. Options vest based on certain provisions related principally to future services. Options are exercisable over various periods up to ten years from the date of grant. No option may be granted under the 1995 Plan after June 2005. At December 31, 1996, there were 219,500 shares available for granting of future options. The 1995 Plan replaced all prior option plans and no further options will be granted under the prior option plans.

In 1989, the shareholders of the Company approved the adoption of a 1989 Stock Option Plan (the "1989 Plan"). The 1989 Plan provided for the granting of incentive stock options and/or nonqualified stock options to key employees and consultants to purchase shares of the Company's common stock at a price per share not less than the fair market value on the date of grant. In 1992, the Plan was amended to (a) increase the number of shares to

1,565,957, (b) permit the granting of nonqualified stock options at a price per share less than the fair market value of the Company's common stock on the date of grant and (c) permit options to be exercised up to two years after termination of employment under certain circumstances. Options vest based on certain provisions related principally to future services. Options are exercisable over various periods up to six years from the date of grant. Pursuant to the terms of the 1995 Plan, no options may be granted under the 1989 Plan after June 22, 1995.

In 1989, the Company also adopted a Nonstatutory Stock Option Plan (the "1989 Nonstatutory Plan") for directors. Under the 1989 Nonstatutory Plan, the Company could grant options for the purchase of an aggregate of 355,000 shares of common stock at not less than fair market value at the date of grant. The options expire at various dates. Pursuant to the terms of the 1995 Plan, no options may be granted under the 1989 Nonstatutory Plan subsequent to June 22, 1995.

Option activity during each of the two years ended December 31, 1996 for the 1989 Plan and the 1989 Nonstatutory Plan is summarized as follows:

                                    1989 Nonstatutory Plan                    1989 Plan
                                      Shares Under Option                Shares Under Option
                                 ------------------------------------------------------------------------
                                                                                  Weighted
                                                     Number                        Average     Number
                                 Option price per      of      Option price per   Exercise       of
                                       share         Shares         share           Price      Shares
                                 ------------------------------------------------------------------------
Balance at January 1, 1995                           190,833                                     988,008
Granted                                                    -              $.92                   119,000
Cancelled/expired                $1.13 to $2.56      (90,833)    $.92 to $3.47                  (655,008)
                                                                                             -----------
Balance at December 31,1995                          100,000                          $1.95      452,000
Exercised                                                  -              $.92         $.92       (2,500)
Cancelled                                                  -     $.92 to $3.13        $2.18      (17,500)
                                                  ------------                               -----------
Balance at December 31,1996                          100,000                          $1.94      432,000
                                                  ============                               ===========

Option activity during each of the two years ended December 31, 1996 for the 1995 Plan is summarized as follows:

                                                    1995 Plan
                                               Shares Under Option
                               -------------------------------------------------
                                                     Weighted         Number
                                Option price per      Average           Of
                                     share        Exercise Price      Shares
                               -------------------------------------------------

Balance at January 1, 1995                                                  -
Granted                        $0.92 to $1.68                         1,962,500
Cancelled/expired                       $0.92                           (30,000)
                                                                  -------------
Balance at December 31,1995                           $1.04           1,932,500
                                                                  -------------
Granted                        $0.95 to $1.20         $1.09             198,000
Cancelled/expired                       $0.92         $1.09            (350,000)
Exercised                               $0.92         $0.92             (20,000)
                                                                  -------------
Balance at December 31,1996                                           1,760,500
                                                                  =============

During 1996, the Company granted 100,000 fully vested nonstatutory stock options at fair market value to a third party, which are exercisable for a period of ten years at a price of $1.17 per share. In addition, during 1995, the Company granted 300,000 fully vested nonstatutory stock options at fair market value to a third party, which are exercisable for a period of eighteen months at a price of $1.05 per share, and 5,000 nonstatutory stock options at fair market value to a third party, which were cancelled in 1996. Further, in 1994 the Company granted 100,000 nonstatutory stock options at fair market value to a third party, which vest ratably over two years and are exercisable for a period of five years at a price of $1.69 per share. At December 31, 1996, 500,000 of these options are outstanding.

                                 * * * * * * * *

Pro-forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based compensation" which requires that the information be determined as if the Company has accounted for its stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of the grant using a Black-Scholes option pricing model. The Company's pro forma information follows:

                                                    December 31
                                          1996                     1995
                                      -------------------------------------

Pro forma net loss                    $ (1,861,660)           $ (1,876,559)
Pro forma loss per share              $       (.13)           $       (.13)

The fair value of these options at the date of the grant was estimated with the following weighted average assumptions for 1996 and 1995: risk free interest rates ranging from 5.7% to 7.1%, no dividend yield, volatility factor of the expected market price of the Company's common stock of 49%, and a weighted average expected life of the options ranging from six to eight years. Because Statement 123 is applicable only to options granted subsequent to December 31, 1994 and employee stock options granted vest over a period from one to four years, its pro forma effect will not be fully reflected in pro forma net income.

The following table summarizes information about stock options outstanding at December 31, 1996:

                              Options Outstanding                  Options Exercisable
                  ------------------------------------------    --------------------------
                                     Weighted
                    Number           Average       Weighted        Number         Weighted
    Range of      Outstanding at    Remaining      Average       Outstanding      Average
Exercise Price    December 31,     Contractual     Exercise      at December      Exercise
                      1996            Life          Price         31, 1996        Price
------------------------------------------------------------------------------------------
$0.92-$1.00          495,500        8.0 years       $0.92          157,250        $0.92
$1.01-$2.00        1,589,000        6.8 years       $1.12          708,375        $1.12
$2.01-$3.22          208,000        0.2 years       $2.64          205,000        $2.65
------------------------------------------------------------------------------------------
$0.92-$3.22        2,292,500        2.5 years       $1.22        1,070,625        $1.38
==========================================================================================

The weighted average fair value of all stock options granted in 1996 was $.70 per share.

6.    LEASES

The Company leases its office space for a term extending through March 31, 2000. In August, 1996, this lease was modified to reflect a reduction in leased space. Additionally, the Company has entered into various operating leases for equipment. Future minimum payments under noncancellable operating leases for years ending December 31 are as follows:

            1997                           $150,674
            1998                            155,146
            1999                            155,865
            2000                             39,316
                                      =============
                                           $501,001
                                      =============

Rent expense in 1996 and 1995, under all operating leases, was approximately $168,000 and $179,000, respectively.

7. PRIVATE PLACEMENTS

On June 25, 1991, the Company completed a private placement, for which D.H. Blair and Co. Inc. ("Blair") acted as placement agent, of $1,762,500 of its securities, consisting of $1,101,562 of Senior Secured Convertible Promissory Notes (the "Notes") convertible into Common Stock at $1.00 per share, 660,937 shares of common stock at $1.00 per share and 176,250 Class D warrants exercisable over a five-year term at $.88 per share (originally $2.00 per share) for 402,731 shares (originally 176,250 shares) of common stock. These securities had been sold pursuant to a Securities Purchase Agreement among the Company, the purchasers and Blair as purchasers' representative (the "Purchase Agreement"), in a total of 35.25 Units of $50,000 each, consisting of a $31,250 Note, 18,750 shares of common stock and 5,000 Class D warrants. The Company paid Blair a fee of $176,250 and expenses of $56,750 and issued to Blair, Class C warrants exercisable over a five-year term to purchase 228,571 shares (originally 200,000 shares) of common stock at $.88 (originally $1.00 per share). All of the Notes were converted or redeemed in 1992.

During the period commencing in June 1993 and ending in September 1993, the Company completed four separate private placements ("Private Placements"), of an aggregate of 1,843,873 shares of the Company's common stock at prices ranging from $1.10 to $1.15 per share for net proceeds of $2,039,925. The Company paid commissions in the amount of $35,075 to an individual, granted 100,000 shares of unregistered common stock and options to purchase an additional 425,000 shares of common stock at prices ranging from $1.31 to $3.47 per share, in consideration of services rendered in connection with the Private Placements.

8. DEFERRED REVENUE

On December 27, 1993, the Company sold 100,000 shares (2.4% interest) of its subsidiary BCA Services, Inc. to Polaris Partners for the sum of $100,000 resulting in the Company recording such amount as deferred revenue. Pursuant to an exchange agreement dated April 6, 1995, the Company agreed to exchange the 100,000 shares of BCA Services, Inc. for 100,000 shares of BCAM International, Inc., at which time $99,000 of the deferred revenue was credited to paid-in surplus and $1,000 was credited to common stock.

9. SIGNIFICANT CUSTOMERS

The Company generated a significant percentage of its revenue from a small number of customers. In 1996, revenue from three customers comprised approximately 74% of total revenue (38%, 18% and 18%). In 1995, revenue from four customers comprised approximately 62% of total revenue (29%, 12%, 11% and 10%).

At December 31, 1996, three customers accounted for approximately 84% of the Company's gross accounts receivable. Consistent with industry standards, receivables are generally payable within 90 to 120 days and collateral is not required.

10. SUBSEQUENT EVENTS

On March 19, 1997 the Company entered into an agreement with another company (the "acquiree") to purchase all of the common stock of the acquiree for approximately $4,600,000. This commitment is contingent upon the Company obtaining the necessary financing to fund the purchase. The Company does not have any obligations under this agreement should management be unable to obtain this financing.

On January 15, 1997, the Company offered a minimum of 400,000 units, each consisting of one share of the Company's common stock and a non-redeemable Class AA warrant which entitles the holder to purchase one share of the Company's Common Stock at a price of $1.10 per share, until March 31, 1999. The offering was completed on March 28, 1997, and the Company sold 1,075,000 units for $1,075,000. The funds will be used for the advancement of various technologies as well as for working capital.

11. RESTATEMENT OF DECEMBER  31, 1996 BALANCE SHEET CLASSIFICATION

The previously filed Balance Sheet contained in the Form 10-KSB filed for the year ended December 31, 1996 included the costs associated with the acquisition and financing of Drew Shoe Corporation as a component of current assets. These costs are more appropriately classified as non-current assets under generally accepted accounting principles. The Balance Sheet as of December 31, 1996 has been restated to reflect the correct classification of these costs. Such change has an effect on the Statement of Cash Flows for the year ended December 31, 1996, which has similarly been restated. As a result, the working capital of the Company at December 31, 1996, which was previously recorded as $597,293, is now correctly recorded as $438,669 after the reclassification (restatement).

--------------------------------

                            BCAM International, Inc.
                Condensed Consolidated Balance Sheet (Unaudited)
                               September 30, 1997
ASSETS
Current assets:
    Cash and cash equivalents                                      $  3,297,000
    Accounts receivable, less allowance for doubtful accounts of
       approximately $11,000                                          1,858,000
    Unbilled receivables                                                 51,000
    Inventory                                                         6,411,000
    Prepaid expenses and other current assets                           315,000
                                                                   ------------
Total current assets                                                 11,932,000

Property, plant, and equipment, at cost:
    Land & buildings
                                                                        825,000
    Equipment, furniture and fixtures                                 2,405,000
    Leasehold improvements
                                                                         50,000
                                                                   ------------
                                                                      3,280,000
    Less accumulated depreciation and amortization
                                                                       (725,000)
                                                                   ------------
                                                                      2,555,000
Deferred finance costs                                                  791,000
Other assets, principally patents and capitalized software
    (net of accumulated amortization of $110,000)                       494,000
                                                                   ------------
Total assets                                                       $ 15,772,000
                                                                   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                               $  1,287,000
    Secured notes payable                                               450,000
    Accrued expenses and other current liabilities                    1,604,000
    Current portion of long term debt                                   176,000
                                                                   ------------
Total current liabilities                                             3,517,000

Long term debt, net of current maturities                             4,195,000
Convertible Notes payable, net of unamortized amount
    allocated to warrants                                             4,509,000
Other liabilities                                                         4,000
Minority interest                                                     1,060,000
Commitments and contingencies                                                --
Acquisition preferred stock, none outstanding
Common shareholders' equity:
    Common stock, par value $.01 per share; authorized
    40,000,000 shares, 17,440,415 shares issued and
    16,677,233 shares outstanding                                       174,000
    Paid-in surplus                                                  25,001,000
    Unamortized financing charge                                     (5,746,000)
    Deficit                                                         (16,043,000)
                                                                   ------------
                                                                      3,386,000
    Less 763,182 treasury shares                                       (899,000)
                                                                   ------------
                                                                      2,487,000
                                                                   ------------
Total liabilities and shareholders' equity                         $ 15,772,000
                                                                   ============

See accompanying notes

                            BCAM International, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)

                                         Three months ended              Nine months ended
                                             September 30                  September 30
                                     ---------------------------   ---------------------------
                                          1997          1996           1997          1996
                                     ------------   ------------   ------------   ------------
Revenues
     Sales                           $    353,000   $         --   $    353,000   $         --
     Services                             100,000        158,000        314,000        356,000
     Software and license revenue          30,000         15,000        104,000         28,000
                                     ------------   ------------   ------------   ------------
          Total                           483,000        173,000        771,000        384,000

Cost of revenues                          291,000        108,000        442,000        157,000
                                     ------------   ------------   ------------   ------------

     Gross profit                         192,000         65,000        329,000        227,000

Selling, general and administrative       915,000        294,000      1,943,000      1,370,000
Research & development                     53,000         33,000         83,000         79,000
                                     ------------   ------------   ------------   ------------
Total operating expenses                  968,000        327,000      2,026,000      1,449,000
                                     ------------   ------------   ------------   ------------

     Income (loss) from operations       (776,000)      (262,000)    (1,697,000)    (1,222,000)


Other Income (Expense)
     Interest and financing costs        (376,000)        (5,000)      (378,000)        (5,000)
     Interest income                        7,000         14,000         21,000         55,000
                                     ------------   ------------   ------------   ------------
                                         (369,000)         9,000       (357,000)        50,000

Minority interests                       (788,000)            --       (788,000)            --
                                     ------------   ------------   ------------   ------------
Net loss                             $ (1,933,000)  $   (253,000)  $ (2,842,000)  $ (1,172,000)
                                     ============   ============   ============   ============
Net loss per share                   $      (0.12)  $      (0.02)  $      (0.18)  $      (0.08)
                                     ============   ============   ============   ============
Weighted average number of common
   shares outstanding                  16,052,450     14,877,233     15,807,260     14,864,605
                                     ============   ============   ============   ============

See accompanying notes

                            BCAM International, Inc.

           Condensed Consolidated Statements of Cash Flows (Unaudited)

                                                                                   Nine months ended
                                                                                       September 30
                                                                               -------------------------
                                                                                   1997          1996
                                                                               -----------   -----------
OPERATING ACTIVITIES
Net loss                                                                       $(2,842,000)  $(1,172,000)
Adjustments to reconcile net loss to net cash used in operating activities
      Depreciation and amortization                                                 82,000       107,000
      Amortization of Unamortized finanicng charge and deferred finance costs      192,000
      Non-cash Minority interest charge                                            788,000            --
      Changes in operating assets and liabilities:
         Accounts receivable, billed and unbilled                                   33,000       (26,000)
         Inventory                                                                 (43,000)           --
         Prepaid expenses and other current assets                                 (10,000)       56,000
         Accounts payable, accrued expenses and sundry liabilities                 553,000      (210,000)
         Other liabilities                                                              --        39,000
                                                                               -----------   -----------
Net cash (used in) operating activities                                         (1,247,000)   (1,206,000)
                                                                               -----------   -----------

INVESTING ACTIVITIES
Cash paid for purchase of shares of Drew Shoe                                   (3,882,000)           --
Cash paid for costs to acquire Drew Shoe                                          (475,000)           --
Purchase of equipment                                                              (88,000)           --
Investment in software technology and other                                       (119,000)     (112,000)
Proceeds from sale of held to maturity securities                                       --     1,500,000
                                                                               -----------   -----------
Net cash (used in) provided by investing activities                             (4,564,000)    1,388,000
                                                                               -----------   -----------

FINANCING ACTIVITIES
Proceeds from sale of common stock                                               1,075,000            --
Proceeds from sale of preferred stock minority interest of subsidiary            1,200,000            --
Proceeds from sale of Convertible Notes and Warrants                             6,000,000            --
Proceeds, net, from new bank financing arrangement at Drew Shoe                  1,135,000            --
Payment of existing debentures due to former Drew Shoe shareholders               (845,000)           --
Proceeds from short-term debt                                                      450,000       600,000
Drawdown (payment) of revolving credit agreement                                   250,000            --
Net proceeds from exercise of options                                                   --        18,000
Cash paid for deferred financing, stock issuance and registration costs           (668,000)      (68,000)
Other investing activities                                                          47,000            --
                                                                               -----------   -----------
Net cash provided by financing activities                                        8,644,000       550,000
                                                                               -----------   -----------

(Decrease) increase in cash and cash equivalents                                 2,833,000       732,000
Cash and cash equivalents at beginning of period                                   464,000       702,000
                                                                               ===========   ===========
Cash and cash equivalents at end of period                                     $ 3,297,000   $ 1,434,000
                                                                               ===========   ===========

See accompanying notes

                               BCAM International

             Consolidated Statements of Common Shareholders' Equity

                                             Common Stock $.01 par
                                                    value             Paid-in     Unamortized
                                              Shares     Amount       surplus    Finance Costs    Deficit       Subtotal
                                            ------------------------------------------------------------------------------
Balance at January 1, 1997                  15,642,915  $156,000  $ 14,959,000   $        --   $(13,201,000)  $ 1,914,000
                                            ------------------------------------------------------------------------------
Shares issued in connection with             1,075,000    11,000     1,064,000            --             --     1,075,000
  January 1997 Private Placement
Registration and issuance costs                     --        --       (36,000)           --             --       (36,000)
To account for Convertible Notes:
   Allocation to detachable warrants                --        --     1,500,000            --             --     1,500,000
   Beneficial conversion feature                    --        --     5,925,000    (5,925,000)            --            --
Shares issued in acquisition of Drew Shoe      375,000     4,000       446,000            --             --       450,000
Shares and options granted in connection
   with acquisition financing                  347,500     3,000       944,000            --             --       947,000
Amortization of Deferred financing charges          --        --            --       179,000             --       179,000
Amortization of minority interest                   --        --       788,000            --             --       788,000
Acquisition financing costs                         --        --      (589,000)           --             --      (589,000)
Net loss                                            --        --            --            --     (2,842,000)   (2,842,000)
                                            ------------------------------------------------------------------------------
Balance at September 30, 1997               17,440,415  $174,000  $ 25,001,000   $(5,746,000)  $(16,043,000)  $ 3,386,000
                                            ==============================================================================

                                            Shares held
                                                 in
                                              Treasury       Total
                                            -------------------------
Balance at January 1, 1997                    $(899,000)  $ 1,015,000
                                            -------------------------
Shares issued in connection with                     --     1,075,000
  January 1997 Private Placement
Registration and issuance costs                      --       (36,000)
To account for Convertible Notes:
   Allocation to detachable warrants                 --     1,500,000
   Beneficial conversion feature                     --            --
Shares issued in acquisition of Drew Shoe            --       450,000
Shares and options granted in connection
   with acquisition financing                        --       947,000
Amortization of Deferred financing charges           --       179,000
Amortization of minority interest                    --       788,000
Acquisition financing costs                                  (589,000)
Net loss                                             --    (2,842,000)
                                            -------------------------
Balance at September 30, 1997                 $(899,000)  $ 2,487,000
                                            =========================

See accompanying notes.

                            BCAM International, Inc.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

                               September 30, 1997

1. BASIS OF PRESENTATION

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ended September 30, 1997 include the financial position and results of operations of Drew Shoe Corporation ("Drew Shoe") since its acquisition by the Company on September 22, 1997 (see Note 2) and are, in any event, not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

      For further information, refer to the audited consolidated financial statements and related notes thereto of the Company included in the Company's annual report on Form 10-KSB/A for the year ended December 31, 1996 as well as the audited financial statements and related notes thereto of Drew Shoe as of December 31, 1996 and for the years ended December 31, 1996 and 1995 included in Form 8-K/A dated October 31, 1997.

2. ACQUISITION OF DREW SHOE CORPORATION

      Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.7 million plus the assumption of liabilities. The purchase price was paid by delivery to the two shareholders of Drew Shoe of an aggregate of $3,882,000 in cash, promissory notes in the aggregate principal amount of $400,000 and by delivery of an aggregate of 375,000 unregistered shares of the Company's Common Stock to one seller (valued at approximately $1.20 per share to reflect a discount for lack of registration). The promissory notes bear an interest rate of 8% per annum, are due on September 19, 1999, and are payable in twenty-four (24) equal monthly installments aggregating $8,333.34 (plus interest) with final payments due in the twenty-fifth (25th) month aggregating $200,000.

      See Note 3 and "PART II, Item 2. Changes in Securities (ii) Acquisition financing", for a description of the securities issued in order to finance the acquisition of Drew Shoe.

      Simultaneously with the acquisition, Drew Shoe entered into a $5.5 million credit facility with a commercial bank (guaranteed by the Company) which is further described in Note 4.

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. In addition Drew Shoe operates 14 retail shoe specialty stores. The Company has accounted for its acquisition of Drew Shoe under the purchase method of accounting. Under such method, the purchase price paid plus costs of the acquisition are allocated to the assets and liabilities of the acquired company based on the estimated fair value of assets and liabilities acquired. The remaining amount, if any, is allocated to goodwill. The results of operations of the acquired company are consolidated with the Company's operations beginning on the date of purchase. At September 30, 1997, a preliminary estimate of the fair value of assets and liabilities has been made based upon data which is preliminary and subject to change. Based upon such preliminary evaluation at September 30, 1997, there is no material amount of goodwill to be recorded in the acquisition of Drew Shoe.

      The following summary shows the unaudited pro-forma results of operations assuming that the Company had purchased Drew Shoe as of the beginning of each period shown. This information gives effect to the increased interest and financing costs (excluding certain material non recurring charges which are discussed in Notes 3 and 5), the amortization of fair value adjustments principally for increased depreciation and, in 1996, the allocation to the nine months of certain adjustments recorded at the end of the year 1996 which are attributable to earlier in the year. The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses available to offset anticipated profits from Drew Shoe.

                                                             Nine Months Ended
                                                             -----------------
                                                            1997           1996
                                                            ----           ----
Revenues                                                $11,902,000   $ 11,357,000
                                                        ===========   ============
Loss from Operations (excluding non-recurring charges)   (1,355,000)    (1,049,000)
                                                        ===========   ============
Net loss (excluding non-recurring charges)               (2,441,000)    (1,787,000)
                                                        ===========   ============
Net loss per share                                            (0.15)         (0.12)
                                                        ===========   ============

3. 10%/13% CONVERTIBLE NOTES AND WARRANTS

In order to fund the acquisition of Drew Shoe and provide working capital to the Company, on September 19, 1997, the Company issued subordinated convertible notes (the "Convertible Notes"), and Non-Redeemable Class DD Warrants, in the aggregate amount of $6,000,000. The Convertible Notes are due on September 19, 2002, unless at any time after September 19, 1998 they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its Convertible Notes in which case the annual interest rate becomes 13% with semi-annual compounding. The Convertible Notes require the Company to maintain compliance with certain financial covenants including maintenance of minimum levels of interest coverage and net worth (as defined).

      The Non-Redeemable Class DD Warrants entitle the holders to purchase 2,400,000 shares of common stock at $1.75 per share at any time prior to September 19, 2002. The Company has, under generally accepted accounting principles, allocated approximately $1,500,000 of the $6,000,000 received from the sale of the Convertible Notes and Warrants as the estimated value (based upon a "Black Scholes" calculation) of the detachable warrants issued in connection with the Convertible Notes and as a discount to the value assigned to the Convertible Notes. Such amount will be amortized over the five year term of the Convertible Notes.

      The market value of the Company's common stock on the Nasdaq SmallCap market on the date of the transaction was approximately $1.50.

      The private placement of convertible notes and warrants to one investor group (aggregating $5,000,000 of the total $6,000,000) was made with the assistance of an investment banker who charged a cash fee of 6% ($300,000) plus 187,500 unregistered shares of common stock (valued at $1.20 per share to reflect a discount for lack of registration), and warrants to purchase 500,000 shares of common stock at an exercise price of $0.80 per share, of the Company. The cash fee, shares of stock and the estimated fair value of the warrants aggregate approximately $1,000,000. This amount has been apportioned between Deferred financing costs (45%) and Shareholders equity (55%) based upon the estimated values of the debt vs. equity components of the financing. The portion allocated to Deferred financing costs (approximately $450,000), together with legal and other costs of the transaction are being amortized over the five year term of the Convertible Notes. There were no investment banking fees associated with the remaining $1,000,000 of proceeds.

      In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued which requires certain new accounting for securities issued which are convertible into common stock at a value which is beneficial at the date of issuance (such as the Convertible Notes described above and the Preferred Stock of BCA Services, Inc., a subsidiary of the Company, described in Note 5). This accounting requires that such value be charged to operations (based upon the traded market price, without discount, compared to the conversion price) in the case of a convertible note or to retained earnings as a dividend in the case of a preferred stock, over a period reflecting the shortest period in which the investor has to exercise and under the most favorable terms to the investor. As such, the Company has charged approximately $5,925,000 (representing the beneficial value of the conversion feature of the Convertible Notes measured at the date of issuance) to Unamortized financing charge in the shareholders equity section of its Condensed Consolidated Balance Sheet. Such amount is being charged to Interest and financing costs in the Consolidated Statements of Operations at the rate of approximately $1,481,000 per quarter until September 19, 1998. This charge to operations is considered a non-recurring charge in the preparation of the summary pro-forma data contained in Note 2. Approximately $180,000 was charged to Interest and financing costs in the quarter ended September 30, 1997. This charge will be in addition to amortization of Deferred financing costs and the value assigned to the detachable warrants issued in connection with the Convertible Notes (approximately $1,500,000), over the five year term of the Convertible Notes.

4. LONG TERM DEBT

      Simultaneously with the acquisition, the Company through its wholly owned subsidiary, Drew Shoe, entered into a $5,500,000 credit facility with a commercial bank consisting of: (i) a revolving line of credit up to $4,500,000 (which is based upon agreed upon percentages of accounts receivable and inventory) and (ii) a term loan of $1,000,000. As of the Drew Shoe acquisition, the Company believes there to be approximately $4,500,000 available under this credit facility (approximately $3,750,000 of which was drawn down to pay certain existing liabilities of Drew Shoe, including an existing liability to that bank of approximately $2,655,000 and debentures payable to former shareholders of approximately $845,000, and to transfer $250,000 to the Company). The revolving line of credit matures on September 30, 1999, and calls for current payments of interest at a rate of prime plus 1.5%. The term loan portion of the credit facility (in the principal amount of $1,000,000) also bears an interest rate of prime plus 1.5% and is payable in monthly installments through September 30, 2000. Both the revolving line of credit and term loan may be used for general working capital purposes and are guaranteed by the Company. The credit facility with this bank requires Drew Shoe to maintain compliance with certain financial covenants, principally net worth, and contains restrictions on the transfer of cash to the Company.

      At September 30, 1997, long term debt consists of the following:

                                                         September 30, 1997
                                                         ------------------
        Revolving credit arrangement with a bank,
        payable on September 19, 1999, bearing
        interest at prime plus 1.5 %                        $2,737,000
        Term Loan agreement with a bank, bearing
        interest at prime plus 1.5% payable in monthly
        principal installments of $11,000 plus interest
        through September 30, 2000                           1,000,000
        Notes payable to sellers of Drew Shoe, bearing
        interest at 8%, calling for monthly payments of
        principal aggregating $8,333 plus interest with
        balloon payments aggregating $200,000 on
        September 19, 1999                                     400,000
        Amount payable to parties related to former owners
        of Drew Shoe due September 30, 1998, bearing
        interest at prime                                      214,000
        Other, net                                              20,000
                                                            ----------
                 total long term debt                        4,371,000
                 less: current portion                         176,000
                                                            ----------
                                                            $4,195,000
                                                            ==========

On October 2, 1997, $250,000 of the amount outstanding under the revolving credit was repaid. Costs incurred in connection with the bank term loan and revolving credit total approximately $75,000, are included in Deferred finance cost and are being amortized to Interest and finance cost using the effective interest method.

5. SALE OF PREFERRED STOCK OF SUBSIDIARY

         On July 22, 1997 BCA Services, Inc. ("BCA"), a previously wholly-owned subsidiary of the Company, commenced an Offering (the "Offering") to sell up to 150 shares of BCA's Convertible Preferred Stock (the "Preferred Stock") for a total consideration of $1,500,000 in a private offering to accredited investors.

      The Preferred Stock is convertible into shares of the Company's common stock at a price equal to 70% of the average closing bid price of the common stock over a three day trading period ending on the day preceding the conversion date (the "Variable Conversion Price"). The Conversion Price may not be greater than 100% of the Variable Conversion Price on the first closing date (the "Fixed Conversion Price", effectively a maximum conversion price). The Fixed Conversion price is $0.6563. On the first anniversary of the closing date, all outstanding shares of Preferred Stock must be converted into shares of common stock of the Company.

      Pursuant to the terms of the Offering, the Company divided the Offering into three tranches. The first tranche, to purchase 50 shares of Preferred Stock for $500,000, closed on July 24, 1997; the second tranche to purchase 50 shares of Preferred Stock for $500,000, closed on September 8, 1997. The Company has until November 7, 1997 (unless extended) to draw down the third tranche, presuming effectiveness of a registration statement (see below).

      On September 18, 1997, BCA completed a separate offering of its Preferred Stock, plus warrants, for $200,000 on similar terms and conditions as the Offering (excluding the existing Fixed Conversion Price and certain fees). As a result of this offering, 20 shares of Preferred Stock (convertible into the Company's common stock at a maximum price of $0.9331 per share) were issued, along with Non-Redeemable Class CC Warrants to purchase up to 10,000 shares of Common Stock (at $1.0264 per share).

      In addition, for each 50 shares of Preferred Stock sold, each purchaser received Non-Redeemable Class BB Warrants to purchase up to 25,000 shares of common stock per $500,000 raised, exercisable at a rate of 110% of the Variable Conversion Price on the first closing date. The warrants have a term of five years and the common stock underlying the warrants contain registration rights. In connection with the first and second tranches, warrants to purchase up to 50,000 shares of common stock, at $.7219 per share, were issued.

      The two private placements of BCA preferred stock were made with the assistance of a placement agent who charged a commission of 8% in fees and 2% in expenses plus warrants to purchase up to 75,000 (50,000 of which have been issued in conjunction with the first two tranches) shares of common stock of the Registrant at approximately $0.72 per share, for five years for the first offering and 6% in fees and no warrants for the second offering.

      The Preferred Stock contains a penalty provision permitting redemption, together with penalties, at the option of the holder if the underlying common stock is not registered under an effective registration statement prior to approximately January 4, 1998. A separate economic penalty (increased dividends of 3% per month retroactive to July 24, 1997 and continuing until effectiveness) would be triggered by the absence of effectiveness, assuming good faith efforts of the Company, of such a registration statement by November 4, 1997. The Company's registration statement covering the shares underlying the Preferred Stock was declared effective on November 12, 1997 and the parties agreed to the cancellation of the penalty provisions.

      See Note 3 regarding certain accounting treatment called for by Emerging Issues Task Force Statement D-60. Because the Preferred Stock issued is that of a subsidiary, but is convertible into shares of the Company, the Company has recorded the Preferred Stock of the subsidiary as "Minority interests" in the consolidated financial statements. The Company has immediately charged approximately $788,000 related to the "beneficial" conversion feature for amounts drawn down in the quarter ended September 30, 1997 to Minority interests in the accompanying Statement of Operations. Such amount is considered a non recurring charge in preparation of the summary pro forma data in Note 2. Additional charges would occur if and when the third tranche is drawn down in the fourth quarter of 1997.

6. PRIVATE PLACEMENT

      On January 15, 1997, the Company offered a minimum of 400,000 units, each consisting of one share of the Company's common stock and a non-redeemable Class AA warrant which entitled the holder to purchase one share of the Company's Common Stock at a price of $1.10 per share, until March 31, 1999. The proceeds were to be used for the advancement of various technologies as well as for working capital. The offering was completed on March 28, 1997, and the Company sold 1,075,000 units for $1,075,000. On May 14, 1997 the Company changed the conversion price of the Class AA warrants from $1.10 per share to $ .65 per share and extended the expiration date from March 31, 1999 to March 31, 2002.

7. OTHER

      PER SHARE DATA - Net loss per share has been computed on the basis of the weighted average number of common shares outstanding for each of the periods presented. Common stock equivalents have been excluded since their effect is antidilutive.

      INCOME TAXES - The Company accounts for income taxes in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes". The Company has not reflected a benefit for income taxes in the accompanying Condensed Consolidated Statements of Operations for the three months and nine months ended September 30, 1997 and the three months and nine months ended September 30, 1996, since the future availability of net operating loss carryforwards have been offset in full by valuation allowances in accordance with FASB Statement No. 109.

      WARRANTS, OPTIONS, BONUS COMPENSATION - In September 1997 options to purchase approximately 2,097,000 shares of common stock of the Company were approved by the Board of Directors for issuance to employees, directors and consultants (including 1,500,000 for three executive officers of the Company and its Human CAD subsidiary) at a price of approximately $1.52 per share. Of the options issued, options to purchase approximately 1,922,000 shares are subject to approval at the next meeting of the shareholders of the Registrant. Accordingly, the Company may be subject to a charge to operations if the exercise price of the options granted is below the market price of the common stock on the date of shareholder approval. Such charge, if any, could be material. In September 1997, the Board of Directors approved a cash bonus of $75,000 for the Company's Chairman, President and Chief Executive Officer in recognition of his efforts to complete the Drew Shoe acquisition and related acquisition and pre-acquisition financing (totaling approximately $11 million). Additionally, approximately $25,000 of deferred increases in pay for two executive officers were paid and charged to operations in the third quarter of 1997.

      COSTS OF FINANCINGS NOT COMPLETED - In the third quarter of 1997, the Company was able to secure more favorable acquisition financing and credit facility for its acquisition of Drew Shoe than it had originally expected. As a result, the Company did not complete a proposed acquisition financing and a proposed credit facility. Costs associated with such uncompleted financings of approximately $130,000 were charged to Interest and financing costs in the quarter ended September 30, 1997.

      ANTIDILUTION ADJUSTMENTS TO CLASS B WARRANTS AND CLASS E WARRANTS - Principally as a result of the Drew Shoe acquisition financing (as well as other items), the exercise price and number of shares subject to existing Class B Warrants and Class E Warrants have been adjusted pursuant to anti-dilution provisions. The revised amounts are as follows:

                  Exercise Price
                  Per Share of            Number of Shares     Total Shares
                  Common Stock              Per Warrant     Subject to Warrants
                  --------------            -----------     -------------------
Class B Warrants:
-----------------
       Previous          $1.50                 1.2                969,191
       Current           $1.14                 1.6              1,292,254
Class E Warrants:
-----------------
       Previous          $1.25                 1.1                540,747
       Current           $0.95                 1.5                737,382

      SHORT TERM NOTE PAYABLE - On September 11, 1997, the company borrowed $450,000 from a commercial bank, secured by certain deposits of the Company. Such amount was repaid, with interest at the prime rate (8%) on October 14, 1997.

      RECLASSIFICATIONS - Certain reclassifications have been made to the consolidated financial statements for the prior year in order to conform to the classifications used in the current period.

      OTHER - There is no material amount of recognized revenue on uncompleted short term consulting contracts accounted for under the percentage of completion method of accounting.

--------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Stockholder
Drew Shoe Corporation

We have audited the accompanying balance sheet of DREW SHOE CORPORATION as of December 31, 1996, and the related statements of income and retained earnings and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Drew Shoe Corporation as of December 31, 1996, and its results of operations and cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.



                                        J. H. COHN LLP

Roseland, New Jersey
September 26, 1997

                              DREW SHOE CORPORATION

                                 BALANCE SHEETS
                       JUNE 30, 1997 AND DECEMBER 31, 1996

                                                  June       December
                    ASSETS                      30, 1997     31, 1996
                    ------                     -----------  ---------
                                               (Unaudited)
Current assets:
  Cash                                         $   176,023  $    26,757
  Accounts receivable, less allowance for
    doubtful accounts of $66,500 and $68,000     1,925,197    1,558,622
  Inventories                                    6,644,853    6,694,033
  Prepaid expenses and sundry receivables          102,880      116,536
                                               -----------  -----------
      Total current assets                       8,848,953    8,395,948

Property and equipment, net of accumulated
  depreciation                                   1,334,636    1,350,145
Cash surrender value of life insurance, net
  of loans of $423,333 and $501,000                 74,357       69,074
Intangible pension assets                           59,390       59,390
Other assets                                       187,528      194,200
                                               -----------  -----------

      Totals                                   $10,504,864  $10,068,757
                                               ===========  ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Current liabilities:
  Current portion of long-term debt            $   377,023  $   176,232
  Accounts payable                                 675,878      883,962
  Accrued payroll and payroll taxes                281,838      329,065
  Accrued pension cost, current portion            246,823      195,435
  Accrued other liabilities                        150,458       75,022
                                               -----------  -----------
      Total current liabilities                  1,732,020    1,659,716

Notes payable - bank                             2,435,253    1,962,253
Long-term debt, net of current portion           1,116,376    1,404,829
Accrued pension cost, net of current portion       110,613      110,613
                                               -----------  -----------
      Total liabilities                          5,394,262    5,137,411
                                               -----------  -----------

Commitments

Stockholders' equity:
    Common stock, no par value, 1,711.3422
    shares authorized; 1,709.8289 shares issued
    and outstanding                                127,156      127,156
  Retained earnings                              5,034,669    4,855,413
                                               -----------  -----------
      Totals                                     5,161,825    4,982,569
  Less excess additional pension liability         (51,223)     (51,223)
                                               -----------  -----------
      Total stockholders' equity                 5,110,602    4,931,346
                                               -----------  -----------
      Totals                                   $10,504,864  $10,068,757
                                               ===========  ===========
See Notes to Financial Statements.

                              DREW SHOE CORPORATION

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                   SIX MONTHS ENDED JUNE 30, 1997 AND 1996 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                          Six Months                          Years Ended
                                        Ended June 30,                        December 31,
                               -----------------------------       -------------------------------
      INCOME                      1997              1996               1996               1995
      ------                   -----------       -----------       ------------       ------------
                                        (Unaudited)
Net sales                      $ 7,773,892       $ 7,346,378       $ 14,609,346       $ 13,646,926
Cost of goods sold               4,709,086         4,611,994          9,146,708          8,590,713
                               -----------       -----------       ------------       ------------

Gross profit                     3,064,806         2,734,384          5,462,638          5,056,213
                               -----------       -----------       ------------       ------------

Operating expenses:
    Selling                      1,816,954         1,597,533          3,477,433          2,972,764
    General and
      administrative               915,245           853,321          1,700,379          1,546,155
                               -----------       -----------       ------------       ------------
          Totals                 2,732,199         2,450,854          5,177,812          4,518,919
                               -----------       -----------       ------------       ------------

Operating income                   332,607           283,530            284,826            537,294
Interest expense                  (178,407)         (168,439)          (338,447)          (347,591)
Interest and other income           25,056            47,288             79,328             93,899
                               -----------       -----------       ------------       ------------

Net income                         179,256           162,379             25,707            283,602


   RETAINED EARNINGS
   -----------------

Balance, beginning of
  period                         4,855,413         4,885,266          4,885,266          4,853,464
Distributions                                        (55,560)           (55,560)          (251,800)
                               -----------       -----------       ------------       ------------

Balance, end of period         $ 5,034,669       $ 4,992,085       $  4,855,413       $  4,885,266
                               ===========       ===========       ============       ============

See Notes to Financial Statements.

                              DREW SHOE CORPORATION

                            STATEMENTS OF CASH FLOWS
                   SIX MONTHS ENDED JUNE 30, 1997 AND 1996 AND
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                               Six Months            Years Ended
                                             Ended June 30,          December 31,
                                          --------------------   --------------------
                                            1997        1996       1996        1995
                                          --------    --------   ---------   --------
                                               (Unaudited)
Operating activities:
  Net income                              $179,256    $162,379   $  25,707   $283,602
  Adjustments:
    Depreciation and amortization          118,480     106,401     247,978    227,088
    Changes in operating assets and lia-
      bilities:
      Accounts receivable                 (366,575)   (198,296)    433,139   (312,845)
      Inventories                           49,180    (866,579)   (711,712)  (276,645)
      Prepaid expenses and other            13,656       9,712      24,995     84,273
      Accounts payable                    (208,084)    433,201      25,612    222,689
      Accrued expenses                      79,597     250,080     120,327     (4,250)
                                          --------    --------   ---------   --------
          Net cash provided by (used in)
            operating activities          (134,490)   (103,102)    166,046    223,912
                                          --------    --------   ---------   --------

Investing activities:
  Purchases of property and equipment      (94,675)   (146,347)   (266,292)  (232,117)
  (Increase) decrease in cash surrender
    value of life insurance and other       (6,907)    142,848      58,904   (135,362)
                                          --------    --------   ---------   --------
          Net cash used in investing
            activities                    (101,582)     (3,499)   (207,388)  (367,479)
                                          --------    --------   ---------   --------

Financing activities:
  Net proceeds under revolving note
    agreement                              473,000     229,681     218,123    396,359
  Proceeds from long-term debt                          12,828      24,095    450,000
  Principal payments on long-term debt     (76,662)    (73,382)   (146,218)  (526,523)
  Distributions                                        (55,560)    (55,560)  (157,800)
                                          --------    --------   ---------   --------
          Net cash provided by financing
            activities                     385,338     113,567      40,440    162,036
                                          --------    --------   ---------   --------

Net increase (decrease) in cash            149,266       6,966        (902)    18,469

Cash, beginning of period                   26,757      27,659      27,659      9,190
                                          --------    --------   ---------   --------

Cash, end of period                       $176,023    $ 34,625   $  26,757   $ 27,659
                                          ========    ========   =========   ========

Supplemental disclosure of cash flow data:
  Interest paid                           $166,639    $152,935   $ 329,227   $357,318
                                          ========    ========   =========   ========

Supplemental disclosure of noncash investing and financing information:
Change in additional pension liability:
    Increase (decrease) in intangible
      pension asset                                              $(236,662)  $123,951
    (Increase) decrease in stockholders'
      equity                                                      (179,742)   230,965
                                                                 ---------   --------
           Totals                                                $(416,404)  $354,916
                                                                 =========   ========
  Stockholders' receivables offset against
    distributions                                                            $ 94,000
                                                                             ========

See Notes to Financial Statements.

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and summary of accounting policies:

      Business:

        The Company designs, manufactures, imports, markets and distributes women's and men's shoes for sale to independent retailers and through Company-owned retail operations throughout the United States.

      Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

      Financial instruments and off-balance-sheet risk:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts which, at times, may exceed Federally insured limits. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas, and generally short payment terms. In addition, the Company routinely assesses the financial strength of its customers.

      Inventories:

        Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

      Property and equipment:

        Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

      Goodwill:

        Goodwill, included in other assets, is amortized on a straight-line basis over periods ranging from five to twenty years.

      Revenue recognition:

        Revenue from wholesale product sales is recognized at the time products are shipped. Revenue from retail product sales through Company-owned retail operations is recognized at the point of sale.

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Business and summary of accounting policies (concluded):

      Income taxes:

        The Company has elected to be treated as an "S" Corporation under the applicable sections of the Internal Revenue Code. Under these sections, corporate income or loss, in general, is allocated to the stockholders for inclusion in their personal income tax returns. Accordingly, there is no provision for Federal income taxes in the accompanying financial statements.

        The Company has also elected to be treated as an "S" Corporation in the states in which its files corporate income tax returns. Accordingly, no provision for state income taxes has been provided in the accompanying financial statements.

      Advertising:

        The Company expenses the cost of advertising as incurred. Advertising costs charged to operations were $365,000 and $364,000 for the years ended December 31, 1996 and 1995, respectively.

      Unaudited interim financial information:

        In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial position of the Company as of June 30, 1997, and its results of operations and cash flows for the six months ended June 30, 1997 and 1996. Results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results of operations for the full year ending December 31, 1997.

Note 2 - Inventories:

      Inventories consist of the following:

                                        June 30, 1997    December 31,
                                        -------------    ------------
                                         (Unaudited)        1996
                                                            ----
                    Raw materials        $  946,210      $  858,907
                    Work-in-process         804,606         988,714
                    Finished goods        4,894,037       4,846,412
                                         --------------------------
                      Totals             $6,644,853      $6,694,033
                                         ==========      ==========

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 3 - Property and equipment:

      Property and equipment consists of the following at December 31, 1996:

                                               Range of
                                               Estimated
                                              Useful Lives       Amount
                                              ------------     ----------
           Land                                                $  100,000
           Buildings and improvements          10-35 years        865,325
           Machinery and equipment              5-13 years      2,614,715
                                                               ----------
              Total                                             3,580,040
           Less accumulated depreciation                        2,229,895
                                                               ----------
              Total                                            $1,350,145
                                                               ==========

Note 4 - Notes payable - bank:

        At December 31, 1996, the Company had outstanding borrowings of $1,962,253 under a revolving credit and bankers acceptance facility with Bank One, National Association (the "Bank"). Borrowings under the revolving credit portion of the agreement bear interest at the prime rate, while outstanding bankers' acceptances of $500,000 at December 31, 1996 had an effective interest rate of 7.25%. At December 31, 1996, the Company was in violation of certain covenants in the loan agreement which were subsequently waived by the Bank.

        As discussed in Note 10, the Company entered into a new credit facility with the Bank on September 22, 1997. Principal payments are not required under the new revolving credit facility until expiration on September 30, 1999 and, accordingly, the entire amount of notes payable - bank has been classified as a noncurrent liability in the accompanying balance sheets at June 30, 1997 and December 31, 1996.

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 5 - Long-term debt:

      Long-term debt consists of the following at December 31, 1996:

        Mortgage note with interest at prime plus
          .25% (8.5% at December 31, 1996), due
          in monthly installments through February
          2000, collateralized by real estate (A)            $  395,000
        Note payable - related party with interest
          at prime, renewable every January 1 for
          an additional 12 months, unsecured (B)(D)             213,869
        Debentures - related parties with interest
          at 10%, due in monthly installments
          through July 2002, unsecured (C)(D)                   943,476
        Other                                                    28,716
                                                             ----------
                                                              1,581,061
        Less current portion                                    176,232
                                                             ----------
        Long-term debt                                       $1,404,829
                                                             ==========

        (A) The mortgage was repaid on September 22, 1997 with proceeds from a new $1,000,000 term loan payable to the Bank (see Note 10). The term loan is payable in monthly installments of $11,905 plus interest at prime plus 1.5% through September 30, 2000, at which time the outstanding balance is due.

        (B) The note was renewed as of January 1, 1997 and, accordingly, is classified as noncurrent at December 31, 1996.

        (C) The debentures were repaid on September 22, 1997 utilizing $845,056 of proceeds from the new term loan and the revolving credit facility discussed in Note 10.

        (D) Related party interest expense approximated $119,000 and $129,000 in 1996 and 1995, respectively.

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 5 - Long-term debt (concluded):

        Principal payment requirements on the above obligations, as adjusted for the refinancing discussed in Note 10, in each of the five years subsequent to December 31, 1996 are as follows:

                       Year Ending
                       December 31,                      Amount
                       ------------                      ------
                          1997                          $176,232
                          1998                           361,853
                          1999                           368,266
                          2000                           670,025
                          2001                             2,195

        As the notes payable - bank and long-term debt bear interest at varying rates based on market, the carrying value approximates fair value at December 31, 1996.

Note 6 - Pension plans:

        The Company has two noncontributory, defined benefit pension plans covering substantially all employees. Benefits under the plan covering nonunion employees are based on average monthly compensation and years of service. Benefits under the plan covering union employees are based on years of service. The Company's policy is to make contributions to the plans sufficient to meet minimum funding requirements.

        A summary of the components of net periodic pension cost for the years ended December 31, 1996 and 1995 follows:

                                                        1996           1995
                                                      --------       --------
               Service cost                           $135,590       $ 80,498
               Interest                                144,279         94,746
               Actual return on plan assets            (45,938)       (90,671)
               Amortization and deferral               (12,643)        74,909
                                                      --------       --------
                       Net pension cost               $221,288       $159,482
                                                      ========       ========

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 6 - Pension plans (continued):

        The following table sets forth the funded status and amounts recognized in the balance sheet as of December 31, 1996:

                                                                    Underfunded
                                                 Overfunded           Nonunion
                                                 Union Plan             Plan
                                                 ----------          ----------
          Actuarial present value of
           benefit obligations:
            Vested benefit                       $1,009,957          $  646,873
            Nonvested benefits                        6,591              77,875
                                                 ----------          ----------
          Accumulated benefit obligation          1,016,548             724,748
          Effect of projected future
             compensation levels                                        335,867
                                                 ----------          ----------
          Projected plan benefit obliga-
             tions for services rendered
             to date                              1,016,548           1,060,615
          Plan assets at fair value               1,043,077             342,324
                                                 ----------          ----------
          Plan assets in excess of (less
             than) projected benefit ob-
             ligations                               26,529            (718,291)
          Unrecognized net (gain) loss             (142,577)            387,090
          Prior service cost not yet
             recognized in periodic pen-
             sion cost                              111,421              (8,661)
          Unrecognized transition liability          81,003              68,051
          Additional minimum liability                                 (110,613)
                                                 ----------          ----------
               Prepaid (accrued) pension
                 cost                                76,376            (382,424)
          Less current portion                      (76,376)            271,811
                                                 ----------          ----------

          Long term portion, representing
             additional liability                $       --          $ (110,613)
                                                 ==========          ==========

        Significant assumptions used in the accounting for the defined benefit plans were as follows:

             Discount rate                                             7%
             Rate of increase in compensation levels                   4%
             Expected long-term rate of return on assets             8.25%

        The plans' assets at December 31, 1996 are invested in an annuity investment fund, certificates of deposit, insurance contracts and interest bearing cash accounts.

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Note 6 - Pension plans (concluded):

        The provisions of Statement of Financial Accounting Standards No. 87 ("SFAS No. 87"), "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. This resulted in the recognition at December 31, 1996 of an additional liability of $110,613. SFAS No. 87 provides that the intangible asset cannot exceed the amount of unrecognized prior service costs. At December 31, 1996, an intangible asset of $59,390 was recognized, with the remaining balance of $51,223 recorded as a reduction of stockholders' equity.

        Effective September 3, 1997, the accrual of future benefits under the nonunion defined benefit pension plan was sus- pended. The effect of the curtailment of the nonunion plan on the Company's financial statements cannot currently be determined.

Note 7 - Commitments and other matters:

        Lease commitments:

        The Company leases retail space and certain machinery and equipment under operating leases that expire through 2003. Related rent expense amounted to $369,000 and $246,000 for the years ended December 31, 1996 and 1995, respectively.

        Future minimum rental payments required under the noncancelable operating leases in years subsequent to December 31, 1996 are as follows:

               Year Ending
               December 31,                                       Amount
               ------------                                       ------

                 1997                                             $317,808
                 1998                                              261,377
                 1999                                              155,603
                 2000                                               49,726
                 2001                                               24,708
                 Thereafter                                         48,450
                                                                  --------
                   Total                                          $857,672
                                                                  ========

      Collective bargaining agreement:

        At December 31, 1996, approximately 63% of the Company's workforce is represented under a collective bargaining agreement which expires May 31, 1998.

      Concentrations:

        The Company relies to a large extent on medical footwear for sales. Approximately 80% of the Company's sales are

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

        women's shoes. No one customer accounts for more than 10% of the Company's sales.

Note 8 - Provision for income taxes:

        A reconciliation of income taxes based on pre-tax income and the Federal statutory rate to the Company's effective rate for the years ended December 31, 1996 and 1995 follows:

                                                               December 31,
                                                               ------------
                                                            1996         1995
                                                            ----         ----
               Federal statutory income tax rate            34.0%        34.0%
               Increase (decrease) resulting from:
                 State income taxes, net of Federal
                   tax benefit                               7.8          7.0
                 "S" Corporation income not subject
                   to Federal or state tax                 (48.6)       (42.7)
                 Other                                       6.8          1.7
                                                            ----         ----
               Effective rate                                 -- %         -- %
                                                            ====         ====

Note 9 - Unaudited proforma income tax information:

        Unaudited proforma income tax information as if the Company had been a "C" Corporation subject to Federal and state income taxes follows:

                                       Six Months Ended          Year Ended
                                            June 30,            December 31,
                                        1997      1996         1996      1995
                                      --------  --------     -------   --------
          Income before income
            taxes                     $179,256  $162,379     $25,707   $283,602
                                      --------  --------     -------   --------
          Pro forma provision
            for income taxes           (73,000)  (66,000)    (10,000)  (115,000)
                                      --------  --------     -------   --------
          Pro forma net income        $106,256  $ 96,379     $15,707   $168,602
                                      ========  ========     =======   ========

Note 10- Subsequent events:

        Effective September 22, 1997, the Company's stockholders sold all of the outstanding common stock of the Company to BCAM International, Inc. ("BCAM"), a publicly-held software technology and consulting company, for cash and other consideration.

        On September 22, 1997, the Company entered into a new $4,500,000 revolving credit facility and a $1,000,000 term loan with the Bank (see Notes 4 and 5). Under the terms of the revolving credit facility, the Company may borrow a maximum of 80% of eligible accounts receivable, as defined, and 35% of eligible inventory, as defined. Such borrowings bear interest at the prime rate plus 1.5%, payable monthly. Principal payments are not required under the revolving credit facility until expiration on September 30, 1999. Borrowings under the revolving credit facility and the term loan are secured by substantially all of the Company's assets and guaranteed by BCAM.

                              DREW SHOE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

        The agreement contains various restrictive covenants including net worth requirements, limitations on dividends and distributions, limitations on transactions with affiliates, as defined, and the maintenance of a debt service coverage ratio.

                      INTRODUCTION TO UNAUDITED PRO-FORMA
                              FINANCIAL INFORMATION

      On September 22, 1997 the Company acquired Drew Shoe for approximately $4.7 million plus the assumption of liabilities. The purchase price was paid by delivery to the two shareholders of Drew Shoe of an aggregate of $3,882,000 in cash, promissory notes in the aggregate principal amount of $400,000 and by delivery of an aggregate of 375,000 unregistered shares of the Company's Common Stock to one seller (valued at approximately $1.20 per share to reflect a discount for lack of registration). The promissory notes bear an interest rate of 8% per annum, are due on September 19, 1999, and are payable in twenty-four
(24) equal monthly installments aggregating $8,333.34 (plus interest) with final payments due in the twenty-fifth (25th) month aggregating $200,000.

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. In addition Drew Shoe operates retail shoe specialty stores. The Company has accounted for its acquisition of Drew Shoe under the purchase method of accounting. Under such method, the purchase price paid plus costs of the acquisition are allocated to the assets and liabilities of the acquired company based on the estimated fair value of assets and liabilities acquired. The remaining amount, if any, is allocated to goodwill. At September 30, 1997, a preliminary estimate of the fair value of assets and liabilities has been made based upon data which is preliminary and subject to change. Based upon such preliminary evaluation at September 30, 1997, there is not a material amount of goodwill to be recorded in the acquisition of Drew Shoe.

In order to fund the acquisition of Drew Shoe and provide working capital to the Company, on September 19, 1997, the Company issued subordinated convertible notes in the aggregate amount of $6,000,000 (the "Convertible Notes"). The Convertible Notes are due on September 19, 2002, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes in which case the annual interest rate becomes 13% with semi-annual compounding. The pro-forma financial information has been prepared assuming the payment of cash interest of 10%.

      In addition, the Company issued to the noteholders Non-Redeemable Warrants to purchase 2,400,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002. The Company has allocated approximately $1,500,000 of the $6,000,000 received from the sale of the Convertible Notes and Warrants as the estimated value of the detachable warrants. Such amount is being amortized over the five year term of the Convertible Notes in the accompanying pro-forma financial information.

      Simultaneously with the acquisition, Drew Shoe entered into a $5.5 million credit facility with a commercial bank (guaranteed by the Company) which is further described in Note 4 to the condensed consolidated financial statements of the Company at September 30, 1997. Approximately $3.7 million is outstanding under this agreement at the date of acquisition.

      The pro-forma financial data set forth below shows the unaudited pro-forma results of operations assuming that the Company had purchased Drew Shoe as of the beginning of each period shown. This information is derived from the audited financial statements of the Company (consolidated) and of Drew Shoe for the year ended December 31, 1996 and the unaudited financial statements of the Company for the nine months ended September 30, 1997 (all, appearing elsewhere in this Prospectus) as well as the unaudited financial statements of Drew Shoe for the nine months ended September 30, 1997 (not presented herein). This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges which are discussed in Notes 3 and 5 of the unaudited condensed consolidated financial statements of the Company as of and for the period ended September 30, 1997 and in "Special Risk Factors") and the amortization of preliminary fair value adjustments principally for increased depreciation. The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses to offset anticipated profits from Drew Shoe.

                            BCAM International, Inc.
      Condensed Consolidated Pro-Forma Statement of Operations (Unaudited)
                  For the nine months ending September 30, 1997

                                         BCAM           DREW       Pro-Forma Adjustments     Pro-Forma
                                         ----           ----       ---------------------     ---------
                                                                   dr.            cr.
Revenues                              $   418,000   $ 11,484,000   $              $       $ 11,902,000
Cost of Sales                             214,000      6,952,000       26,000 h              7,192,000
                                      -----------   ------------   ----------     ------  ------------
Gross Profit                              204,000      4,532,000       26,000                4,710,000

Selling, general and admin              1,808,000      4,144,000        6,000 g              5,958,000
                                                                       27,000 h                 27,000
Research and development                   80,000             --                                80,000
                                      -----------   ------------   ----------     ------  ------------
Income (loss) from operations          (1,684,000)       388,000       59,000         --    (1,355,000)

Other income (expense):
         Interest and other income         18,000         36,000                                54,000
         Interest and financing cost      (35,000)      (269,000)     213,000 a               (517,000)
                                                                      100,000 b               (100,000)
                                                                       24,000 c                (24,000)
                                                                      425,000 d               (425,000)
                                                                       21,000 e                (21,000)
                                                                       53,000 f                (53,000)
total other (expense)                     (17,000)      (233,000)     836,000               (1,086,000)
                                      -----------   ------------   ----------     ------  ------------

Income (loss) before tax               (1,701,000)       155,000      895,000         --    (2,441,000)

Provision for taxes (note 3)                   --             --           --         --
                                      -----------   ------------   ----------     ------  ------------

Net income (loss)  (excluding
         non recurring charges)       $(1,701,000)  $    155,000   $  895,000     $   --  $ (2,441,000)
                                      ===========   ============   ==========     ======  ============
Weighted Average Shares                                                                     16,475,000
                                                                                          ============
Net loss per share (excluding
         non-recurring charges)                                                                 ($0.15) (i)
                                                                                                 =====

PRO-FORMA ADJUSTMENTS:
----------------------

(a) To amortize deferred financing costs for the value of detachable warrants issued in connection with convertible notes as follows: $1.5 million divided by 5 year term of notes = $300,000 ($213,000 for 8.5 months).
(b) To amortize deferred financing costs for the convertible notes over 5 years; $697,000 divided by 5 = $140,000 ($100,000 for 8.5 months).
(c) To amortize the estimated BankOne financing costs - $100,000 divided by 3 = $33,000 ($24,000 for 8.5 months).
(d) To reflect interest expense on convertible notes - $6,000 times 10% = $600,000 ($425,000 for 8.5 months).
(e) To reflect interest cost for 8% Notes payable to former Drew Shoe shareholders (approximately $30,000) ($21,000 for 8.5 months).
(f) To reflect incremental increase in interest rate and borrowings under BankOne Agreement (approx. $75,000/year - $50,000 for 8.5 months).
(g) To amortize goodwill over 40 years (349,000/40=$9,000) based on Drew Shoe's lengthy existence in an industry which serves basic needs which are expected to continue ($6,000 for 8.5 months).
(h) To reflect the estimated incremental increase in fixed asset depreciation of approximately $75,000 ($53,000 for 8.5 months).
(I) Weighted average shares outstanding (15,752,058) + investment banker and consultant shares (187,500 + 160,000) plus shares to seller (375,000) totals 16,474,558.

General Notes:

Note 1. The Company has identified certain cost savings and is evaluating other cost savings measures for implementation at Drew Shoe. The Company has not reflected any such cost savings in this pro-forma information because the specific identification of savings, net of new investments, is not yet finalized.

Note 2. The Company has excluded from this pro forma information non-recurring charges related to the issuance of the acquisition financing and the preferred stock issued by a subsidiary (See Item 5 a (I) and (ii). Such charges include:

   a. Non recurring charge to Minority Interests for imputed
      dividend to minority shareholders of subsidiary to be
      recorded in the third quarter ended September
      1997, approximately.                                          $500,000

   b. Non recurring charge to interest and financing costs as a result of imputed interest in connection with the
      issuance of convertible notes and warrants to be amortized
      over 12 months ending September 19, 1998, approximately.    $5,925,000

   c. Non recurring charge to write off costs associated with       $155,000
      proposed financings which the Company decided not to complete.

Note 3. The Company has not included a pro forma income tax provision because it will consolidate Drew Shoe for tax purposes and utilize existing net operating losses of the Company against any anticipated profits of Drew Shoe. While such net operating losses are subject to limitations as to their usage, the Company believes that it will have sufficient available net operating losses to offset the anticipated profits of Drew Shoe in the near term. Also, based on the existing results of operations and additional cash interest on a recurring basis, the consolidated company is likely to be generating additional pretax losses in the near term.

                            BCAM International, Inc.
      Condensed Consolidated Pro-Forma Statement of Operations (Unaudited)
                      For the year ending December 31, 1996

                                                   BCAM           DREW       Pro-Forma Adjustments       Pro-Forma
                                                   ----           ----       ---------------------       ---------
                                                                             dr.          cr.
Revenues                                       $    605,000   $ 14,609,000                             $ 15,214,000
Cost of Sales                                       273,000      9,147,000      37,500 h                  9,457,500
                                               ------------   ------------   ---------    ---------   -------------
   Gross Profit                                     332,000      5,462,000      37,500                    5,756,500

Selling, general and admin                        1,802,000      5,178,000       9,000 g                  7,026,500
Research and development                             98,000                                                  98,000
                                               ------------   ------------   ---------    ---------   -------------
   Income (loss) from operations                 (1,372,000)       284,000      28,500                   (1,172,000)

Other income (expense):
         Interest and other income                   68,000                                                  68,000
         Interest and financing cost                (14,000)      (259,000)    300,000 a                   (573,000)
                                                                               140,000 b                   (140,000)
                                                                                33,000 c                    (33,000)
                                                                               600,000 d                   (600,000)
                                                                                30,000 e
                                                                                75,000 f                    (75,000)
                                               ------------   ------------   ---------    ---------   -------------
   total other (expense)                             54,000       (259,000)  1,178,000                   (1,353,000)
                                               ------------   ------------   ---------    ---------   -------------

Income (loss) before tax                         (1,318,000)        25,000   1,206,500                   (2,525,000)

Provision for taxes (note 3)
                                               ------------   ------------   ---------    ---------   -------------
Net income (loss) (excluding
         non-recurring charges)                $ (1,318,000)  $     25,000   1,206,500                ($  2,525,000)
                                               ------------   ------------   ---------    ---------   -------------

Weighted Average Shares                                                                                  16,600,000
                                                                                                         ----------

Net loss per share                                                                                           ($0.15)(i)

PRO-FORMA ADJUSTMENTS:
----------------------

(a) To amortize as additional interest the value of detachable warrants issued in connection with convertible notes as follows: $1.5 million divided by 5 year term of notes = $300,000
(b) To amortize deferred financing costs for the convertible notes over 5 years: $697,000 divided by 5 = $140,000
(c) To amortize the estimated BankOne financing costs - $100,000 divided by 3 = $33,000
(d) To reflect interest expense on convertible notes - $6,000,000 times 10% = $600,000 (e) To reflect interest cost for 8% Notes payable to former Drew Shoe shareholders (approximately $30,000)
(f) To reflect incremental increase in interest rate and borrowings under BankOne loan (approx. $75,000/year)
(g) To amortize goodwill over 40 years (349,000/40 = $9,000), based on Drew Shoe's lengthy existence in an industry which serves basic needs which are expected to continue.
(h) To reflect the estimated incremental increase in fixed asset depreciation of approximately $75,000
(i) Weighted average shares outstanding (15,954,733) plus investment banker and consultant shares (1187,500 + 160,000) plus shares to seller (375,000) totals 16,600,000.

General Notes:

Note 1. The Company has identified certain cost savings and is evaluating other cost savings measures for implementation at Drew Shoe. The Company has not reflected any such cost savings in this pro-forma information because the specific identification of savings, net of new investments, is not yet finalized.

Note 2. The Company has excluded from this pro forma information non-recurring charges related to the issuance of the acquisition financing and the preferred stock issued by a subsidiary (See Item 5 a (I) and (ii). Such charges include:

       a. Non recurring charge to Minority Interests for imputed
          dividend to minority shareholders of subsidiary to be
          recorded in the third quarter ended September 1997,
          approximately.                                              $500,000

       b. Non recurring charge to interest and financing costs
          as a result of imputed interest in connection with the
          issuance of convertible notes and warrants to be
          amortized over 12 months ending September 19, 1998,
          approximately.                                            $5,925,000

Note 3. The Company has not included a pro forma income tax provision because it will consolidate Drew Shoe for tax purposes and utilize existing net operating losses of the Company against any anticipated profits of Drew Shoe. While such net operating losses are subject to limitations as to their usage, the Company believes that it will have sufficient available net operating losses to offset the anticipated profits of Drew Shoe in the near term. Also, based on the existing results of operations and additional cash interest on a recurring basis, the consolidated company is likely to be generating additional pretax losses in the near term.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 1. Indemnification of Directors and Officers. Sections 721 through 725 of the New York Business Corporation Law provide that New York corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in such actions, suits or proceedings. Article Seventh of the Company's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company generally in accordance with New York law.

      Section 721 of the New York Business Corporation Law permits a corporation to enter into agreements with its directors and officers providing for indemnification for actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors or officers, against expenses incurred in such actions, suits or proceedings, provided, however, that no such indemnification may be provided if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Pursuant to such authority, the Company has entered into an agreement with each of its current directors indemnifying them to the maximum extent permitted by Section 721. The agreement provides for the indemnification of these individuals against any and all civil or criminal actions or proceedings brought as a result of such individual being a director or officer of the Company and any judgments and amounts paid in settlement costs and expenses, including reasonable attorneys fees. No indemnification may be made, however, if a judgment or final adjudication establishes that the individual committed acts in bad faith or with deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained financial profit or other advantage to which he was not legally entitled. Such indemnification shall be made only by the Board acting with a quorum consisting of directors who are not parties to the action in question, or by independent legal counsel, or by the stockholders and in all cases only after a finding that the applicable standard of conduct has been met.

      Under Section 722(a), the corporation may indemnify any director or officer in any action (other than an action by or in the right of the corporation) brought against him by reason of the fact that he, his testator or intestate was a director or officer of the corporation, or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation. Indemnification may be given for judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer is shown to have acted in good faith, in furtherance of a purpose believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, to have had no reason to believe such conduct was unlawful.

Section 722(c) of the New York Business Corporation Law provides for permissive indemnification by the corporation of directors and officers, sued by or in the right of the corporation, against reasonable expenses including attorney's fees unless the director or officer is found to have breached his duty to the corporation under Section 717 or Section 715(h) of the Business Corporation Law, respectively. Amounts paid under this section may not include amounts paid in settlement of a threatened or pending action and expenses incurred in defense of a threatened action or settlement of a pending action without court approval.

      Indemnification may be by court order under Section 724 or by approval of the corporation in the manner set forth in the statute. Under Section 723(a), success on the merits or otherwise entitles the director or officer to indemnification under Section 722. If not wholly successful, indemnification shall be made by the corporation only if a quorum of the board, not including parties to the action, finds that the standards of Section 722 have been met. If a quorum cannot be obtained, approval may be by the board upon (i) the opinion of independent legal counsel or (ii) a determination by the stockholders that the standards of conduct have been met by the director or officer. Expenses may be paid in advance if authorized by one of the methods discussed above. Under
Section 724, if the corporation fails to provide indemnification, the director or officer may apply to the court and may receive indemnification to the extent authorized under Section 722. Expenses may also be advanced if the court finds the defendant director or officer to have raised genuine issues of fact or law. Expenses advanced must be repaid to the corporation if (i) the director or officer has not met the applicable standard which entitles him to indemnification or (ii) if he has been paid in excess of the amount to which he is entitled. Indemnification may not be made if it is inconsistent with the corporation's certificate, by-laws, board resolutions or agreements or a condition imposed by the court in approving a settlement.

      The New York Business Corporation Law permits a corporation through its certificate of incorporation to prospectively eliminate or limit the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which the director personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company's Restated Certificate of

Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 2. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with this offering are as follows:

Accounting fees and expenses ....................................   $20,000

Legal fees and expenses..........................................   $20,000

Printing and Miscellaneous expenses..............................   $10,000
                                                                    -------

TOTAL............................................................   $50,000
                                                                    =======

ITEM 3. RECENT FINANCINGS

      Recent Sales of Unregistered Securities included:

      (I) PREFERRED STOCK OF BCA SERVICES, INC. ("BCA"), A SUBSIDIARY OF THE REGISTRANT - On July 22, 1997 BCA Services, Inc. ("BCA"), a previously wholly-owned subsidiary of BCAM International, Inc. (the "Company"), commenced an Offering (the "Offering") to sell up to 150 shares of BCA's Convertible Preferred Stock (the "Preferred Stock") for a total consideration of $1.5 million in a private offering to accredited investors.

      The Preferred Stock is convertible into shares of the Company's Common Stock ("Common Stock") at a price equal to 70% of the average closing bid price of the Common Stock over a three day trading period ending on the day preceding the conversion date (the "Variable Conversion Price"). The Conversion Price may not be greater than 100% of the Variable Conversion Price on the first closing date (the "Fixed Conversion Price"). The Fixed Conversion price is $0.6563. On the first anniversary of the closing date, all outstanding shares of Preferred Stock must be converted into shares of Common Stock of the Company.

      In addition, for each 50 shares of Preferred Stock sold, each purchaser received Non-Redeemable Class BB Warrants to purchase up to 25,000 shares of Common Stock per $500,000 raised, exercisable at a rate of 110% of the Variable Conversion Price on the first closing date. The warrants have a term of five years and the Common Stock underlying the warrants contain registration rights.

      Pursuant to the terms of the Offering, the Company divided the Offering into three tranches. The first tranche, to purchase 50 shares of Preferred Stock for $500,000, closed on July 24, 1997; the second tranche to purchase 50 shares of Preferred Stock for $500,000, closed on September 8, 1997. The Company has until November 7, 1997 to draw down the third tranche, presuming effectiveness of a registration statement (see below). The purchasers of the securities issued under the first two tranches were two institutional investors including Autost Anstalt Schaau, which purchased a total of 50 shares of Preferred Stock and warrants to purchase 25,000 shares of common stock, and UFH Endowment, Ltd., which also purchased a total of 50 shares of Preferred Stock and warrants to purchase 25,000 shares of common stock.

      On September 18, 1997, BCA closed a separate offering of its Preferred Stock plus warrants for $200,000 on similar terms and conditions as the Offering (excluding the fixed conversion feature and certain fees). As a result of this offering, 20 shares of Preferred Stock (convertible into the Company's common stock at $0.9331 per share) were issued, along with Non-Redeemable Class CC Warrants to purchase up to 10,000 shares of Common Stock (at $1.0264 per share). The purchasers of the securities were Arcadia Mutual Fund, which purchased 15 shares of Preferred Stock and warrants to purchase 7,500 shares of the Company's common stock, and David Morgenstern, who purchased 5 shares of Preferred Stock and warrants to purchase 2,500 shares of the Company's common stock.

      The Registrant claims exemption from registration of this placement by virtue of Section 4(2) of the Securities Act of 1933.

      The two private placements of BCA preferred stock were made with the assistance of a placement agent, Corporate Capital Management, who charged a commission of 8% in fees and 2% in expenses plus warrants to purchase up to 75,000 (50,000 of which have been issued in conjunction with the first two tranches) shares of common stock of the Registrant at approximately $0.66 per share, for five years for the first offering and 6% in fees and no warrants for the second offering.

      The Preferred Stock contained a penalty provision permitting redemption, together with penalties, at the option of the holder if the underlying common stock is not registered under an effective registration statement prior to approximately January 4, 1998. A separate economic penalty (increased interest of 3% per month retroactive to July 24, 1997 and continuing until effectiveness) would be triggered by the absence of effectiveness of a registration statement relating to the shares underlying the conversion feature by November 4, 1997. On November 12, 1997, the Company's registration statement with the Securities and Exchange Commission was declared effective. The preferred shareholders have waived any penalties related to the additional eight days to register the underlying stock.

      In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued which requires accounting for securities issued which are convertible into common stock at a value which is "in the money" at the date of issuance (such as the preferred stock described above and the acquisition financing described below). This accounting requires that such value be charged to operations (based upon the traded market price, without discount, compared to the conversion amount) in the case of a convertible note or to retained earnings as a dividend in the case of a preferred stock, over a period reflecting the shortest period in which the investor has to exercise and under the most favorable terms to the investor. Because the securities issued are those of a subsidiary, but are convertible into shares of the Company, the Company expects to record the preferred stock of the subsidiary as "minority interests" in the consolidated financial statements. Then, the Company will immediately charge approximately $500,000 related to the "in the money" conversion feature for amounts drawn down in the quarter ended September 30, 1997 to Minority Interests. Additional charges would occur if and when the third tranche is drawn down in the fourth quarter of 1997. See pro-forma financial statements and related notes.

      (II) ACQUISITION FINANCING - In order to fund the acquisition of Drew Shoe and provide working capital to the Company, On September 19, 1997, the Company issued subordinated convertible notes to eight investors in the aggregate amount of $6,000,000 (the "Convertible Notes"). The Convertible Notes are due on September 19, 2002, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes in which case the annual interest rate becomes 13% with semi-annual compounding. The Convertible Notes require the Company to maintain compliance with certain financial covenants including maintenance of minimum levels of interest coverage and net worth (as defined).

      In addition, the Company issued to the noteholders Non-Redeemable Class DD Warrants to purchase 2,400,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002.

      The market value of the Company's common stock on the Nasdaq SmallCap market on the date of the transaction was approximately $1.50.

      The purchasers of the securities are set forth in the following table:

                                           Common shares     Common shares
Name of purchaser           Amount paid      issuable        under warrants
-----------------           -----------    -------------     --------------
Impleo, LLC                 $5,000,000      6,250,000          2,000,000
621 Partners                   150,000        187,500             60,000
R. Weil & Associates           155,000        193,750             62,000
David M. Kirr                  165,000        206,250             66,000
Terry B. Marbach               165,000        206,250             66,000
Gregg T. Summerville           165,000        206,250             66,000
Ralph Weil                     100,000        125,000             40,000
Joseph Schueller               100,000        125,000             40,000
                            ----------      ---------          ---------
                            $6,000,000      7,500,000          2,400,000
                            ==========      =========          =========

      Kirr Marbach & Company, LLC, a registered investment advisor, is the managing general partner of 621 Partners, Appleton Associates and R. Weil & Associates, and together with Messrs Kirr, Marbach and Summerville may be deemed to constitute a group within the meaning of Regulation 13D-G.

      The private placement of convertible notes and warrants to Impleo, LLC was made with the assistance of an investment banker, Josephberg Grosz and Company, who charged a cash fee of 6% ($300,000) of proceeds plus certain shares of common stock, and warrants to purchase shares of common stock, of the Registrant. The remaining $1,000,000 of proceeds was not subject to a commission. The Registrant refers the reader to "Item 5. (f) Shares, warrants and options granted in connection with the acquisition of Drew Shoe and related acquisition financing", regarding non-cash fees paid.

      As a result of the accounting described in the last paragraph of Item 5(i) above, the Company expects to charge to Interest and Financing costs in the Consolidated Financial Statements approximately $5,925,000 (representing the "in the money" value of the conversion feature measured at the date of issuance) over the one year period preceding the earliest date of conversion. The Company also plans, under generally accepted accounting principles, to allocate approximately $1,500,000 as the estimated value of the detachable warrants issued in connection with the convertible notes, which amount will be amortized over the five year term of the convertible notes. These charges will be in addition to amortization of deferred financing costs (estimated to approximate $300,000) over the five year term of the Convertible Notes. See pro-forma financial statements including footnote c on S-2 and General Note 2 on S-4 and S-6.

Since December of 1996, the Company has completed the following financings for working capital purposes:

ITEM 4. EXHIBITS

3.1   Restated Certificate of Incorporation(1)
3.2   Restated and Amended By-Laws(1)
3.3   Amendment to Certificate of Incorporation(12)
3.4   Amendment to Certificate of Incorporation of BCA Services, Inc.(19)
4.1   Underwriter's Unit Purchase Option(4)
4.2   Finder's Unit Purchase Option(4)
4.3   Warrant Agreement(4)
4.4   Form of Senior Secured Convertible Promissory Note(5)
4.5   Form of Class C Common Stock Purchase Warrant(5)
4.6   Form of Class D Common Stock Purchase Warrant(5)
4.7   Revised Form of Amendment No. 1 to Warrant Agreement(7)
4.8   Revised Form of Class E Common Stock Purchase Warrant(7)
5.1   Opinion of Rivkin, Radler & Kremer (14)
5.2   Opinion of Ruskin, Moscou, Evans & Faltischek P.C. (20)
10.1  Stock Redemption Agreement(1)
10.2  1989 Stock Option Plan(1)
10.3  Employment Agreement with Dr. Clifford M. Gross(1)
10.4  Employment Agreement with Arthur Fein (1)
10.5  Bridge Warrant(1)
10.6  Bridge Note and Related Loan Agreement(1)
10.7  Consulting Agreement with Lear Siegler Seating Corporation(1)
10.8  Extension Agreement to Redemption Agreement (Exhibit 10.1)
10.9  Consulting Agreement dated August 1, 1988 with NRC Resources Group,
      Inc.(1)
10.10 General Release of NRC Resources Group, Inc.(1)
10.11 Mortgage Note and Related Loan Agreement and Mortgage and Security Agreement(1)
10.12 Second Extension Agreement to Redemption Agreement(4)
10.13 Merger and Acquisition Agreement with D.H. Blair & Co., Inc.(4)
10.14 1989 Nonstatutory Stock Option Plan(2)
10.15 Consulting Agreement with D.H. Blair & Co., Inc.(4)
10.16 Consulting Agreement with Steelcase, Inc.(2)
10.17 License and Manufacturing Agreement with MicroComputer Accessories,
      Inc.(4)
10.18 Employment Agreement with Cynthia Roth(4)
10.19 Employment Agreement with Kenneth Goodman(4)
10.20 Form of Employment Agreement with Ava Stern(4)
10.21 Form of Employment Agreement with William Sirois(4)
10.22 Lease Of Premises at 1800 Walt Whitman Road, Melville, New York(4)
10.23 Consulting Agreement dated as of February 1, 1990 with NRC Resources Group, Inc.(4)
10.24 Underwriting Agreement (for IPO) with D.H. Blair & Co., Inc.(4)
10.25 Securities Purchase Agreement dated June 25, 1991 among the Company, the Purchasers and D.H. Blair & Co., Inc.(5)
10.26 Security Agreement dated as of June 25, 1991 between the Company and D.H. Blair & Co., Inc., as Purchasers' Representative(5)
10.29 Employment Agreement dated as of June 20, 1991 between David A. Deutsch and the Company(5)
10.30 Letter of Understanding between Kenneth A. Goodman and the Company(5)
10.31 Employment Agreement dated as of August 1, 1991 between Joel Sher and the Company(5)
10.32 Amendment to 1989 Stock Option Plan(5)
10.33 Distributor Agreement with Techexport, Inc.(3)
10.34 Partnership Agreement dated December 28, 1992 for Ergonomics Solutions Group (ESG)(8)

10.35 License Agreement dated December 28, 1992, between the Company and ESG(8)
10.36 Development and Licensing Agreement dated March 5, 1993 between the Company and McCord Winn Textron Inc.(8)
10.37 Agreement dated August 22, 1992 between the Company and PT Industries Pesawat Terbang Nusantra (IPTN)(8)
10.38 Further Amendments to 1989 Stock Option Plan(8)
10.39 Amendment to Development and Licensing Agreement dated October 27, 1993 between the Company and McCord Winn Textron(9)
10.40 Investors Consulting Agreement with Strategic Growth International Inc.(9)
10.41 Agreement dated December 22, 1993 between the Company and PT Industries Pesawat Terbang Nusantra (IPTN)(9)
10.42 Agreement dated September 29, 1993 between the Company, McCord Winn Textron, Inc. and Lear Seating Company(9)
10.43 Development and Licensing Agreement dated January 4, 1994 between the Company and Reebok International Ltd.(9)
10.44 License Agreement dated September 28, 1994 between the Company and Lumex, Inc.(10)
10.45 Employment Agreement dated October 13, 1994 between Michael Strauss and the Company(10)
10.46 Letter Agreement dated February 15, 1996, between the Company and McCord Winn Textron, Inc. to extend the Development and License Agreement dated March 5, 1993(13)
10.47 Amendment to Employment Agreement between Michael Strauss and the Company(12)
10.48 1995 Stock Option Plan(12)
10.49 Amendment letter of agreement dated August 15, 1996 between the Company and McCord Winn Textron, Inc.(15)
10.50 Letter of agreement terminating the September 28, 1994, Development and License Agreement between the Company and Lumex, Inc.(15)
10.51 Letter of Agreement with Josephberg & Grosz to provide the Company investment banking services(15)
10.52 Stock Purchase Agreement between the Company and the owners of Drew Shoe Corporation(15)
10.53 Private Placement Memorandum dated January 15, 1997(16)
10.54 Registration Rights Agreement dated July 15, 1997(16)
10.55 Consulting agreement with Strategic Growth International dated October 4, 1996(16)
10.56 Consulting agreement with R.J. Falkner & Co.(16)
10.57 Consulting agreement with Deltasite Communications Corp(16)
10.58 Consulting agreement with Imin Kao(16)
10.59 Letters of agreement with Charles Schuyler and Frank Shyjka dated July 23, 1997 extending the deadline for the closing of the Drew Shoe Acquisition as outlined in the Purchase Agreement dated March 20, 1997 from March 28, 1997 to September 15, 1997(17)
10.60 First Addendum to Stock Purchase Agreement (17)
10.61 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Charles Schuyler (18)
10.62 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Frank Shyjka (18)
10.63 Form of 10%/13% Convertible Subordinated Note (18)
10.64 Form of Warrant Agreement (18)
10.65 Form of Registration Agreement (18)
10.66 Form of Subordination Agreement (18)
10.67 Loan and Security Agreement dated as of September 19, 1997 between Bank One, National Association and Drew Shoe Corporation. (18)
10.68 Guarantee agreement by BCAM International, Inc. of obligation of Drew Shoe Corporation to Bank One, National Association. (18)
10.69 Form of Revolving Note Agreement with Bank One, National Association (18)
10.70 Term Loan Agreement with Bank One, National Association (18)
10.71 Employment Agreement dated September 19, 1997 between Charles Schuyler and the Company (19)
10.72 Employment Agreement dated September 19, 1997 between Frank Shyjka and the Company (19)
10.73 Employment Agreement dated September 19, 1997 between Larry R. Martin and the Company (19)
21.00 Subsidiaries of the Company(11)
24.1  Consent of Rivkin, Radler & Kremer - included in Exhibit 5.1(14)

24.2  Consent of Ernst & Young LLP(14)
24.3  Consent of Ernst & Young LLP(20)
24.4  Consent of J.H. Cohn LLP(20)
25.1  Power of Attorney executed by Robert P. Wong(14)
25.2  Power of Attorney executed by Julian H. Cherubini(14)
25.3  Power of Attorney executed by Lawrence N. Cohen(14)
25.4  Power of Attorney executed by Joel L. Gold(14)
25.5  Power of Attorney executed by Glenn F. Santmire(14)

----------

(1) Filed as an Exhibit to Registrant's Registration Statement on Form S-18 (file no. 33-31282) and incorporated herein by reference thereto.
(2) Filed as an Exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (file no. 0-18109) and incorporated herein by reference thereto.
(3) Filed as part of Item 14 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (file no. 0-18109) and incorporated herein by reference thereto.
(4) Filed as an Exhibit to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(5) Filed as an Exhibit to Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(6) Filed as an Exhibit To Post-Effective Amendment No. 2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(7) Filed as an Exhibit to Post-Effective Amendment No. 3 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(8) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992 (file no. 0-18109) and incorporated herein by reference thereto.
(9) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993 (file no. 0-18109) and incorporated by reference thereto.
(10) Filed as an Exhibit to Registrant's Form 10-QSB/A filed December 5, 1994 amending the Form 10-QSB for the quarterly period ended September 30, 1994 (file no. 0-18109) and incorporated by reference thereto.
(11) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 (file no. 0-18109) and incorporated by reference thereto.
(12) Filed as an Exhibit to Registrant's Form 10-QSB for the quarterly period ended June 30, 1995 (file no. 0-18109) and incorporated by reference thereto.
(13) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (file no. 0-18109) and incorporated by reference thereto.
(14) Filed as an Exhibit to Post-Effective Amendment No. 7 on Form SB-2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(15) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (file no. 0-18109) and incorporated by reference thereto.
(16) Filed as an Exhibit to Registrant's Post-Effective Amendment No. 13 on Form SB-2 to Registrant's Registration Statement filed on September 4, 1997 and incorporated herein by reference thereto
(17) Filed as an Exhibit to Registrant's Current Report on Form 8-K filed on September 30, 1997 (file no. 0-18109) and incorporated herein by reference thereto
(18) Filed as an Exhibit to Form 8-K/A filed by the Registrant on October 29, 1997 and incorporated herein by reference thereto.
(19) Filed as an Exhibit to Registrant's Registration Statement on Form S-3/A filed on October 31, 1997 and incorporated herein by reference thereto.
(20)  Filed herewith.

ITEM 5. UNDERTAKINGS. Undertakings Required by Regulation S-B, Item 512 (a):

      THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a) (3) of the 1933 Act;

                  (ii) to reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any additional or changed material information on the plan of distribution.

            (2) That, for determining liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

            (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

          Undertaking Required by Regulation S-B, Item 512 (e):

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on behalf of the undersigned in the County of Suffolk, State of New York, on the __th day of December, 1997.

                                       BCAM INTERNATIONAL, INC.


                                       By: /s/ Michael Strauss
                                           ----------------------------------
                                           Michael Strauss
                                           Chairman of the Board, President
                                           and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Michael Strauss and Kenneth C, Riscica with full power of substitution to execute in the name of such person and to file any Amendment or Post-Effective Amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Michael Strauss and Kenneth C. Riscica with full power of substitution, attorney-in-fact to sign and to file any amendment and Post-Effective Amendment to this Registration Statement.

       SIGNATURE                         TITLE                      DATE
       ---------                         -----                      ----

    PRINCIPAL EXECUTIVE OFFICER:

/s/ Michael Strauss              Chairman of the Board,       December 30, 1997
--------------------------       President, Chief
Michael Strauss                  Executive Officer and
                                 Director

    PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ Kenneth C. Riscica           Vice President - Finance,    December 30, 1997
--------------------------       Chief Financial Officer,
Kenneth C. Riscica               Treasurer and Secretary
                                 (since October 15, 1997)

    ADDITIONAL DIRECTORS:

/s/ Robert P. Wong               Vice Chairman of the Board,   December 30, 1997
--------------------------       Chief Technology Officer
Robert P. Wong                   (Acting Chief Financial
                                 Officer, Acting Secretary,
                                 Acting Treasurer until October
                                 15, 1997)

/s/ Norman B. Wright             Director, Vice Chairman       December 30, 1997
--------------------------       of the Board, and President
Norman B. Wright                 and CEO of the HumanCAD(R)
                                 division

/s/ Joel L. Gold                 Director                      December 30, 1997
--------------------------
Joel L. Gold

/s/ Sandra Meyer                 Director                      December 30, 1997
--------------------------
Sandra Meyer

/s/ Mark Plaumann                Director                      December 30, 1997
--------------------------
Mark Plaumann

/s/ Glenn F. Santmire            Director                      December 30, 1997
--------------------------
Glenn F. Santmire

/s/ Stephen Savitsky             Director                      December 30, 1997
--------------------------
Stephen Savitsky

/s/ Charles Schuyler             Director                      December 30, 1997
--------------------------
Charles Schuyler

                                  EXHIBIT INDEX

3.1   Restated Certificate of Incorporation(1)
3.2   Restated and Amended By-Laws(1)
3.3   Amendment to Certificate of Incorporation(12)
3.4   Amendment to Certificate of Incorporation of BCA Services, Inc.(19)
4.1   Underwriter's Unit Purchase Option(4)
4.2   Finder's Unit Purchase Option(4)
4.3   Warrant Agreement(4)
4.4   Form of Senior Secured Convertible Promissory Note(5)
4.5   Form of Class C Common Stock Purchase Warrant(5)
4.6   Form of Class D Common Stock Purchase Warrant(5)
4.7   Revised Form of Amendment No. 1 to Warrant Agreement(7)
4.8   Revised Form of Class E Common Stock Purchase Warrant(7)
5.1   Opinion of Rivkin, Radler & Kremer (14)
5.2   Opinion of Ruskin, Moscou, Evans & Faltischek P.C. (20)
10.1  Stock Redemption Agreement(1)
10.2  1989 Stock Option Plan(1)
10.3  Employment Agreement with Dr. Clifford M. Gross(1)
10.4  Employment Agreement with Arthur Fein (1)
10.5  Bridge Warrant(1)
10.6  Bridge Note and Related Loan Agreement(1)
10.7  Consulting Agreement with Lear Siegler Seating Corporation(1)
10.8  Extension Agreement to Redemption Agreement (Exhibit 10.1)
10.9  Consulting Agreement dated August 1, 1988 with NRC Resources Group,
      Inc.(1)
10.10 General Release of NRC Resources Group, Inc.(1)
10.11 Mortgage Note and Related Loan Agreement and Mortgage and Security Agreement(1)
10.12 Second Extension Agreement to Redemption Agreement(4)
10.13 Merger and Acquisition Agreement with D.H. Blair & Co., Inc.(4)
10.14 1989 Nonstatutory Stock Option Plan(2)
10.15 Consulting Agreement with D.H. Blair & Co., Inc.(4)
10.16 Consulting Agreement with Steelcase, Inc.(2)
10.17 License and Manufacturing Agreement with MicroComputer Accessories,
      Inc.(4)
10.18 Employment Agreement with Cynthia Roth(4)
10.19 Employment Agreement with Kenneth Goodman(4)
10.20 Form of Employment Agreement with Ava Stern(4)
10.21 Form of Employment Agreement with William Sirois(4)
10.22 Lease Of Premises at 1800 Walt Whitman Road, Melville, New York(4)
10.23 Consulting Agreement dated as of February 1, 1990 with NRC Resources Group, Inc.(4)
10.24 Underwriting Agreement (for IPO) with D.H. Blair & Co., Inc.(4)
10.25 Securities Purchase Agreement dated June 25, 1991 among the Company, the Purchasers and D.H. Blair & Co., Inc.(5)
10.26 Security Agreement dated as of June 25, 1991 between the Company and D.H. Blair & Co., Inc., as Purchasers' Representative(5)
10.29 Employment Agreement dated as of June 20, 1991 between David A. Deutsch and the Company(5)
10.30 Letter of Understanding between Kenneth A. Goodman and the Company(5)
10.31 Employment Agreement dated as of August 1, 1991 between Joel Sher and the Company(5)
10.32 Amendment to 1989 Stock Option Plan(5)
10.33 Distributor Agreement with Techexport, Inc.(3)
10.34 Partnership Agreement dated December 28, 1992 for Ergonomics Solutions Group (ESG)(8)
10.35 License Agreement dated December 28, 1992, between the Company and ESG(8)

10.36 Development and Licensing Agreement dated March 5, 1993 between the Company and McCord Winn Textron Inc.(8)
10.37 Agreement dated August 22, 1992 between the Company and PT Industries Pesawat Terbang Nusantra (IPTN)(8)
10.38 Further Amendments to 1989 Stock Option Plan(8)
10.39 Amendment to Development and Licensing Agreement dated October 27, 1993 between the Company and McCord Winn Textron(9)
10.40 Investors Consulting Agreement with Strategic Growth International Inc.(9)
10.41 Agreement dated December 22, 1993 between the Company and PT Industries Pesawat Terbang Nusantra (IPTN)(9)
10.42 Agreement dated September 29, 1993 between the Company, McCord Winn Textron, Inc. and Lear Seating Company(9)
10.43 Development and Licensing Agreement dated January 4, 1994 between the Company and Reebok International Ltd.(9)
10.44 License Agreement dated September 28, 1994 between the Company and Lumex, Inc.(10)
10.45 Employment Agreement dated October 13, 1994 between Michael Strauss and the Company(10)
10.46 Letter Agreement dated February 15, 1996, between the Company and McCord Winn Textron, Inc. to extend the Development and License Agreement dated March 5, 1993(13)
10.47 Amendment to Employment Agreement between Michael Strauss and the Company(12)
10.48 1995 Stock Option Plan(12)
10.49 Amendment letter of agreement dated August 15, 1996 between the Company and McCord Winn Textron, Inc.(15)
10.50 Letter of agreement terminating the September 28, 1994, Development and License Agreement between the Company and Lumex, Inc.(15)
10.51 Letter of Agreement with Josephberg & Grosz to provide the Company investment banking services(15)
10.52 Stock Purchase Agreement between the Company and the owners of Drew Shoe Corporation(15)
10.53 Private Placement Memorandum dated January 15, 1997(16)
10.54 Registration Rights Agreement dated July 15, 1997(16)
10.55 Consulting agreement with Strategic Growth International dated October 4, 1996(16)
10.56 Consulting agreement with R.J. Falkner & Co.(16)
10.57 Consulting agreement with Deltasite Communications Corp(16)
10.58 Consulting agreement with Imin Kao(16)
10.59 Letters of agreement with Charles Schuyler and Frank Shyjka dated July 23, 1997 extending the deadline for the closing of the Drew Shoe Acquisition as outlined in the Purchase Agreement dated March 20, 1997 from March 28, 1997 to September 15, 1997(17)
10.60 First Addendum to Stock Purchase Agreement (17)
10.61 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Charles Schuyler (18)
10.62 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Frank Shyjka (18)
10.63 Form of 10%/13% Convertible Subordinated Note (18)
10.64 Form of Warrant Agreement (18)
10.65 Form of Registration Agreement (18)
10.66 Form of Subordination Agreement (18)
10.67 Loan and Security Agreement dated as of September 19, 1997 between Bank One, National Association and Drew Shoe Corporation. (18)
10.68 Guarantee agreement by BCAM International, Inc. of obligation of Drew Shoe Corporation to Bank One, National Association. (18)
10.69 Form of Revolving Note Agreement with Bank One, National Association (18)
10.70 Term Loan Agreement with Bank One, National Association (18)
10.71 Employment Agreement dated September 19, 1997 between Charles Schuyler and the Company (19)
10.72 Employment Agreement dated September 19, 1997 between Frank Shyjka and the Company (19)
10.73 Employment Agreement dated September 19, 1997 between Larry R. Martin and the Company (19)
21.00 Subsidiaries of the Company(11)
24.1  Consent of Rivkin, Radler & Kremer - included in Exhibit 5.1(14)
24.2  Consent of Ernst & Young LLP(14)

24.3  Consent of Ernst & Young LLP(20)
24.4  Consent of J.H. Cohn LLP(20)
25.1  Power of Attorney executed by Robert P. Wong(14)
25.2  Power of Attorney executed by Julian H. Cherubini(14)
25.3  Power of Attorney executed by Lawrence N. Cohen(14)
25.4  Power of Attorney executed by Joel L. Gold(14)
25.5  Power of Attorney executed by Glenn F. Santmire(14)

----------

(1) Filed as an Exhibit to Registrant's Registration Statement on Form S-18 (file no. 33-31282) and incorporated herein by reference thereto.
(2) Filed as an Exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (file no. 0-18109) and incorporated herein by reference thereto.
(3) Filed as part of Item 14 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (file no. 0-18109) and incorporated herein by reference thereto.
(4) Filed as an Exhibit to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(5) Filed as an Exhibit to Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(6) Filed as an Exhibit To Post-Effective Amendment No. 2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(7) Filed as an Exhibit to Post-Effective Amendment No. 3 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(8) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992 (file no. 0-18109) and incorporated herein by reference thereto.
(9) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993 (file no. 0-18109) and incorporated by reference thereto.
(10) Filed as an Exhibit to Registrant's Form 10-QSB/A filed December 5, 1994 amending the Form 10-QSB for the quarterly period ended September 30, 1994 (file no. 0-18109) and incorporated by reference thereto.
(11) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 (file no. 0-18109) and incorporated by reference thereto.
(12) Filed as an Exhibit to Registrant's Form 10-QSB for the quarterly period ended June 30, 1995 (file no. 0-18109) and incorporated by reference thereto.
(13) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (file no. 0-18109) and incorporated by reference thereto.
(14) Filed as an Exhibit to Post-Effective Amendment No. 7 on Form SB-2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(15) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (file no. 0-18109) and incorporated by reference thereto.
(16) Filed as an Exhibit to Registrant's Post-Effective Amendment No. 13 on Form SB-2 to Registrant's Registration Statement filed on September 4, 1997 and incorporated herein by reference thereto
(17) Filed as an Exhibit to Registrant's Current Report on Form 8-K filed on September 30, 1997 (file no. 0-18109) and incorporated herein by reference thereto
(18) Filed as an Exhibit to Form 8-K/A filed by the Registrant on October 29, 1997 and incorporated herein by reference thereto.
(19) Filed as an Exhibit to Registrant's Registration Statement on Form S-3/A filed on October 31, 1997 and incorporated herein by reference thereto.
(20)  Filed herewith.